UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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RESOURCES CONNECTION, INC.

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September 11, 2020

Dear Stockholder:

On behalf of the Board of Directors, you are cordially invited to attend the 2020 Annual Meeting of Stockholders of Resources Connection, Inc., to be held at 1:30 p.m. Pacific Time, on October 22, 2020, at the Company’s headquarters in Irvine, California. The formal Notice of the Annual Meeting appears on the following page. The attached Notice of Annual Meeting and Proxy Statement describe the matters we expect to be acted upon at the Annual Meeting.

During the Annual Meeting, stockholders will have the opportunity to ask questions. Whether or not you plan to attend the Annual Meeting, it is important your shares be represented. Regardless of the number of shares you own, please sign and date the enclosed proxy card and promptly return it to us in the enclosed postage-prepaid envelope. Alternatively, as discussed in the Question and Answer section of the Proxy Statement, you may be eligible to vote electronically over the Internet or by telephone. If you are a stockholder of record and you sign and return your proxy card without specifying your choices, your shares will be voted in accordance with the recommendations of the Board of Directors contained in the Proxy Statement.

We are actively monitoring the public health and travel safety concerns relating to the COVID-19 pandemic and the advisories and mandates being issued by federal, state and local governments and related agencies. In the event it is not possible or advisable to hold our Annual Meeting as currently planned, we may decide to hold the Annual Meeting virtually via the Internet. Please refer to the attached Notice of Annual Meeting for additional information.

We look forward to your participation at the Annual Meeting on October 22, 2020, and urge you to return your proxy card as soon as possible.

Sincerely,

Kate W. Duchene

President and Chief Executive Officer

RESOURCES CONNECTION, INC.

17101 ARMSTRONG AVENUE

IRVINE, CALIFORNIA 92614

(714) 430-6400

NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS

DATE AND TIME:	1:30 p.m., Pacific Time, on Thursday, October 22, 2020

PLACE:	Resources Connection, Inc. 17101 Armstrong Avenue, Irvine, California 92614*

ITEMS OF BUSINESS:

(1)  To vote for the election of Robert F. Kistinger, Marco von Maltzan and Jolene Sarkis to our Board of Directors, each for a three-year term expiring at the annual meeting in 2023 and until their respective successors are duly elected and qualified;

(2) To approve the 2020 Performance Incentive Plan;

(3) To ratify the appointment of RSM US LLP as the Company’s independent registered public accounting firm for fiscal 2021;

(4) To approve on an advisory basis Resources Connection, Inc.’s executive compensation; and

(5) To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

RECORD DATE:	August 24, 2020 is the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting.

PROXY VOTING:	It is important that your shares be represented and voted at the Annual Meeting. You may vote your shares by mail by completing, signing and returning the enclosed proxy card or voting instruction form, or alternatively, you may be able to vote your shares via the Internet or by telephone. Voting instructions are printed on your proxy card or voting instruction form, as applicable, and are included with the accompanying proxy statement.

*

We intend to hold the Annual Meeting in person. However, we are actively monitoring the public health and travel safety concerns relating to the COVID-19 pandemic and the advisories and mandates being issued by federal, state and local governments and related agencies. In the event it is not possible or advisable to hold our Annual Meeting in person as currently planned, we may decide to hold the Annual Meeting virtually via the Internet. In the event of any such change to a virtual-only format, we will publicly announce the decision as soon as practicable in advance of the Annual Meeting, which announcement will contain instructions on how to attend, participate in and vote at the virtual meeting, including the URL address through which a stockholder would be able to access the Annual Meeting and instructions on how to demonstrate ownership of our common stock as of the record date for the meeting. Please monitor our press releases, filings with the Securities and Exchange Commission and the “Investors” page of our website at https://ir.rgp.com for information on any change to the location of the Annual Meeting.

PROXY STATEMENT

We are sending this Proxy Statement (“Proxy Statement”) to you, the stockholders of Resources Connection, Inc. (“RGP” or “the Company”), a Delaware corporation, as part of our Board of Directors’ solicitation of proxies to be voted at our 2020 Annual Meeting of Stockholders (“Annual Meeting”) to be held on October 22, 2020, and at any postponements or adjournments thereof. This Proxy Statement and accompanying form of proxy were first sent to stockholders on or about September 11, 2020.

We are enclosing a copy of our 2020 Annual Report to Stockholders (“Annual Report”), which includes our fiscal 2020 financial statements. Our Annual Report is not, however, part of the proxy materials.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on October 22, 2020.

This Proxy Statement and our Annual Report are also available electronically on the Company’s website at https://ir.rgp.com/financials-filings/annual-reports-and-proxies. The other information on our corporate website does not constitute part of this Proxy Statement.

FORWARD LOOKING STATEMENTS

Certain statements in this Proxy Statement are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by words such as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “remain,” “should,” or “will” or the negative of these terms or other comparable terminology. In this Proxy Statement, such statements include statements regarding the expect impact of the COVID-19 pandemic on our business and operating results and the expected impact of our previously-announced operational initiatives, our restructuring activities and our growth and operational plans. The Company has made reasonable efforts to ensure that the information, assumptions and beliefs upon which this forward-looking information is based are current, reasonable and complete. Such statements and all phases of the Company’s operations are subject to known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievements and those of our industry to differ materially from those expressed or implied by these forward-looking statements. Risks and uncertainties include uncertainties regarding the impact of the COVID-19 pandemic on our business and the economy generally, our ability to successfully execute on our strategic initiatives, our ability to realize the level of benefit that we expect from our restructuring initiatives, our ability to successfully integrate any acquired companies, our ability to launch new platforms, our ability to capitalize on industry trends, and other factors and uncertainties as are identified in our most recent Annual Report on Form 10-K for the year ended May 30, 2020 and our other public filings made with the Securities and Exchange Commission (the “SEC”) (File No. 000-32113). Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business or operating results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Accordingly, there can be no assurance that the forward-looking information will occur or that objectives will be achieved. The Company does not intend, and undertakes no obligation, to update the forward-looking statements in this Proxy Statement to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, unless required by law to do so.

2020 PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. The following description is only a summary. For more complete information about these topics, please review our Annual Report, which contains our financial statements, and read the entire Proxy Statement carefully before voting.

CORPORATE HIGHLIGHTS

Marked by the COVID-19 pandemic, fiscal 2020 brought immense and unforeseen challenges, including work-from-home government mandates across the world and the global suspension of business travel. The macro-economic upheaval and continued uncertainty caused by the COVID-19 virus has reinforced the importance of one of our foundational tenants: operational agility.

Notwithstanding the disruption caused by the pandemic, we are stable – our business is steady, and our population is healthy. In fiscal 2020, our overall productivity remained relatively high. While the pandemic adversely impacted our operating results in the latter half of fiscal 2020, we had a solid start to the year. Our strong first half, coupled with our teams’ exceptional performance securing engagement extensions so we kept our consultants employed, were critical in enabling us to navigate the current economic crisis. While new projects were delayed because of the economic uncertainty, our Strategic Client Program and Key Accounts Program grew almost 15% year-over-year. Likewise, our cash flow position remained strong. We generated positive cash flow from operations and our client receivables remained stable. Given our balance sheet and liquidity position, we believe we have the financial flexibility and resources needed to operate in the current uncertain economic environment.

The impact of the COVID-19 pandemic did not just affect us and our industry. We have all been impacted. Therefore, instead of focusing exclusively on the disruption, we choose to be optimistic, search for opportunities, and focus on what we can control – such as reducing costs, further investment in digital innovation, and embracing our agile operating model and borderless talent.

•

Reducing Costs. During the first half of fiscal 2020, ahead of the pandemic, we initiated a global strategic business review which led us to exit certain markets to refocus on key clients and right-size our business by carrying out a reduction in force in the U.S. and Asia Pacific. We believe these actions have enabled us to operate with greater agility, ensure our organizational health and resilience, and weather the challenges associated with the pandemic. Additionally, during the third quarter of fiscal 2020, we performed a strategic review of our global real estate footprint and, beginning in North America and Asia Pacific, committed to a transformation plan to rationalize our physical geographic office locations and real estate spend to focus investment dollars in high growth core markets for greater impact. Specifically, we plan to shrink our real estate footprint by 26% globally through either lease termination or subleasing our current space. As a result of our efforts to shift to virtual operations in connection with office closures, we were able to seamlessly pivot to a virtual operating model when the COVID-19 pandemic hit in March. Moving into fiscal 2021, we continue our strategic business review with our focus turned to Europe. We anticipate we will substantially complete this review and restructuring in Europe in fiscal 2021.

•

Digital Innovation. Over the last few years, we completed a number of transformative enterprise initiatives including establishing a digital innovation function focusing on building and commercializing our digital engagement platform and product offerings and enhancing our consulting capabilities in the digital transformation space. In July 2019, we acquired Veracity Consulting Group, LLC (“Veracity”), a fast-growing, digital transformation firm based in Richmond, Virginia. This important strategic acquisition allows us to offer comprehensive end-to-end digital transformation solutions to clients by combining Veracity’s customer-facing offerings with our depth of experience in back-office solutions. In fiscal 2020, we continued to invest in our digital engagement platform which is on track to launch in fiscal 2021.

•

Agility and Borderless Talent. Even before the COVID-19 pandemic, we were responding to a growing marketplace trend – namely, clients choosing to address their workforce needs in more flexible ways, including project-based resources with an emphasis on business agility. Permanent personnel positions are being reduced as clients engage agile talent for project initiatives and transformation work. We are responding to our multinational clients’ needs for a service provider that can partner with them on a global basis to provide premier talent – whether it be virtually or in person – through one integrated service platform. We believe our business model and corporate philosophy make us ideally positioned to capitalize on the confluence of the industry trends.

While the impact of the pandemic and the resulting restrictions have undoubtedly caused disruptions in the U.S. and global economy and may continue to unsettle financial markets and global economic activities, we have embraced the required restrictions, been resourceful in bringing solutions to our clients, and above all else, remained agile. During this unprecedented fiscal year, and always, we thank you, our stockholders, for your continued support.

FINANCIAL METRICS

•	We achieved revenue of $703.4 million for fiscal 2020 (which represents a 3.5% decrease year-over-year);

•	We generated $28.3 million in net income for fiscal 2020, after restructuring costs of $5 million;

•

We achieved Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, plus stock-based compensation expense, restructuring costs, and plus or minus contingent consideration adjustments) of $59.9 million for fiscal 2020(1);

•	We achieved an Adjusted EBITDA Margin of 8.5% for fiscal 2020(2);

•	We generated diluted earnings per share of $0.88 for fiscal 2020, reflecting an $0.11 per diluted share impact from the restructuring costs; and

•	We retained 100% of our top 50 clients from fiscal 2019 in fiscal 2020.

The 3.5% decline in revenue in fiscal 2020 reflected the adverse impact of the COVID-19 pandemic and, particularly in North America, the wind-down of project revenue related to lease accounting implementation and other large projects. Nonetheless, our financial position remains strong. Since our inception, we have generated positive cash flow from operations, and we continued to do so in fiscal 2020, with $49.5 million net cash provided by operating activities. As of May 30, 2020, we had cash and cash equivalents of $95.6 million, including $31.7 million held in international operations. In addition to cash provided by operations, our source of liquidity is a $120 million secured revolving credit facility (the “Facility”) with Bank of America, under which we had $30.7 million of availability for borrowing as of May 30, 2020. On September 3, 2020, we amended our credit agreement with Bank of America, which among other things, extended the term of the Facility to October 17, 2022. Given our balance sheet and liquidity position, we believe we have the financial flexibility and resources needed to operate in the current uncertain economic environment. Our ability to continue to generate cash allows us the flexibility of returning cash to you, our stockholders, while being opportunistic on investments for our future growth.

(1)

See pages 24 and 25 of Resources Connection, Inc.’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”) on July 27, 2020, for a discussion of the adjustments made and a reconciliation of those adjustments to net income, the most directly comparable GAAP financial measure, to compute Adjusted EBITDA.

(2)	Adjusted EBITDA Margin is calculated as Adjusted EBITDA divided by revenue.

STOCKHOLDER RETURN

We returned $17.6 million to stockholders during fiscal 2020 through our dividend program which we kept intact despite the COVID-19 pandemic. In an effort to ensure a strong liquidity position during the pandemic, we limited our share repurchases to $5.0 million in fiscal 2020. However, in the past three fiscal years, we have returned a cumulative total of $88.0 million to our stockholders through our share repurchase and dividend program. We believe that the payment of a regular dividend, along with the continuation of our stock repurchase plan as circumstances permit, gives us the ability to return cash to our stockholders with consistency.

Issuance of Quarterly Dividend:

In July 2010, our Board of Directors authorized the establishment of a regular quarterly dividend, subject to quarterly Board approval. In July 2020, our Board authorized the payment of a quarterly dividend at $0.14 per share. Our next dividend payment is payable on September 24, 2020 to all stockholders of record on August 27, 2020.

Stock Repurchase:

In July 2015, our Board of Directors approved a stock repurchase program authorizing the repurchase, at the discretion of our senior executives, of our common stock for a designated aggregate dollar limit not to exceed $150 million. During the year ended May 30, 2020, the Company purchased on the open market approximately 0.3 million shares of its common stock, at an average price of $15.70, for approximately $5 million. As of May 30, 2020, approximately $85.1 million remained available for future repurchases of our common stock under the July 2015 program.

CORPORATE SOCIAL RESPONSIBILITY AND SUSTAINABILITY HIGHLIGHTS

The Company and our Board maintain a focus on corporate social responsibility and sustainability. We continuously look for new and better ways to foster a diverse and inclusive work environment, minimize our environmental impact and engage our surrounding communities, all while creating value for our stockholders. Below are some recent highlights of our diversity and sustainability initiatives. For additional information, see “Corporate Social Responsibility and Sustainability” beginning on page 40.

•

Diversity within the Company. We have several women in key leadership roles, including our President and Chief Executive Officer, Chief Financial Officer, Chief People Officer, General Counsel, Controller, Treasurer, and multiple Senior Vice Presidents, among others. We strive to have a workforce that reflects the diversity of qualified talent that is available in the markets that we serve. As of May 30, 2020, 63% of our employees are minorities and women. Our Executive Team is 75% female and 50% racially diverse. Likewise, 36% of the directors on our Board are female.

•

Sustainability. As a global professional services firm, our environmental footprint is relatively small. However, we do what we can to be environmentally responsible by taking several actions, including reducing our use of paper by transitioning 95% of client invoices to electronic billing, as well as, implementing electronic paystubs for all US employees; reducing our use of print-based marketing materials in favor of digital assets; and working to shrink our physical footprint by expanding our use of technology to allow more employees to work virtually.

•

Our Communities. We support and encourage our employees to volunteer their time and donate as they deem appropriate to local or national charitable causes. We, as an organization, also view each local, national or global challenge as an opportunity to support and give back to the communities in the markets we serve.

ANNUAL MEETING

Date and Time:	1:30 p.m., Pacific Time, on Thursday, October 22, 2020

Place:	Resources Connection, Inc.

17101 Armstrong Avenue, Irvine, California 92614*

Record Date:	August 24, 2020

Voting:	Stockholders as of the close of business on the record date are entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals.

*

In the event it is not possible or advisable to hold our Annual Meeting as currently planned due to the COVID-19 pandemic, we may decide to hold the Annual Meeting virtually via the Internet. Please refer to the attached Notice of Annual Meeting for additional information.

Meeting Agenda

1.  Election of three directors, each for a three-year term expiring at the Company’s annual meeting in 2023 and until their respective successors are duly elected and qualified;

2.  Approval of the 2020 Performance Incentive Plan;

3.  Ratification of the appointment of RSM US LLP as the Company’s independent registered public accounting firm for fiscal 2021;

4.  Approval on an advisory basis of the Company’s executive compensation; and

5.  Transaction of such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

Voting Matters

Detailed Information

Proposal 1 — Election of Three Directors for a Three-Year Term	page 22

The following table provides summary information about each director nominee. More detailed information may be found in the section entitled “Proposal 1. Election of Directors.”

						Committee Membership
Name	Age	Director Since	Background	Experience/ Qualification	Ind.	Comp	Audit	Corp Govern/ Nom
Robert F. Kistinger	67	2006	Mr. Kistinger was the Chief Operating Officer of Bonita Banana Company from 2009 to 2014 and now continues to serve as an Executive Advisor to the company. Prior to 2009, Mr. Kistinger was President and Chief Operating Officer of the Fresh Group of Chiquita Brands International, Inc. (“Chiquita”). Mr. Kistinger was employed at Chiquita for more than 27 years and held numerous senior management positions in accounting, financial analysis and strategic planning roles. Prior to joining Chiquita, Mr. Kistinger was with the accounting firm of Arthur Young & Company for six years and is a certified public accountant and a member of the American Institute of Certified Public Accountants.	Mr. Kistinger has held leadership positions in large multinational companies with operations in Latin America, developing critical financial and international operations expertise. Mr. Kistinger’s knowledge, insight and experience are invaluable to the Company and to the Board as we continue to provide services and solutions to our clients around the world.	X		X	X

						Committee Membership
Name	Age	Director Since	Background	Experience/ Qualification	Ind.	Comp	Audit	Corp Govern/ Nom
Marco von Maltzan	65	2018	Mr. von Maltzan, in addition to having served as the Chairman of the Supervisory Board of taskforce – Management on Demand AG, serves as the Chairman of the Supervisory Board of industrial holding Greiffenberger AG, and is the Deputy Chairman of the Shareholder Committee and member of the Audit Committee of food conglomerate Pfeifer & Langen Industrie- und Handels-KG. Mr. von Maltzan started his professional career with top management consulting firm, Roland Berger. In 1997, he joined BMW Group where he held various senior management positions, acting lastly as CEO of BMW Motorrad, BMW’s motorcycle division from 1999 to 2002. From 2002 to 2007, Mr. von Maltzan served as Chief Executive Officer of automotive supplier BERU AG which was sold to Michigan-based BorgWarner, Inc. From 2008 to 2011 Mr. von Maltzan was Chief Executive Officer of Profine Group, a leading producer of PVC profiles. Mr. von Maltzan has also held various Board of Director and Interim CEO assignments in the past.	Mr. von Maltzan brings to the Board over 35 years of international and industry-specific operational experience. This experience uniquely qualifies him to advise the Company in its international growth strategy.	X		X

						Committee Membership
Name	Age	Director Since	Background	Experience/ Qualification	Ind.	Comp	Audit	Corp Govern/ Nom
Jolene Sarkis	70	2002

Ms. Sarkis has been a private marketing and advertising consultant since 2001. Ms.

Sarkis held various positions of responsibility for Time Inc. from 1985 to 2001 in sales and marketing, primarily for Time Inc.’s leading publications which include Time,

People, Sports Illustrated, Fortune and Money. Ms. Sarkis served as Publisher of Fortune from 1996 to 2001 and, additionally, as President of Fortune from 1999 to 2001. In 2019, she retired as EVP of the CFS Restaurant Group, a position she has held since 2011.

				Ms. Sarkis’ business experience in operations management and business development brings a unique skill set to the Board and to the Company in the critical areas of leadership and strategic planning, as well as marketing and human resources.	X	X

Board Recommendation — FOR each of the Three Director Nominees

Detailed Information

Proposal 2 — Approval of the 2020 Performance Incentive Plan	page 51

We are asking stockholders to approve our 2020 Performance Incentive Plan, or “2020 Plan.” The 2020 Plan was approved, subject to stockholder approval, by the Board of Directors on July 30, 2020.

The Company believes that incentives and stock-based awards focus employees on the objective of creating stockholder value and promoting the success of the Company, and that incentive compensation plans like the proposed 2020 Plan are an important attraction, retention and motivation tool for participants in the plan.

The Company currently maintains and administers the 2014 Performance Incentive Plan (the “2014 Plan”) and the 2004 Performance Incentive Plan (the “2004 Plan”). No new awards may be granted under the 2004 Plan. As of August 18, 2020, a total of 3,975,025 shares were subject to outstanding awards granted under the 2014 Plan, a total of 1,547,981 shares were subject to outstanding awards granted under the 2004 Plan, and a total of 1,622,251 shares were available for new awards under the 2014 Plan.

If stockholders approve the 2020 Plan, the number of shares available for new awards under the 2014 Plan, along with any shares subject to awards granted under the 2004

Plan or the 2014 Plan that expire or are forfeited without becoming vested or exercised (as applicable), will be available for new grants under the 2020 Plan. No additional shares are being requested for the 2020 Plan share limit.

If stockholders do not approve the 2020 Plan, the Company will continue to have authority to grant awards under the 2014 Plan.

Key Features of the 2020 Plan:

•

The 1,622,251 shares currently available for award grant purposes under the 2014 Plan (that will become available for grant under the 2020 Plan, if stockholders approve the 2020 Plan) is approximately 5.0% of the Company’s common shares outstanding as of August 18, 2020.

•	The 2020 Plan is administered by the Compensation Committee, which is comprised only of independent directors.

•

Shares surrendered, expired, or returned to the Company solely to satisfy the exercise price or tax withholding obligations for stock options or stock appreciation rights cannot be reissued (i.e. there are no liberal share counting provisions with respect to stock options and stock appreciation rights).

•	No repricing of options is permitted without stockholder approval.

For more detailed information on the 2020 Plan, please refer to the detailed information in “Proposal 2. Approval of the Resources Connection, Inc. 2020 Performance Incentive Plan.”

Board Recommendation — FOR approval of the Resources Connection, Inc. 2020 Performance Incentive Plan.

Detailed Information

Proposal 3 — Ratification of the appointment of RSM US LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2021	page 62

For more detailed information on the appointment of RSM US LLP, please refer to the detailed information in “Proposal 3. Ratification of Appointment of Independent Registered Public Accounting Firm for Fiscal Year 2021.”

Stockholder ratification of the appointment of RSM US LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board is submitting the appointment of RSM US LLP to our stockholders for ratification as a matter of good corporate governance. If stockholders fail to ratify the appointment, the Audit Committee may reconsider whether or not to retain RSM US LLP. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent auditor at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and our stockholders.

Set forth below is summary information with respect to RSM US LLP’s fees for services provided to the Company in fiscal 2020 and fiscal 2019.

	2020	2019

Audit Fees	$994,600	$884,300

Audit Related Fees	$275,300	$304,800

Tax Fees	$6,500	$8,600

All Other Fees	$0	$0

Board Recommendation — FOR ratification of the appointment of RSM US LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2021

Detailed Information
Proposal 4 — Advisory Vote on the Company’s Executive Compensation	page 90

We are asking stockholders to approve, on an advisory basis, the Company’s executive compensation as disclosed pursuant to the SEC’s executive compensation disclosure rules and set forth in this Proxy Statement (including in the compensation tables and narratives accompanying those tables as well as the Compensation Discussion and Analysis). The Board of Directors recommends a FOR vote because it believes the Company’s executive compensation programs use appropriate structures and sound pay practices that are effective in achieving the Company’s core objectives of providing competitive pay, pay for performance, and alignment of management’s interests with the interests of long-term stockholders. In addition to reviewing the information in “Proposal 4. Advisory Vote on the Company’s Executive Compensation” and the executive compensation tables and corresponding narratives in this Proxy Statement, stockholders are encouraged to read the “Compensation Discussion and Analysis” section of this Proxy Statement for a more detailed discussion of how our compensation programs reflect our core objectives. Further, the Board believes our executive compensation programs are reasonable in relation to comparable public and private companies in our industry.

Pay for Performance Orientation

•

Base Salaries.    The Company increased the base salary for our President and Chief Executive Officer to better align her base salary with the average base salary of the CEOs in the Company’s peer group. In addition, Jennifer Y. Ryu’s base salary was increased in fiscal 2020 in connection with her promotion to Executive Vice President and Chief Financial Officer. No change was made to the base salary of our President and Chief Operating Officer during fiscal 2020.

•

Annual Incentives.    Our executive officers that are currently employed by us participated in our Executive Incentive Plan (“EIP”) during fiscal 2020. The EIP reflects a pay for performance culture. No incentive compensation is earned under the EIP unless the Company achieves a threshold level of financial performance. For fiscal 2020, the threshold level of financial performance under the EIP was the achievement of 6.5% Adjusted EBITDA[1] performance, which the Company achieved. In fiscal 2020, the Company achieved 92.4% of our revenue and 82.1% of our Adjusted EBITDA Margin[2] goals established for the quantitative elements of the EIP. Despite the macroeconomic uncertainty caused by the COVID-19 pandemic, our NEOs were able to achieve a majority of their EIP qualitative goals designated for

[1]

See pages 24 and 25 of Resources Connection, Inc.’s Annual Report on Form 10-K, filed with the SEC on July 27, 2020, for a discussion of the adjustments made and a reconciliation of those adjustments to net income (loss), the most directly comparable U.S. generally accepted accounting principles (“GAAP”) financial measure, to compute Adjusted EBITDA.

[2]	Adjusted EBITDA Margin is Adjusted EBITDA divided by revenue.

fiscal 2020. Accordingly, the Compensation Committee awarded our NEOs annual cash incentives under the EIP for fiscal 2020 as follows:

•

Ms. Duchene, our President and Chief Executive Officer, was awarded a total annual incentive of $745,000, representing 47.7% of her maximum award opportunity or 107.4% of her target annual incentive opportunity;

•

Ms. Ryu, our Executive Vice President and Chief Financial Officer, was awarded a total annual incentive of $229,000, representing 60.2% of her maximum award opportunity or 90.3% of her target annual incentive opportunity; and

•

Mr. Brackney, our President and Chief Operating Officer, was awarded a total annual incentive of $347,000, representing 60.3% of his maximum award opportunity or 90.4% of his target annual incentive opportunity.

•

Long-Term Incentives.    In fiscal 2020, the Compensation Committee approved equity incentives, in the form of stock options, to our NEOs. Stock options have value only if our stock price increases after the date the option is granted, thereby further aligning the interest of participating NEOs with those of our stockholders. These awards were made pursuant to our 2014 Plan and include a four-year vesting period. Ms. Ryu also received an award of restricted shares in connection with her promotion to Chief Financial Officer in February 2020. No other long-term incentive awards were granted to our NEOs in fiscal 2020.

The Company’s current policy is to provide stockholders with an opportunity to approve, on an advisory basis, the compensation of our NEOs each year at the annual meeting of stockholders. It is expected that the next such vote will occur at the 2021 annual meeting of stockholders.

Board Recommendation — FOR approval of the Company’s Executive Compensation

QUESTIONS AND ANSWERS

What am I voting on?

At the Annual Meeting, our stockholders will be voting on the following proposals:

1. the election of three director nominees (Robert F. Kistinger, Marco von Maltzan and Jolene Sarkis) to our Board of Directors, each for a three-year term expiring at the annual meeting in 2023 and until his or her respective successor is duly elected and qualified;

2. the approval of the 2020 Performance Incentive Plan;

3. the ratification of the appointment of RSM US LLP as the Company’s independent registered public accounting firm for fiscal year 2021; and

4. the approval, on an advisory basis, of the Company’s executive compensation.

Our stockholders will also consider any other business properly raised at the Annual Meeting or any postponement or adjournment thereof.

How does the Board of Directors recommend I vote on each of the proposals?

Our Board of Directors recommends you vote FOR election to our Board of Directors of each of the three nominees for director named in Proposal 1 of this Proxy Statement; FOR the approval of the 2020 Performance Incentive Plan, as outlined in Proposal 2 of this Proxy Statement; FOR the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for fiscal 2021, as outlined in Proposal 3 of this Proxy Statement; and FOR the approval, on an advisory basis, of the Company’s executive compensation, as outlined in Proposal 4 of this Proxy Statement.

Who can attend the Annual Meeting?

All stockholders of the Company as of the close of business on August 24, 2020, the record date, can attend the Annual Meeting. If your shares are held through a broker, bank or nominee (that is, in “street name”), you are considered the beneficial holder of such shares and if you would like to attend the Annual Meeting, you must either (1) write to Michelle Gouvion, our corporate Secretary, at 17101 Armstrong Avenue, Irvine, CA 92614; or (2) bring to the meeting a copy of your brokerage account statement or a “legal proxy” (which you can obtain from the broker, bank or nominee that holds your shares). Please note, however, that beneficial owners whose shares are held in “street name” by a broker, bank or nominee may vote their shares at the Annual Meeting only as described below under “Who is entitled to vote at the meeting?”

Who is entitled to vote at the meeting?

Stockholders of record, as of the close of business on August 24, 2020, the record date, are entitled to vote at the Annual Meeting. If you are the beneficial owner of shares held in “street name” through a broker, bank or nominee and held such shares as of the close of business on the record date, the proxy materials are being forwarded to you by your broker, bank or nominee together with a voting instruction form. Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, bank or nominee that holds your shares, giving you the right to vote the shares in person at the meeting. Even if you plan to attend the Annual Meeting, we recommend you submit your proxy or voting instructions in advance of the Annual Meeting so your vote will be counted if you later decide not to attend the Annual Meeting.

How do I vote?

You can vote on matters that properly come before the meeting in one of two ways: (1) by submitting a proxy or voting instructions by mail, or (2) by voting in person at the meeting.

If your shares are registered in the name of a broker, bank or other nominee, you will receive a voting instruction form from your broker, bank or other nominee that can be used to instruct how your shares will be voted at the Annual Meeting. You may also be eligible to submit voting instructions electronically over the Internet or by telephone. A large number of banks and brokerage firms are participating in the Broadridge Financial Solutions, Inc. (“Broadridge”) online program. If your bank or brokerage firm is participating in Broadridge’s program, your voting instruction form will provide instructions for such alternative methods of voting. If you submit your voting instructions via the Internet or by telephone, you do not have to return your voting instruction form by mail.

If your proxy card or voting instruction form does not reference Internet or telephone information, please complete and return the paper proxy card or voting instruction form. Sign and date each proxy card or voting instruction form you receive and return it in the postage-paid envelope.

If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR election to our Board of Directors of each of the three nominees for director named in Proposal 1 of this Proxy Statement; FOR the approval of the 2020 Performance Incentive Plan, as outlined in Proposal 2 of this Proxy Statement; FOR the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for fiscal 2021, as outlined in Proposal 3 of this Proxy Statement; and FOR the approval, on an advisory basis, of the Company’s executive compensation, as outlined in Proposal 4 of this Proxy Statement. See “What happens if my shares are held by a broker?” below for information on how your shares will be voted if you are a beneficial owner and do not submit voting instructions to the broker, bank or other nominee who holds your shares.

You have the right to revoke your proxy or voting instruction form at any time before your shares are voted at the Annual Meeting. If you are a stockholder of record, you may revoke your proxy by:

•	delivering a written revocation to our corporate Secretary (Michelle Gouvion at 17101 Armstrong Avenue, Irvine, CA 92614);

•	signing and returning a later-dated proxy card;

•	submitting a new proxy electronically via the Internet or by telephone; or

•	voting in person at the Annual Meeting.

If you are the beneficial owner of shares held in “street name” by a broker, bank or nominee, you may change your vote by submitting new voting instructions to your broker, bank or nominee, or, if you have obtained a legal proxy from your broker, bank or nominee giving you the right to vote your shares at the Annual Meeting, by attending the Annual Meeting and voting in person.

Please note that attendance at the Annual Meeting will not by itself constitute revocation of a proxy.

What is the deadline for voting my shares?

If you are a stockholder of record, please mark, sign, date and return the enclosed proxy card, which must be received before the polls close at the Annual Meeting in order for your shares to be voted at the meeting. If you are a beneficial owner, please follow the voting instructions provided by the bank, broker or other nominee who holds your shares.

How will voting on any other business be conducted?

Other than the proposals described in this Proxy Statement, we know of no other business to be considered at the Annual Meeting. However, if any other matters are properly presented at the meeting or any postponement or adjournment thereof, your proxy, if properly submitted, authorizes Kate W. Duchene, our President and Chief Executive Officer, or Jennifer Y. Ryu, our Executive Vice President and Chief Financial Officer, to vote in their discretion on those matters.

Who will count the votes?

A representative of American Stock Transfer and Trust Company, our transfer agent, will count the votes.

Who will bear the cost of soliciting votes?

The solicitation of proxies will be conducted by mail, and the Company will bear all attendant costs. These costs include the expense of preparing and mailing proxy solicitation materials and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation materials to beneficial owners of the Company’s common stock. The Company may conduct further solicitation personally, telephonically, through the Internet or by facsimile through its officers, directors and employees, none of whom will receive additional compensation for assisting with the solicitation. At this time, the Company does not anticipate engaging the services of a proxy solicitor. The Company may incur other expenses in connection with the solicitation of proxies.

What does it mean if I receive more than one proxy card or voting instruction form?

It probably means your shares are registered differently and are in more than one account. Please complete, sign and return each proxy card or voting instruction form you receive or, if available, submit your proxy or voting instructions electronically via the Internet or by telephone by following the instructions set forth on each proxy card or voting instruction form, to ensure all your shares are voted.

How many shares can vote?

As of the close of business on the record date, 32,424,555 shares of our common stock, including unvested shares of restricted stock, were outstanding. Each share of our common stock outstanding and each unvested share of restricted stock with voting rights on the record date is entitled to one vote on each of the three director nominees and one vote on each other matter presented for consideration and action by the stockholders at the Annual Meeting.

What is the voting requirement for each of the above matters?

Proposal 1. Election of Directors.    Once a quorum has been established, under our Third Amended and Restated Bylaws (our “Bylaws”), each director nominee must receive the affirmative vote of a majority of the votes cast in order to be elected to our Board of Directors (that is, the number of shares voted “FOR” the director nominee must exceed the number of votes cast “AGAINST” that director nominee). Each stockholder will be entitled to vote the number of shares of common stock held as of the close of business on the record date by that stockholder for each director nominee. Stockholders will not be allowed to cumulate their votes in the election of directors.

If any of the director nominees named in Proposal 1, each of whom is currently serving as a director, is not elected at the Annual Meeting by the requisite majority of votes cast, under Delaware law, the director would continue to serve on the Board of Directors as a “holdover director.” However, under our Bylaws, any incumbent director who fails to receive a majority of the votes cast must tender his or her resignation to the Secretary of the Company promptly following certification of the election results. In such circumstances, the Board of Directors, taking into account the recommendation of the Corporate Governance and Nominating Committee of the Board of Directors, must decide whether to accept or reject the resignation and publicly disclose its decision, including the rationale behind any decision to reject the tendered resignation, within 90 days following certification of the election results.

Other Proposals.    Once a quorum has been established, under our Bylaws, approval of Proposals 2, 3 and 4 each requires the affirmative vote of stockholders holding a majority of those shares present in person or represented by proxy at the meeting and entitled to vote on the matter. Notwithstanding the foregoing, please be advised that each of Proposals 3 and 4 is advisory only and not binding on the Company or our Board of Directors. Our Board of Directors will consider the outcome of the vote on each of these items in considering what actions, if any, should be taken in response to the advisory votes by stockholders.

What constitutes a quorum?

In order to transact business at the Annual Meeting, a quorum must be present. Under Delaware law and our Bylaws, a quorum is present if a majority of the shares of our common stock outstanding on the record date are present, in person or by proxy, and entitled to vote at the Annual Meeting. Because there were 32,424,555 shares outstanding as of the close of business on the record date, holders of at least 16,212,278 shares of our common stock will need to be present in person or by proxy at the Annual Meeting for a quorum to exist to transact business at the Annual Meeting.

What happens if my shares are held by a broker?

If you are the beneficial owner of shares held in “street name” by a broker, the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to the broker, the broker will nevertheless be entitled to vote the shares with respect to “routine” matters but will not be permitted to vote the shares with respect to “non-routine” matters. The ratification of the appointment of the Company’s independent registered public accounting firm in Proposal 3 is considered a routine matter and may be voted upon by your broker if you do not give instructions. However, brokers do not have discretionary authority to vote your shares on your behalf for any of the other items to be submitted for a vote of stockholders at the Annual Meeting (the election of directors, approval of the 2020 Performance Incentive Plan or the advisory vote on the Company’s executive compensation). Accordingly, if you are a beneficial owner that has not submitted voting instructions to your broker and your broker exercises its discretion to vote your shares on Proposal 3, your shares will be treated as broker non-votes with respect to Proposals 1, 2 and 4 (the election of directors, approval of the 2020 Performance Incentive Plan and the advisory vote on the Company’s executive compensation, respectively). There will not be any broker non-votes on Proposal 3 (ratification of the appointment of the Company’s independent registered public accounting firm for fiscal year 2021).

How will “broker non-votes” and abstentions be treated?

Broker non-votes with respect to Proposals 1, 2 and 4 (the election of directors, approval of the 2020 Performance Incentive Plan and the advisory vote on the Company’s executive compensation) are counted for the purposes of calculating a quorum. However, broker non-votes are not deemed to be a vote cast with respect to Proposal 1 or entitled to vote for the purpose of determining whether stockholders have approved Proposal 2 and Proposal 4 and, therefore, will not be counted in determining the outcome of such matters.

A properly executed proxy marked “ABSTAIN” with respect to the election of one or more director nominees in Proposal 1 will not be considered a vote cast with respect to the director or director nominees indicated and, therefore, will not be counted in determining the outcome of the director nominee’s election to the Board of Directors. For the remaining Proposals, a properly executed proxy marked “ABSTAIN” with respect to the proposal has the same effect as a vote “AGAINST” the matter. In all cases, a properly executed proxy marked “ABSTAIN” will be counted for purposes of determining whether a quorum is present.

When must notice of business to be brought before an annual meeting be given and when are stockholder proposals and director nominations due for the 2021 annual meeting?

Advance Notice Procedures.    Under our Bylaws, business, including director nominations, may be brought before an annual meeting if it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the discretion of our Board of Directors or by a stockholder entitled to vote who has delivered notice to our corporate Secretary (containing certain information specified in our Bylaws) not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting (for next year’s annual meeting, no earlier than the close of business on June 24, 2021, and no later than the close of business on July 24, 2021). These requirements are separate from and in addition to the requirements of the SEC that a stockholder must meet in order to have a stockholder proposal included in next year’s proxy statement.

Stockholder Proposals for the 2021 Annual Meeting.    Written notice of stockholder proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2021 annual meeting of stockholders must be received no later than May 14, 2021. In addition, all proposals will need to comply with Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”), which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials.

How do I obtain a copy of the Annual Report for Resources Connection, Inc.’s year ended May 30, 2020?

A copy of the Company’s Annual Report for the year ended May 30, 2020 has been included with this Proxy Statement. If you desire another copy of our Annual Report or would like a copy of our Annual Report on Form 10-K filed with the SEC (including the financial statements and the financial statement schedules), we will provide one to you free of charge upon your written request to our Investor Relations Department at 17101 Armstrong Avenue, Irvine, California 92614, or from our Investor Relations website at https://ir.rgp.com/financials-filings/annual-reports-and-proxies.

How may I obtain a separate set of proxy materials?

If you share an address with another stockholder, you may receive only one set of proxy materials (including this Proxy Statement and our Annual Report) unless you have provided contrary instructions. If you wish to receive a separate set of proxy materials, please request the additional copies by contacting our Investor Relations Department at

17101 Armstrong Avenue, Irvine, California 92614, or by telephone at 714-430-6400. A separate set of proxy materials will be sent promptly following receipt of your request.

If you are a stockholder of record and wish to receive a separate set of proxy materials in the future, or if you are a stockholder at a shared address to which we delivered multiple copies of this Proxy Statement or the Annual Report and you desire to receive one copy in the future, please contact our Investor Relations Department at 17101 Armstrong Avenue, Irvine, California 92614, or by telephone at 714-430-6400.

If you hold shares beneficially in street name, please contact your broker, bank or nominee directly if you have questions, require additional copies of this Proxy Statement or our Annual Report, or wish to receive multiple reports by revoking your consent to house holding.

PROPOSAL 1. ELECTION OF DIRECTORS

Our Board of Directors currently consists of eleven directors. Our Amended and Restated Certificate of Incorporation provides for a classified Board of Directors consisting of three classes of directors, each serving staggered three-year terms. At this year’s Annual Meeting, we will be electing three directors, each to serve a term of three years expiring at our 2023 Annual Meeting and until his or her successor is duly elected and qualified. One current director, Ms. Anne Shih, whose term expires at the Annual Meeting is retiring immediately prior to the Annual Meeting. Her retirement is pursuant to the Company’s retirement policy, as stated in our Corporate Governance Guidelines, which provides for the resignation of any non-employee director no later than the annual meeting of stockholders at which such director is up for re-election and that is coincident with or immediately following his or her 72nd birthday. Effective as of Ms. Shih’s retirement, only three directors will be serving in the class up for election at the Annual Meeting and the Board intends to reduce the number of directors to 10. As such, the Board has nominated only three director nominees for election at the Annual Meeting for a three-year term expiring at the Annual Meeting, and shares may not be voted for more than three nominees.

Each of the nominees, Robert F. Kistinger, Marco von Maltzan and Jolene Sarkis, is presently a member of our Board of Directors, having served on the Company’s Board since 2006, 2018 and 2002, respectively. Mr. Kistinger and Ms. Sarkis were previously elected to our Board of Directors by our stockholders at our 2017 annual meeting of stockholders. This will be the first time Mr. von Maltzan will stand for election by our stockholders, after initially being appointed as a director by our Board of Directors following the recommendation of the Corporate Governance and Nominating Committee. The Board of Directors, acting upon the recommendation of the Corporate Governance and Nominating Committee, recommends the stockholders vote in favor of the election of the nominees named in this Proxy Statement to serve as members of our Board of Directors. (See “Director Nominees” below).

In recommending director nominees for selection by the Board, the Corporate Governance and Nominating Committee considers a number of factors, which are described in more detail below under “Board of Directors — Corporate Governance and Nominating Committee.” In considering these factors, the Corporate Governance and Nominating Committee and the Board consider the fit of each individual’s qualifications and skills with those of the Company’s other directors in order to build a Board of Directors that, as a whole, is effective, collegial and responsive to the Company and its stockholders.

The seven directors who will continue to serve and whose terms do not expire at the Annual Meeting are expected to continue to serve after the Annual Meeting until such time as their respective terms of office expire and their respective successors are duly elected and qualified or they otherwise retire. (See “Continuing Directors” below.)

If at the time of the Annual Meeting any of the nominees should be unable or unwilling for good cause to serve if elected, the persons named as proxies on the proxy card will vote for such substitute nominee or nominees, if any, as our Board of Directors recommends or, if no substitute nominee is recommended by our Board of Directors, for the remaining nominees, leaving a vacancy, unless our Board of Directors chooses to reduce the number of directors serving on the Board. Each of the nominees has consented to be named in this Proxy Statement and to serve if elected.

Following is biographical information about each nominee and each director. This description includes the principal occupation of and directorships held by each director for at least the past five years, as well as the specific experience, qualifications, attributes and skills that led to the Board’s conclusion that each nominee and director should serve as a member of the Company’s Board of Directors.

Director Nominees

The individuals standing for election are:

Robert F. Kistinger Age 67 Director since August 2006	Mr. Kistinger was the Chief Operating Officer of Bonita Banana Company from 2009 to 2014 and now continues to serve as an Executive Advisor to the company. He was formerly President and Chief Operating Officer of the Fresh Group of Chiquita Brands International, Inc. (“Chiquita”). Mr. Kistinger was employed at Chiquita for more than 27 years and held numerous senior management positions in accounting, financial analysis and strategic planning roles. Prior to joining Chiquita, Mr. Kistinger was with the accounting firm of Arthur Young & Company for six years and is a certified public accountant and a member of the American Institute of Certified Public Accountants.

Key experience, qualifications, attributes and skills:

Mr. Kistinger has held leadership positions in large multinational companies with operations in Latin America, developing critical financial and international operations expertise. Mr. Kistinger’s knowledge, insight and experience are invaluable to the Company and to the Board as we continue to provide services and solutions to our clients around the world.

Marco von Maltzan Age 65 Director since July 2018

Mr. von Maltzan, in addition to having served as the Chairman of the Supervisory Board of taskforce — Management on Demand AG, has served as the Chairman of the Supervisory Board of industrial holding Greiffenberger AG since 2016, and, since 2015, has been the Deputy Chairman of the Shareholder Committee and member of the Audit Committee of food conglomerate Pfeifer & Langen Industrie- und Handels-KG. Mr. von Maltzan started his professional career in 1983 with top management consulting firm Roland Berger. In 1987, he joined BMW Group where he held various senior management positions, acting lastly as Chief Executive

Officer of BMW Motorrad, BMW’s motorcycle division from 1999 to 2002. From 2003 to 2007, Mr. von Maltzan served as Chief Executive Officer of automotive supplier BERU AG which was sold to Michigan-based BorgWarner, Inc. From 2008 to 2011, Mr. von Maltzan acted as Chief Executive Officer of Profine Group, a leading producer of PVC profiles. Mr. von Maltzan has also held various Board of Director and Interim CEO assignments in the past. Mr. von Maltzan is a certified engineer who holds a Master’s degree in Mechanical Engineering from RWTH Aachen University as well as a Master’s degree in Business Administration from INSEAD, Fontainebleau.

Key experience, qualifications, attributes and skills:

Mr. von Maltzan brings to the Board over 35 years of international and industry-specific operational experience. This experience uniquely qualifies him to advise the Company in its international growth strategy.

Jolene Sarkis Age 70 Director since April 2002	Ms. Sarkis has been a private marketing and advertising consultant since 2001. Ms. Sarkis held various positions of responsibility for Time Inc. from 1985 to 2001 in sales and marketing, primarily for Time Inc.’s leading publications which include Time, People, Sports Illustrated, Fortune and Money. Ms. Sarkis served as Publisher of Fortune from 1996 to 2001 and, additionally, as President of Fortune from 1999 to 2001. In 2019, she retired as EVP of the CFS Restaurant Group, a position she held since 2011.

Key experience, qualifications, attributes and skills:

Ms. Sarkis’ business experience in operations management and business development brings a unique skill set to the Board and to the Company in the critical areas of leadership and strategic planning, as well as marketing and human resources.

The Board of Directors unanimously recommends that stockholders vote “FOR” Proposal 1 to elect to the Board of Directors each of the three director nominees set forth above.

Continuing Directors:

The following persons are the members of our Board of Directors whose terms of office do not expire until after the Annual Meeting and who are therefore not standing for re-election at the Annual Meeting:

Anthony C. Cherbak Age 66 Director since August 2009 Mr. Cherbak’s term of office as one of our directors expires at the Annual Meeting in 2022.	In 2016, Mr. Cherbak retired as the Chief Executive Officer of the Company, but he has continued to serve as a member of the Board of Directors, a position he has held since 2009. Mr. Cherbak served as the Company’s Chief Executive Officer and President from 2013 to 2016 and was the Company’s President and Chief Operating Officer from 2009 to 2013. He previously held the positions of Executive Vice President of Operations from July 2005 to August 2009. He joined the Company in July 2005 from Deloitte & Touche LLP, a professional services firm, where he spent the majority of his career as an audit partner in the Orange County, California office. While with Deloitte & Touche LLP, Mr. Cherbak led the firm’s consumer business practice for its Pacific Southwest region and most recently served as the Partner in Charge of the Orange County audit practice.

Key experience, qualifications, attributes and skills:

Mr. Cherbak brings to the Company and the Board over 40 years of professional services, operations and financial management experience. Additionally, having formerly served as the Company’s Chief Executive Officer, Mr. Cherbak brings to the Board insight into the operations of the Company.

Susan J. Crawford Age 73 Director since May 2009 Ms. Crawford’s term of office as one of our directors expires at the Annual Meeting in 2021.	Ms. Crawford currently serves as a Senior Judge on the United States Court of Appeals for the Armed Forces, a position she has held since September 2006. A veteran lawyer of more than 30 years, Ms. Crawford served as a member of the court of appeals bench from 1991 to 2006 and also served as General Counsel of the Army, special counsel to the Secretary of Defense, and Inspector General of the Department of Defense. In February 2007,

Ms. Crawford was appointed by the Secretary of Defense to serve a three-year term as the convening authority in charge of the Office of Military Commissions, during which time she oversaw the military process and procedures at Guantanamo Bay. After serving as the Chairperson of the Board of Trustees of Bucknell University from 2003 to 2009, Ms. Crawford currently serves on the Finance and Academic Affairs and Campus Life Committees, having served in prior years on the Trusteeship, Human Resources and Compensation Committees. Ms. Crawford is also a member of the New England Law School Board of Trustees.

Key experience, qualifications, attributes and skills:

Ms. Crawford’s credentials and years of legal experience in private practice and the public sector make her a trusted advisor as the Company continues to expand our legal services and government services practice. In addition, her ongoing board service at Bucknell University brings valuable experience related to matters of ethics and corporate governance.

Neil F. Dimick Age 71 Director since November 2003 Mr. Dimick’s term of office as one of our directors expires at the Annual Meeting in 2022.	Prior to joining the Board, Mr. Dimick served as Executive Vice President and Chief Financial Officer of AmerisourceBergen Corporation, a pharmaceutical services provider, from August 2001 to May 2002. He served as Senior Executive Vice President and Chief Financial Officer of Bergen Brunswig Corporation, as well as a director and a member of the Bergen Board’s Finance, Investment and Retirement Committees, for more than five years prior to its merger with AmeriSource Health in 2001. Mr. Dimick began his professional career as a corporate auditor with Deloitte & Touche LLP, a professional services firm. He was a partner with the firm for eight years and served for two years as the National Director of the firm’s Real Estate Industry Division. Mr. Dimick currently serves on the board of directors of Mylan, Inc., where he serves as Chairperson of the Audit Committee and member of the Executive and Finance and Risk Oversight Committees. Mr. Dimick formerly served on the board of Thoratec Corporation, where he was Chairman of the Board and a member of the Audit and Corporate Governance and Nominating Committees; WebMD Health Corp., where he served as a member of the Executive and Audit Committees and as Chairman of the Nominating and Governance Committee; and Alliance HealthCare Services, Inc., where he served as Chairperson of the Audit Committee and member of the Strategic Planning and Finance and Nominating and Corporate Governance Committees.

Key experience, qualifications, attributes and skills:

Mr. Dimick brings to the Board and the Audit Committee he chairs, more than 25 years of public accounting experience, including eight years as a partner at Deloitte & Touche LLP, experience as a Chief Financial Officer for a large-cap publicly traded international company and continued involvement with public company boards and board committees, all of which provide our Board with in-depth knowledge of the many critical financial and risk-related issues facing public companies today.

Kate W. Duchene Age 57 Director since January 2018 Ms. Duchene’s term of office as one of our directors expires at the Annual Meeting in 2022.	Ms. Duchene is our President and Chief Executive Officer, a position to which she was promoted in December 2016. Between 1999 and 2016, Ms. Duchene was our Chief Legal Officer, Secretary and Executive Vice President of Human Resources. From 2012 to 2016, Ms. Duchene also assumed leadership of RGP Legal, our legal and regulatory consulting practice. Prior to joining the Company, Ms. Duchene practiced law with O’Melveny & Myers LLP, an international law firm, in Los Angeles, California, specializing in labor and employment matters. Ms. Duchene was with O’Melveny & Myers LLP from October 1990 through December 1999, most recently as a Special Counsel.

Key experience, qualifications, attributes and skills:

As our President and Chief Executive Officer, Ms. Duchene brings to our Board of Directors valuable leadership experience and a deep and thorough understanding of our operations, the day-to-day management of our business and our industry as a whole.

Donald B. Murray Age 73 Director since April 1999 Mr. Murray’s term of office as one of our directors expires at the Annual Meeting in 2021.

Mr. Murray founded Resources Connection, Inc. in June 1996 and served as our Managing Director from inception until April 1999. From April 1999 through May 2008, Mr. Murray served as our Chairman, President and Chief Executive Officer and as one of our directors. On June 1, 2008, Mr. Murray resigned as President and Chief Executive Officer, but remained as Executive Chairman of the Board of Directors. Mr. Murray reassumed the position of Chief Executive Officer on July 22, 2009. Effective May 28, 2013, Mr. Murray resigned from the position of Chief Executive Officer and continued to serve as the Company’s Executive Chairman of the Board. On July 16, 2015, the Company announced Mr. Murray’s retirement as an employee of the Company, effective August 31, 2015. At the request of the Board, Mr. Murray agreed to remain in service to the Company as a non-employee director and Chairman of the Board.

Prior to founding the Company, Mr. Murray was Partner in Charge of Accounting and Assurance Services for the Orange County, California office of Deloitte & Touche LLP, a professional services firm, from 1988 to 1996. From 1984 to 1987, Mr. Murray was the Partner in Charge of the Woodland Hills office of Touche Ross & Co., a predecessor firm to Deloitte & Touche LLP, an office he founded in 1984. Mr. Murray currently serves on the Board of Directors for two non-profit organizations, the University of Southern California’s Marshall School of Business and Healthy Smiles for Kids, where he sits on the Finance Committee.

Key experience, qualifications, attributes and skills:

In addition to his career credentials as a partner with Deloitte & Touche LLP, as the Company’s founder, he developed the Company’s business model and vision. Mr. Murray brings to the Board an intimate, first-hand knowledge of the Company’s operations, culture and people.

A. Robert Pisano Age 77 Director since November 2002 Mr. Pisano’s term of office as one of our directors expires at the Annual Meeting in 2021.	Mr. Pisano has served as our Lead Independent Director since 2004. Mr. Pisano is a business consultant, an activity he began in September 2011. Mr. Pisano was the President and Chief Operating Officer of the Motion Picture Association of America from October 2005 until September 2011 and was the interim Chief Executive Officer from January 2010 until March 2011. He served as the National Executive Director and Chief Executive Officer of the Screen Actors Guild from September 2001 to April 2005. From August 1993 to August 2001, he was Executive Vice President, then Vice Chairman and Consultant to Metro-Goldwyn-Mayer, Inc. (“MGM”). Prior to joining MGM, Mr. Pisano was Executive Vice President of Paramount Pictures from May 1985 to June 1991, serving as General Counsel and a member of the Office of the Chairman. From 1969 to 1985, Mr. Pisano was an associate and then a partner with the law firm O’Melveny & Myers LLP. Mr. Pisano was formerly a director of StateNet, a legislative and regulatory reporting service, and is Chairman of the Board for the Motion Picture and Television Fund. Effective July 31, 2012, Mr. Pisano was elected to the Boards of FPA Paramount Fund and FPA Perennial Fund. He previously served on the Boards of the FPA Group of Funds, including Paramount, Perennial, New Income, Crescent and Capital, where he sat on the audit committees from 2002 to 2008, and as a director of Netflix, Inc. until October 2005. He currently serves on the Boards of FPA Capital, New Income and International Funds, as well as Source Capital and Crescent Funds, all FPA funds.

Key experience, qualifications, attributes and skills:

Mr. Pisano’s 20 years of experience as a partner specializing in business litigation while at O’Melveny & Myers LLP, followed by his hands-on management of international business operations, marketing and business development while employed by the leaders in the entertainment industry provide a wealth of experience, especially in the areas of acquisitions and legislative and regulatory affairs, to the Board and to the Company.

Michael H. Wargotz Age 62 Director since May 2009 Mr. Wargotz’s term of office as one of our directors expires at the Annual Meeting in 2021.	Michael H. Wargotz has served as a Director since May 2009. Mr. Wargotz is a private investor, involved with various start-up ventures on whose boards he serves, including Tapin2 and Intelligent Blends. From July 2011 to June 2017, he was the Chairman of Axcess Ventures, an affiliate of Axcess Worldwide, a brand experience marketing development agency, which he co-founded in 2001. From August 2010 to June 2011, Mr. Wargotz served as the Chief Financial Officer of The Milestone Aviation Group, LLC, a global aviation leasing company. From August 2009 to July 2010, Mr. Wargotz served as the Co-Chairman of Axcess Luxury and Lifestyle. From December 2006 to August 2009, Mr. Wargotz served as the Chief Financial Advisor of NetJets, Inc., a leading provider of private aviation services, and from June 2004 to November 2006, he served as Vice President of NetJets. From January 1998 to December 1999, Mr. Wargotz served in various leadership positions with Cendant, including President and Chief Executive Officer of its Lifestyle Division, Executive Vice President and Chief Financial Officer of its Alliance Marketing Segment and Senior Vice President, Business Development. Prior to 1998, Mr. Wargotz served in various finance and accounting positions at HFS Incorporated, PaineWebber & Co, American Express and Price Waterhouse. Mr. Wargotz currently serves on the Board of Directors of Wyndham Destinations as Chair of its Audit Committee and as a member of its Executive Committee and of its Compensation Committee.

Key experience, qualifications, attributes and skills:

Mr. Wargotz brings to the Board more than 35 years of experience as a financial professional and advisor in leadership roles for both public and private companies and is an experienced public company board member.

EXECUTIVE OFFICERS

The following table sets forth information about our current executive officers. Each of our executive officers serves at the pleasure of the Board of Directors:

Name	Age	Position

Kate W. Duchene	57	President, Chief Executive Officer and Director

Jennifer Y. Ryu	45	Executive Vice President and Chief Financial Officer

Timothy L. Brackney	48	President and Chief Operating Officer

Kate W. Duchene.     Ms. Duchene has served as our President and Chief Executive Officer since December 2016. Biographical information regarding Ms. Duchene is set forth above under the caption “Proposal 1. Election of Directors.”

Jennifer Y. Ryu.    Effective February 3, 2020, Jennifer Y. Ryu was named Executive Vice President and Chief Financial Officer. Prior to her appointment, Ms. Ryu served as the Interim Chief Financial Officer since August 14, 2019. Prior to her appointment as Interim Chief Financial Officer, Ms. Ryu served as the Company’s Senior Vice President of Finance and Accounting, a position she held since April 2019. From February 2014 to April 2019, Ms. Ryu was the Chief Accounting Officer of Young’s Holdings.

Timothy L. Brackney.    Effective April 3, 2019, Timothy L. Brackney was named our President and Chief Operating Officer. Prior to his appointment as Chief Operating Officer, Mr. Brackney served as our President North America & EVP, Revenue from 2017 to April 2019. From 2014 to 2017, Mr. Brackney served as our SVP, West Region. He led the North Pacific Region from 2011 to 2014. From 2007 to 2011, Mr. Brackney was a Regional Managing Director for the Company. Before that time, he served as Regional Director and Managing Director of our Portland, Oregon office.

BOARD OF DIRECTORS

Board Leadership Structure

The Board believes it is important to retain its flexibility to allocate the responsibilities of the offices of the Chairman of the Board and Chief Executive Officer of the Company in any way that is in the best interests of the Company and its stockholders at a given point in time. The Board believes that the decision as to who should serve as Chairman of the Board and Chief Executive Officer, and whether these offices should be combined or separate, should be assessed periodically by the Board, and that the Board should not be constrained by a rigid policy mandating that such positions be separate. The Company currently separates the roles of Chief Executive Officer and Chairman of the Board, with Mr. Murray currently serving as Chairman of the Board. Ms. Duchene serves as our Chief Executive Officer and is the individual with primary responsibility for managing the Company’s day-to-day operations with in-depth knowledge and understanding of the Company. This leadership structure permits Mr. Murray to focus on providing guidance to our Chief Executive Officer and to set the agenda for, and preside over, meetings of the Board of Directors. Mr. Murray, also our Company’s founder, has served as Chairman of the Board in a non-employee director status since his retirement as an employee and executive officer of the Company in August 2015. Although our Board of Directors has determined that Mr. Murray is independent under the listing requirements of The Nasdaq Stock Market (“Nasdaq”), because he is a former Chief Executive Officer and founder of the Company, the Board determined it was appropriate to designate A. Robert Pisano to serve as Lead Independent Director, with responsibilities that are similar to those typically performed by an independent chairman. The Company’s Lead Independent Director is appointed annually by the independent directors on the Board. Coupled with the Chairman position, this combined structure provides independent oversight while avoiding unnecessary confusion regarding the Board’s oversight responsibilities and the day-to-day management of business operations.

The responsibilities of our Chairman and our Lead Independent Director are summarized in the table below.

Chairman

–	Calls meetings of the Board and stockholders

–	Chairs meetings of the Board and the annual meeting of stockholders

–	Establishes Board meeting schedules and agendas

–	Ensures that information provided to the Board is sufficient for the Board to fulfill its primary responsibilities

–	Communicates with all directors on key issues and concerns outside of Board meetings

–	With the Lead Independent Director, jointly recommends Committee Chair positions to full Board and the Corporate Governance and Nominating Committee

–	Provides suggestions to the Corporate Governance and Nominating Committee with respect to the composition and structure of the Board and Board recruitment efforts

–	Leads the Board review of management succession and development plans

–	Represents the Company to, and interacts with, external stockholders and employees

Lead Independent Director

–	Calls meetings of the independent directors

–	Sets agenda and chairs executive sessions of the independent directors

–	Available to chair meetings of the Board when there is a potential conflict of interest with the Chairman on issues to be discussed or the Chairman is absent

–	Provides input to the Chairman on the scope, quality, quantity and timeliness of the information provided to the Board

–	Serves as a conduit to the Chairman of views and concerns of the independent directors

–

Collaborates with the Corporate Governance and Nominating Committee on questions of possible conflicts of interest or breaches of the Company’s governance principles by other directors, including the Chairman

–	Oversees the process of hiring or firing a Chief Executive Officer, including any compensation arrangements

–	Recommends to the Board the retention of outside advisors who report directly to the Board

–	Participates with the Compensation Committee Chair in communicating performance feedback and compensation decisions to the Chief Executive Officer

The Board believes the Company’s corporate leadership structure ensures that strong, independent directors continue to effectively oversee the Company’s management and key issues related to executive compensation, the evaluation of our Chief Executive Officer and succession planning, strategy, risk, and integrity.

Director Independence

As required by the Company’s Corporate Governance Guidelines and Committee Charters, our Board of Directors has determined that each of Ms. Crawford, Mr. Dimick, Mr. Kistinger, Mr. von Maltzan, Mr. Murray, Mr. Pisano, Ms. Sarkis, Ms. Shih and Mr. Wargotz is an “independent director” under the Nasdaq Listing Rules. Mr. Cherbak served as our Chief Executive Officer until October 2016 and contracted to provide consulting services to the Company until August 11, 2020, and Ms. Duchene is currently employed as the President and Chief Executive Officer of the Company; accordingly, neither qualifies as an “independent director” under the Nasdaq Listing Rules. There were no transactions, relationships or arrangements involving any of the Company’s directors which the Board considered in making its independence determination.

Committees of the Board of Directors

The Company’s standing Board committees consist of (1) an Audit Committee, (2) a Compensation Committee, and (3) a Corporate Governance and Nominating Committee. Each committee of the Board is comprised entirely of independent directors under the Nasdaq Listing Rules and, for members of the Audit Committee, the applicable rules of the SEC. As referenced above, the Board of Directors also designates a Lead Independent Director to serve as a representative for the independent directors and to facilitate communications among the independent directors and management. The following identifies the current members of each of the Company’s standing Board committees and indicates the number of meetings held by each committee during fiscal 2020:

	Audit	Compensation	Corporate Governance and Nominating	Board of Directors

A. Robert Pisano, Lead Independent Director		Member	Chair	Independent

Susan Crawford			Member	Independent

Neil Dimick	Chair	Member		Independent

Robert Kistinger	Member		Member	Independent

Marco von Maltzan	Member			Independent

Jolene Sarkis		Chair		Independent

Anne Shih			Member	Independent

Michael Wargotz	Member	Member		Independent

Number of Meetings Held in Fiscal Year 2020	10	6	4	14

Attendance at Meetings

Due to the COVID-19 global pandemic, our Board met more often than usual this fiscal year. During fiscal 2020, our Board of Directors met fourteen times, opting for weekly or bi-weekly meetings during the weeks after the pandemic necessitated nation-wide shelter-in-place and work-from-home orders. All directors attended at least 75% of the aggregate of Board of Directors meetings and meetings of the committees upon which he or she serves. The Company’s policy is that directors should make themselves available to attend the Company’s annual meeting of stockholders. All then members of our Board attended our 2019 annual meeting of stockholders.

Committee Charters

The Board of Directors annually reviews and approves the charter of each of the committees. The Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee Charters were reviewed and approved on July 30, 2020 and are available on the Investor Relations — Corporate Governance section of the Company’s website at https://ir.rgp.com/corporate-governance.

Corporate Governance and Nominating Committee

The current members of the Corporate Governance and Nominating Committee are Mr. Pisano (Chairperson), Ms. Crawford, Mr. Kistinger and Ms. Shih. The Corporate Governance and Nominating Committee met four times during fiscal 2020.

Governance-Related Duties.    The Corporate Governance and Nominating Committee is responsible for overseeing the corporate governance principles applicable to the Company, and the Company’s Code of Business Conduct and Ethics, which is reviewed by the entire Board of Directors annually. See “Corporate Governance Guidelines and Code of Business Conduct and Ethics” below. In addition, the Corporate Governance and Nominating Committee annually reviews the Company’s compliance with the Nasdaq Listing Rules and reports the conclusions of such review to the Board.

Nominating-Related Duties.    The Corporate Governance and Nominating Committee is also responsible for overseeing the process of nominating individuals to stand for election or re-election as directors. In doing so, the Corporate Governance and Nominating Committee reviews and makes recommendations to the Board with respect to the composition of the Board, tenure of Board members, and qualifications, skills and attributes for new directors. The Corporate Governance and Nominating Committee may also retain a professional executive search firm, on an as-needed basis, to assist in the identification and recruitment of independent Board candidates. The Company did not retain a professional executive search firm during fiscal 2020 for Board member recruitment activities. The Corporate Governance and Nominating Committee will consider stockholder suggestions of persons to be considered as nominees, as further described below under “— Selection of Director Candidates.” Any director candidates recommended by the Company’s stockholders in accordance with the Company’s policy regarding such recommendations will be given consideration by the Corporate Governance and Nominating Committee, consistent with the process used for all candidates and in accordance with the Company’s policy regarding such recommendations.

Board Composition & Succession Planning.    Given the tenure and longevity of the Board, including the retirement of Ms. Shih at the Annual Meeting, coupled with the Company’s business transformation, the Corporate Governance and Nominating Committee is overseeing the development of a Board composition, refreshment and succession plan to evolve the Board of Directors over the next 1-2 years. In connection with this plan, the Corporate Governance and Nominating Committee is considering and interviewing several director candidates. The Board, led by the Corporate Governance and Nominating Committee will continue to work towards achieving the Board’s refreshment and succession planning goals during fiscal 2021.

Selection of Director Candidates.    The Corporate Governance and Nominating Committee’s process for identifying and evaluating new director candidates is as follows: If determined appropriate, the Corporate Governance and Nominating Committee may retain a professional executive search firm to assist the Corporate Governance and Nominating Committee in managing the overall process, including the identification of new director candidates who meet certain criteria set from time to time by the Corporate Governance and Nominating Committee. All potential new director candidates, whether identified by the search firm, stockholders or Board members, are then reviewed by the Corporate Governance and Nominating Committee, our executive officers, and at times by the search firm. In the course of this review, some candidates are eliminated from further consideration because of conflicts of interest, unavailability to attend Board or committee meetings or other relevant reasons. The Corporate Governance and Nominating Committee then decides which of the remaining candidates most closely match the established criteria, described in the subsequent paragraph, and are therefore deserving of further consideration. The Corporate Governance and Nominating Committee then discusses these new director candidates, decides which of them, if any, should be pursued, gathers additional information if desired, conducts interviews and decides whether to recommend one or more of the candidates to the Board of Directors for nomination. In connection with this review, the Corporate Governance and Nominating Committee also reviews and considers each of the incumbent directors for continuing Board membership after his or her term expires. The Board discusses the Corporate Governance and Nominating Committee’s recommended candidates, decides if any additional interviews or further background information is desirable and, if not, decides whether to nominate one or more candidates. Those nominees will then be named in the proxy statement for election by the stockholders at the annual meeting (or, if between annual meetings, the nominees may be appointed by the Board itself to fill any vacancies on the Board).

In determining whether to recommend a candidate, the Corporate Governance and Nominating Committee weighs the following selection criteria, as described in the Company’s Corporate Governance Guidelines: personal integrity, intelligence, sensitivity to the Company’s corporate culture and responsibilities, relevant business background, diversity, independence, and ability to regularly prepare for and attend Board meetings. The Corporate Governance and Nominating Committee does not have a formal policy regarding the consideration of diversity in identifying director nominees, but looks for individuals with specific qualifications so that the Board as a whole may maintain an appropriate mix both of experience, background, expertise and skills, and of age, gender, and ethnic and racial diversity. These specific qualifications may vary from one year to another, depending upon the composition of the Board at that time.

Below, we identify and describe the key experience, qualifications, attributes and skills the Committee considers important in light of the Company’s business:

•

Business Sector Knowledge and International Experience.    We value directors with backgrounds that include the many business sectors that make up our core business — finance and accounting, risk management, information management, human capital, supply chain, legal and regulatory, corporate advisory, strategic communications and restructuring services. In order to support and grow our international practices, we also look for directors with international expertise. Finally, to expand and grow our digital transformation group and develop and introduce our digital engagement platform, we look for directors with an expertise in digital transformative initiatives.

•

Management, Accounting and Finance Expertise.    We value management experience in our directors as it provides a practical understanding of organizations, processes, strategy, risk management and the methods to drive change and growth. While we require specific financial qualifications and expertise for Audit Committee membership, we expect all of our directors to be financially knowledgeable.

•

Business Judgment, Leadership and Strategic Vision.    We value directors with experience in significant leadership positions who are able to provide sound business judgment, share tested leadership skills and have the insight necessary to formulate a strategic vision.

Director Candidates Recommended by Stockholders.    The Corporate Governance and Nominating Committee will consider individuals for nomination to stand for election as directors who are recommended to it in writing by any stockholder of the Company. Any stockholder wishing to recommend an individual as a nominee for election at the Annual Meeting of Stockholders to be held in 2021 should send a signed letter of recommendation, to be received before May 14, 2021, to the following address: Resources Connection, Inc., 17101 Armstrong Avenue, Irvine, CA 92614: Attn: Michelle Gouvion,

Corporate Secretary. Recommendation letters must state the reasons for the recommendation and contain the full name and address of each proposed nominee as well as brief biographical information setting forth past and present directorships, employment, occupations and civic activities. Any such recommendation should be accompanied by a written statement from the proposed nominee consenting to be named as a candidate and, if nominated and elected, consenting to serve as a director. Our Bylaws include additional requirements regarding nominations of persons at a stockholders’ meeting other than by the Board of Directors. See “Questions and Answers — When must notice of business to be brought before an annual meeting be given and when are stockholder proposals and director nominations due for the 2021 annual meeting?”

Compensation Committee

The current members of the Compensation Committee are Ms. Sarkis (Chairperson), Mr. Dimick, Mr. Pisano and Mr. Wargotz, each of whom satisfies the additional independence requirements specific to Compensation Committee members under applicable Nasdaq Listing Rules. The Compensation Committee met six times during fiscal 2020.

The Compensation Committee is responsible for discharging the Board of Directors’ responsibilities relating to the compensation of the Company’s NEOs. The Compensation Committee reviews and approves the compensation arrangements, plans, policies and programs that apply to our NEOs. Pursuant to the written charter of the Compensation Committee, its principal responsibilities include, among other things:

•

To review and approve the goals and objectives relevant to the compensation of our Chief Executive Officer, to evaluate the performance of our Chief Executive Officer and to determine the terms of the compensatory agreements and arrangements for our Chief Executive Officer;

•	To review and approve all of the Company’s compensation programs applicable to our other executive officers, including all forms of salary and grants of annual incentives and equity compensation;

•

To approve any new compensation plan or any material change to an existing compensation plan available to executive officers and to make recommendations to the Board of Directors with respect to equity and incentive plans subject to stockholder approval;

•	To review and approve severance or similar payments to the Company’s executive officers; and

•	To review and evaluate the Company’s long-term strategy of employee compensation and utilization of different types of compensation plans in consultation with senior management.

The Compensation Committee’s charter permits it to delegate duties and responsibilities to sub-committees or the Company’s management. However, the Compensation Committee has no current intention to delegate any of its authority with respect to determining senior officer compensation to any sub-committee or to management. The Compensation Committee takes into account our Chief Executive Officer’s recommendations regarding the corporate goals and objectives, performance evaluations and compensatory arrangements for the Company’s executive officers other than the Chief Executive Officer. In particular, the Compensation Committee considered the Chief Executive Officer’s recommendations regarding the appropriate base salaries and annual incentive compensation opportunity payouts under the EIP for fiscal 2020 for our NEOs (other than for our Chief Executive Officer whose base salary and annual incentive compensation was determined by the Compensation Committee).

Pursuant to its charter, the Compensation Committee is authorized in its sole discretion to retain compensation consultants to assist it in carrying out its duties. The Compensation Committee has the authority to approve any compensation consultant’s fees and other retention terms. The Compensation Committee determines whether to retain a compensation consultant on an annual basis in light of the status of the management team and the business needs of the organization at the relevant time. The Compensation Committee did not engage a compensation consultant during fiscal 2020 to provide advice or recommendations on the amount or form of executive and director compensation. In order to assist the Compensation Committee’s evaluation of executive compensation, however, during fiscal 2020, the Company subscribed to Equilar’s Insight Data Platform which is a web-based provider of historical information, products and proprietary survey data regarding executive compensation. The Compensation Committee used the data from Equilar generally as background information to assist in its decision-making process.

Audit Committee

The Audit Committee of our Board of Directors consists of four directors, Mr. Dimick (Chairperson), Mr. Kistinger, Mr. von Maltzan and Mr. Wargotz, each of whom satisfies the enhanced independence standards applicable to Audit Committee members pursuant to the Nasdaq Listing Rules and applicable rules promulgated under the Exchange Act. All four members of the Audit Committee qualify as financial experts, as defined in Item 407 of Regulation S-K. The Audit Committee met ten times during fiscal 2020.

The Audit Committee reviews our auditing, accounting, financial reporting and internal control functions, appoints and engages, on behalf of our Board of Directors, the Company’s independent registered public accounting firm and oversees the Company’s risk assessment and risk management policies, particularly the management of financial risks, and also receives regular reports from our Vice President of Internal Audit, who directly reports to the Chairperson of the Audit Committee. Additionally, the Audit Committee reviews and approves the provision of services by our independent registered public accounting firm, as described under “Proposal 3. Ratification of the Appointment of Independent Registered Public Accounting Firm for Fiscal Year 2021” below, under the caption “All Other Fees”, to ensure such services are compatible with maintaining the independence of the independent registered public accounting firm. In discharging its duties, the Audit Committee:

•	Appoints, compensates, retains and oversees the work of the independent registered public accounting firm;

•	Reviews and approves the scope of the annual audit and the independent registered public accounting firm’s fees;

•	Meets independently with our internal finance and audit staff, our independent registered public accounting firm and our senior management; and

•

Consults with our independent registered public accounting firm with regard to the plan of audit, the results of the audit and the audit report and confers with the independent registered public accounting firm regarding the adequacy of internal accounting controls.

The Board’s Role in Risk Oversight

The Board has an active role, as a whole and through its committees, in overseeing management of the Company’s risks. The Board’s role in the risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial and strategic risks. These reports occur at regular and special meetings of the Board as appropriate. For example, after the COVID-19 pandemic necessitated a global work-from-home mandate, our Board and management met seven times between March and May to discuss the impact of the pandemic on our business. Also, the involvement of the Board in reviewing, approving and monitoring our fundamental financial and business strategies, as contemplated by our corporate governance documents, is critical to the determination of the types and appropriate levels of risk the Company undertakes. The Board’s committees, all comprised solely of independent directors, assist the Board in fulfilling its oversight responsibilities in certain areas of risk. The Compensation Committee oversees the management of risks relating to our executive compensation plans and arrangements. The Corporate Governance and Nominating Committee oversees the management of risks associated with the composition of the Board of Directors and other types of corporate governance risks within its area of responsibility. The Audit Committee oversees the Company’s risk assessment and management policies, particularly the management of financial risks and also receives regular reports from our Vice President of Internal Audit, who directly reports to the Chairperson of the Audit Committee. The Audit Committee also oversees risks related to cybersecurity. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through the committee reports regarding such risks. This process enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Our Board of Directors believes the processes it has established for overseeing risk would be effective under a variety of leadership frameworks and, therefore, do not materially affect its choice of leadership structure as described under “Board Leadership Structure” above.

Risk Assessment of Compensation Programs

We have reviewed our compensation programs across the Company to determine whether they encourage unnecessary or excessive risk taking, and we have concluded that they do not.

In particular, as to our compensation arrangements for our NEOs, the Compensation Committee takes risk into account in establishing and reviewing these arrangements. The Compensation Committee believes that our executive compensation arrangements do not encourage unnecessary or excessive risk taking for several reasons. First, the base salaries of our NEOs are fixed in amount and thus do not encourage risk taking. Second, while our annual incentive program focuses on achievement of short-term or annual goals and short-term goals may encourage the taking of short-term risks at the expense of long-term results, the annual incentive program is only one component of our overall compensation program and balanced by the focus of our long-term incentive awards on driving longer-term stockholder gains. Third, the Compensation Committee retains authority to exercise its discretion in determining the amount to award under the qualitative component of our NEO annual incentive program based on its subjective assessment of the Company’s performance, the executive’s individual performance, and any other factors the Compensation Committee may consider — including exposure to risk and risk management. Fourth, annual incentive awards are capped pursuant to our plan so that our NEOs are not able to achieve unlimited reward for taking significant risk. The Compensation Committee believes that the annual incentive program appropriately balances risk and the desire to focus executives on specific short-term goals important to our success, and that it does not encourage unnecessary or excessive risk taking over a short or long term measure.

In addition, a significant portion of the compensation provided to our NEOs is in the form of equity awards that are important to help further align each executive’s interests with those of our stockholders. The Compensation Committee believes that these awards do not encourage unnecessary or excessive risk-taking since the ultimate value of the awards is tied to our stock price, and since awards are generally granted on an annual basis and subject to long-term vesting schedules to help ensure that NEOs always have significant compensation opportunities tied to long-term stock price performance.

Employee, Officer and Director Hedging

We maintain an insider trading policy that, among other things, strongly discourages all of our employees, officers and directors from entering into hedging or monetization transactions involving our securities. Hedging or monetization transactions are transactions, such as prepaid variable forwards, equity swaps, collars and exchange funds, that are designed to hedge or offset any decrease in the market value of our securities. Pursuant to our policy, any person wishing to enter into such an arrangement must submit the proposed transaction to our General Counsel for pre-approval.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Corporate Governance Guidelines.    Our Board has adopted Corporate Governance Guidelines, which direct our Board’s actions with respect to, among other things, the Board’s responsibilities, Board composition and selection of directors, Board meetings, the Board’s standing committees and procedures for appointing members of these committees, Board compensation, conduct and ethics standards for directors, and indemnification of directors. A current copy of our Corporate Governance Guidelines is posted on the Investor Relations — Corporate Governance section of our website at https://ir.rgp.com/corporate-governance.

Code of Business Conduct and Ethics.    The Company has also adopted a Code of Business Conduct and Ethics that applies to everyone in the Company, including all of its directors, executive officers and employees. A current copy of our Code of Business Conduct and Ethics is posted on the Investor Relations — Corporate Governance section of the Company’s website at https://ir.rgp.com/corporate-governance. In addition, waivers from, and amendments to, our Code of Business Conduct and Ethics that apply to our directors and executive officers, including our principal executive officer, principal financial officer, principal accounting officer or persons performing similar functions, will be timely posted on the Investor Relations — Corporate Governance section of the Company’s website at https://ir.rgp.com/corporate-governance to the extent required by applicable SEC and Nasdaq rules.

Board Evaluation Process

The Board annually conducts a self-evaluation to determine whether it and its Committees are functioning effectively. This review is overseen by the Corporate Governance and Nominating Committee.

Communications with the Board

Our Board of Directors provides a process for stockholders to send communications to the Board of Directors, to individual directors or to groups of directors, including non-management directors as a group. Communications should be sent to the Company’s corporate headquarters at 17101 Armstrong Avenue, Irvine, CA 92614, addressed to the attention of the specific group or individual or, if the communication is intended for all non-management directors, to the Chairperson of the Corporate Governance and

Nominating Committee, the Chairperson of the Compensation Committee or the Chairperson of the Audit Committee and marked “Confidential, Intended for Recipient’s Review Only.” Upon receipt of any such communication, the material is forwarded directly to the addressee. If the communication is not directed to a specific individual, the material is forwarded to the Chairperson of the Audit Committee who reviews the content to determine its relevance and appropriate audience. The Company also maintains a Corporate Integrity Hotline, monitored by the Chairperson of the Audit Committee, so that any employee, stockholder or other interested party may use this vehicle to anonymously report problems or concerns involving ethical or compliance violations or complaints regarding accounting, internal accounting controls or auditing matters. Information about the hotline is posted on the Investor Relations, Corporate Governance page of our website at https://ir.rgp.com/corporate-governance. The toll-free number for the Corporate Integrity Hotline is (866) 588-5733.

CORPORATE SOCIAL RESPONSIBILITY AND SUSTAINABILITY

The Company and our Board maintain a focus on corporate social responsibility and sustainability. We believe that environmentally and socially responsible operating practices go hand in hand with generating value for our stockholders, being good neighbors within our communities, and being a good employer to our employees. To support our efforts in this area, we are actively addressing environmental, social, and governance factors that are material to our business. We recognize that corporate social responsibility and sustainable business practices are critically important to the long-term interests of our stockholders and other stakeholders. To promote these interests, we are committed to responsible business practices and continual improvement of our operations and our relationships with our employees, our clients and the communities in which we operate. We are also committed to enhanced transparency of, and best practices in, our corporate responsibility and sustainability policies and practices. Below are some of the ways in which we demonstrate our commitment to the environment, our employees and communities, and responsible governance.

Diversity and Inclusion

As a global company, our workforce reflects diverse gender, ethnicity, age, and cultural backgrounds. We believe a diverse workforce is essential to our continued success, and we strive to maintain a diverse and inclusive workforce at all levels. We are proud to have women in several key leadership roles, including our President and Chief Executive Officer, our Chief Financial Officer, our Chief People Officer, our General Counsel, our Controller, our Treasurer, and multiple Senior Vice Presidents, among others. We strive to have a workforce that reflects the diversity of qualified talent that is available in the markets that we serve. As of May 30, 2020, 63% of our employees are minorities and women. Our Executive Team is 75% female and 50% racially diverse. Likewise, 36% of the directors on our Board are female and we are a 2020 Women on Boards “W” Winning Company.

Environmental Responsibility

Although our environmental footprint is relatively small, we have identified environmental sustainability opportunities relevant for our Company where we believe we can make an immediate positive impact. During fiscal 2020, we reduced our use of paper by transitioning 95% of client invoices to electronic billing as well as implementing electronic paystubs for all US employees. Additionally, we have reduced our use of print-based marketing materials in favor of digital assets. Finally, even prior to our Company’s global work-from-home mandate necessitated by the COVID-19 pandemic, we were actively working to shrink our physical footprint by expanding our use of technology to allow more employees work virtually.

Engaging with our Communities

Through both volunteerism and philanthropic efforts, we are dedicated to contributing to the communities in which we operate. We encourage everyone in our organization to volunteer their time and donate as they deem appropriate to local, and in some cases national, charitable causes. Our employees give generously of their time to help those charities, and the people those organizations serve. During the COVID-19 pandemic, our healthcare team partnered with our healthcare clients to source and donate needed personal protective equipment to the medical community and first responders.    Additionally, shortly after the global work-from-home mandate was implemented, we created the RGP Kids Academy which connects children of our employees with volunteer tutors and coaches from across the RGP ecosystem to help support our employees while they simultaneously juggle work and childcare. Finally, in the wake of the George Floyd killing, we established a Social Justice Fund where we will match up to $100,000 to support the non-profit organizations which address the issues of racism and social injustice and to which our employees donate.

We strive to meet investor expectations and enhance our reporting to stockholders regarding our corporate social responsibility and sustainability policies and practices. To further these efforts, we are committed to incorporating disclosures in a future published sustainability report that aligns with leading reporting frameworks, including relevant Sustainability Accounting Standards Board (SASB) standards.

DIRECTOR COMPENSATION

Under our director compensation policy, annual compensation for the members of our Board of Directors who are not employed by us or any of our subsidiaries (referred to herein as a “non-employee directors”) consists of an annual cash retainer, an additional cash retainer for non-employee directors serving in certain positions as described below, and an annual equity award. In the case of a non-employee director who is newly elected or appointed to our Board of Directors, such director is eligible to receive a prorated cash retainer and an equity award, with the proration based on the number of calendar days remaining in the calendar year that the director first serves as a non-employee director. Our Board of Directors reserves the right to modify the director compensation policy from time to time.

Cash Compensation

Pursuant to the terms of our director compensation policy, each non-employee director then in office receives an annual cash retainer (“Annual Board Retainer”) and an additional cash retainer for holding certain positions (“Additional Retainers”). The following table sets forth the schedule of Annual Board Retainer and Additional Retainers as in effect during fiscal 2020:

Type of Fee	Dollar Amount

Annual Board Retainer	$50,000

Additional Annual Retainer for Chairman of the Board	$250,000

Additional Annual Lead Independent Director Retainer	$15,000

Additional Retainer for Audit Committee Chairperson	$20,000

Additional Retainer for Compensation Committee Chairperson	$15,000

Additional Retainer for Corporate Governance and Nominating Committee Chairperson	$10,000

Additional Retainer for Service on the Audit Committee	$5,000

Additional Retainer for Service on the Compensation Committee	$5,000

Additional Retainer for Service on the Corporate Governance and Nominating Committee	$2,500

Each such retainer is paid at the start of each calendar year, and as a result, covers different fiscal years. Newly elected or appointed non-employee directors will receive a pro rata portion of the Annual Board Retainer and any applicable Additional Retainers, with the proration based on the number of calendar days remaining in the calendar year that the director first serves as a non-employee director or held the particular position, as the case may be. Non-employee directors are also generally reimbursed for out-of-pocket expenses they incur serving as directors.

Equity Compensation

Annual Equity Award	restricted stock (or cash, as described below) with a fair value of $100,000 on the grant date

New Director Award	pro rata portion of Annual Equity Award

Annual Equity Awards for Continuing Board Members

On the first trading day of each calendar year, each non-employee director then in office will automatically be granted an award of restricted stock (or, as discussed below, restricted stock units) with respect to shares of the Company’s common stock with a grant value of approximately $100,000 (the “Annual Equity Award”). The number of shares of the Company’s common stock subject to such restricted stock (or restricted stock unit) award will be determined by dividing the Annual Equity Award grant value of $100,000 by the per-share closing price of the Company’s common stock on the date of grant and rounding down to the nearest whole share. Directors who own Company stock in excess of ten times the applicable guideline level under our stock ownership guidelines, set forth below under “Compensation Discussion and Analysis — Stock Ownership Guidelines for Directors”, are permitted to elect a vested cash payment in lieu of the annual equity award. In fiscal 2020, Mr. Murray elected to receive cash in lieu of his annual equity award.

Initial Equity Awards for New Directors

Each newly elected or appointed non-employee director is granted an initial award of restricted stock (or, as discussed below, restricted stock units) on joining the Board of Directors. The number of shares subject to such restricted stock (or restricted stock unit) award will be determined by dividing the Annual Equity Award grant value of $100,000 (pro-rated based on the number of calendar days remaining in the calendar year that the director first serves as a non-employee director) by the per-share-closing price of the Company’s common stock on the date of grant (rounded down to the nearest whole share).

An employee or former employee of the Company or one of its subsidiaries who ceases or has ceased to be so employed and becomes a non-employee director will be eligible for an initial equity award grant, and will also be eligible for cash compensation and annual equity awards on the same basis as other non-employee directors, as described above.

Provisions Applicable to All Non-Employee Director Equity Awards

For fiscal 2020, each equity award granted to the non-employee directors was made under and subject to the terms and conditions of the Company’s 2014 Plan. Non-employee director equity awards will be evidenced by, and subject to the terms and conditions of, an award agreement in the form approved by the Board to evidence such type of grant pursuant to the 2014 Plan (or the 2020 Plan should the stockholders approve Proposal 2). Each award will vest in equal annual installments over the four-year period following the grant date. Non-employee directors are also entitled to cash dividend and stockholder voting rights with respect to outstanding and unvested restricted stock awards.

Restricted stock and restricted stock unit awards are generally forfeited as to the unvested portion of the award upon the non-employee director’s termination of service as a director of the Company for any reason. However, in the event the non-employee director ceases to serve as a director due to his or her mandatory retirement as may be required pursuant to the Company’s retirement policy as then in effect for members of the Board, each restricted stock and restricted stock unit award held by the director that is then outstanding and otherwise unvested will generally become immediately vested and nonforfeitable. Restricted stock and restricted stock unit awards granted to non-employee directors, to the extent then outstanding and unvested, will become fully vested and nonforfeitable in the event of a change in control event.

Directors Deferred Compensation Plan

Our non-employee directors may elect, pursuant to our Directors Deferred Compensation Plan, to defer payment of all or a portion of their compensation for service on the Board.

In the case of a deferral of an equity award, the non-employee director is granted restricted stock units in lieu of restricted stock. Restricted stock units granted in lieu of a restricted stock award are subject to the four-year vesting requirement noted above.

In the case of a deferral of cash compensation, the director receives a number of restricted stock units equal to the amount of the cash compensation being deferred, divided by the per-share closing price of a share of our common stock on the date that the cash compensation would have been paid but for the deferral. Restricted stock units credited in lieu of cash compensation are fully vested.

Restricted stock units credited with respect to deferrals by non-employee directors (“deferred stock units”) cannot be voted or sold. Deferred stock units accrue dividend equivalents, credited in the form of additional stock units, if and when dividends are paid on our common stock. The dividend equivalent stock units are subject to the same vesting and payment terms as the stock units to which they relate. Deferred stock units generally become payable, in a lump sum or a series of installment payments as elected by the director, when the director no longer serves on the Board. Deferred stock units are settled in cash, based on the value of a share of common stock at the time of payment.

All non-employee directors, other than Ms. Shih and Messrs. Cherbak and Pisano, elected to defer their equity award for the 2020 plan year. None of the directors elected to defer their cash compensation for the 2020 plan year.

On August 12, 2019, the Company entered into a one-year consulting agreement with Mr. Cherbak in the event Ms. Ryu required assistance as she transitioned into the role of Chief Financial Officer. The Company agreed to pay Mr. Cherbak $300 per hour for his consulting services. During the term of this agreement, which expired by its terms on August 11, 2020, Mr. Cherbak was not required to render services. Mr. Cherbak continues to be compensated as a non-employee director.

DIRECTOR COMPENSATION — FISCAL 2020

The following table presents information regarding the compensation paid for fiscal 2020 to our non-employee directors. The compensation paid to Ms. Duchene, our President and Chief Executive Officer is presented below in the “Executive Compensation Tables for Fiscal 2020 — Summary Compensation Table — Fiscal 2018 — 2020” and the related explanatory tables. Ms. Duchene did not receive separate compensation for her service on the Board of Directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(g)	(h)

Donald B. Murray(3)	400,000	0	0	0	400,000

Anthony Cherbak	50,000	100,005	0	0	150,005

Susan Crawford	52,500	100,005	0	0	152,505

Neil Dimick	75,000	100,005	0	0	175,005

Robert Kistinger	57,500	100,005	0	0	157,505

Marco von Maltzan	55,000	100,005	0	0	155,005

A. Robert Pisano	80,000	100,005	0	0	180,005

Jolene Sarkis	65,000	100,005	0	0	165,005

Anne Shih	52,500	100,005	0	0	152,505

Michael Wargotz	60,000	100,005	0	0	160,005

(1)

The amounts reported in column (c) of the table above reflect the fair value on the grant date of the restricted stock (or restricted stock unit) award granted to our non-employee directors during fiscal 2020, as determined under the principles used to calculate the value of equity awards for purposes of the Company’s financial statements. For a discussion of the assumptions and methodologies used to calculate the amounts referred to above, please see the discussion of stock awards contained in Note 13 (Stock Based Compensation Plans) to the Company’s Consolidated Financial Statements, included as part of the Company’s Annual Report on Form 10-K for the fiscal year ended May 30, 2020.

(2)

As described above, on January 2, 2020, each of our continuing non-employee directors then serving on the Board was granted an award of 6,124 shares of restricted stock, or a grant of restricted stock units if they chose to defer the equity portion of their compensation, with the exception of Mr. Murray who elected to receive cash in lieu of his annual restricted stock. Each such continuing non-employee director’s restricted stock (or restricted stock unit) award had a fair value for financial statement reporting purposes equal to $100,005 on the grant date (6,124 shares * $16.33 stock price). See footnote (1) above for the assumptions used to value these awards. The cash paid to Mr. Murray in lieu of his annual equity award is included as part of his cash fees reflected in column (b) of the table above.

(3)

Mr. Murray’s fees earned listed in this table reflect the director retainer fees to which he was entitled that were paid in January 2020 for Board service through calendar 2020 and cash in lieu of his annual restricted stock as set forth in footnote 2 (equaling $400,000).

Aggregate Outstanding Equity Awards

The following table presents the aggregate number of outstanding unexercised options to acquire shares of Company common stock, number of unvested shares of Company restricted stock and unvested Company restricted stock units, and number of vested Company deferred stock units, held by each of our non-employee directors as of May 30, 2020.

Director	Number of Options Outstanding	Number of Shares of Unvested Restricted Stock and Unvested Restricted Stock Units

Donald B. Murray	350,000	0

Anthony Cherbak	430,000	11,508

Susan Crawford	0	15,987

Neil Dimick	0	15,987

Robert Kistinger	0	15,987

Marco von Maltzan	0	13,585

A. Robert Pisano	0	15,987

Jolene Sarkis	0	15,987

Anne Shih	0	15,987

Michael Wargotz	0	15,987

Stock Ownership Guidelines for Directors

We maintain Stock Ownership Guidelines for the non-employee members of the Board of Directors. Please see “Compensation Discussion and Analysis — Stock Ownership Guidelines for NEOs” below for information on the guidelines applicable to our executive officers.

All of our non-employee directors should own Company common stock equal in value to the lesser of two times the annual board retainer or 10,000 shares. Stock that counts towards satisfaction of the ownership guidelines (“Qualifying Shares”) includes:

•	Shares of common stock beneficially held, either directly or indirectly;

•	Restricted stock issued and held whether vested or unvested;

•	Restricted stock units, whether vested or unvested, as well as deferred stock units; and

•	Shares of common stock held following the exercise of a stock option or payment of other equity award.

All individuals covered by these guidelines should satisfy the applicable share ownership guidelines within five years of first becoming subject to them. If a covered individual’s guideline level of ownership changes as a result of a change in position or change in retainer, the individual should satisfy the applicable guidelines within a five-year period beginning in January following the year of such change. The Company’s Stock Ownership Guidelines are available on the Investor Relations — Corporate Governance page of the Company’s website at https://ir.rgp.com/corporate-governance.

As shown in the table below, each of our non-employee directors currently meets both the minimum share ownership and dollar amount guidelines (even though only one of the guidelines must be met).

Non-Employee Director Stock Ownership Status

Guideline	10,000 Shares	$100,000
	Qualifying Shares Held(1)	Value as of the Record Date(2)

Donald B. Murray	1,210,304	$15,576,613

Anthony Cherbak	53,003	$682,149

Susan Crawford	54,965	$707,400

Neil Dimick	54,965	$707,400

Robert Kistinger	54,965	$707,400

Marco von Maltzan	16,073	$206,860

A. Robert Pisano	73,433	$945,083

Jolene Sarkis	54,965	$707,400

Anne Shih	60,965	$784,620

Michael Wargotz	54,965	$707,400

(1)	Represents the Qualifying Shares held by the director on August 24, 2020.

(2)	Determined by multiplying the number of Qualifying Shares held by the director on August 24, 2020 by the closing price for a share of Company common stock on that date ($12.87).

POLICY REGARDING TREATMENT OF RELATED PARTY TRANSACTIONS

The Company’s policies and procedures for the review, approval or ratification of related-party transactions required to be disclosed pursuant to Item 404 of SEC Regulation S-K are set forth in the written charter of the Audit Committee. Pursuant to its charter, the Audit Committee must review and approve all proposed related-person transactions that are subject to disclosure pursuant to Item 404 of SEC Regulation S-K before the Company is permitted to enter into any such transaction. In fiscal 2020, there were no reportable related-party transactions under Regulation S-K.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information about the beneficial ownership of our common stock as of August 24, 2020, for:

•	each person known by the Company who beneficially owns more than five percent of the common stock of the Company;

•	each of our directors;

•	each NEO named in the Summary Compensation Table; and

•	all current directors and executive officers as a group.

Unless otherwise indicated, the address for each person or entity named below is c/o Resources Connection, Inc., 17101 Armstrong Avenue, Irvine, CA 92614.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and except for community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Except as otherwise indicated below, the percentage of beneficial ownership is based on 32,424,555 shares of the Company’s common stock outstanding as of August 24, 2020.

Directors and Named Executive Officers	Number of Shares Beneficially Owned	Percentage of Shares Outstanding**

Donald B. Murray(1)	1,560,304	4.75%

Anthony Cherbak(2)	483,003	1.47%

Kate W. Duchene(3)	422,100	1.29%

Timothy L. Brackney(4)	125,520	*

A. Robert Pisano(5)	73,433	*

Anne Shih(6)	60,965	*

Neil Dimick(7)	35,273	*

Robert Kistinger(8)	35,273	*

Jolene Sarkis(9)	35,273	*

Susan Crawford(10)	29,379	*

Michael Wargotz(11)	29,073	*

Jennifer Y. Ryu (12)	15,239

Herbert M. Mueller(13)	4,770	*

Marco von Maltzan (14)	0	*

Executive Officers and Directors as a group (13 persons)(15)	2,869,562	8.97%

5% Stockholders	Number of Shares Beneficially Owned	Percentage of Shares Outstanding**

BlackRock Inc.(16)	4,888,059	15.20%

The Vanguard Group(17)	3,307,432	10.29%

Royce & Associates (18)	2,669,581	8.34%

Dimensional Fund Advisors LP(19)	2,558,460	7.99%

*	Represents less than 1%.

**

We determine beneficial ownership in accordance with the rules of the SEC. We deem shares subject to options that are currently exercisable or exercisable within 60 days after August 24, 2020, as outstanding for purposes of computing the share amount and the percentage ownership of the person(s) holding such awards, but we do not deem them outstanding for purposes of computing the percentage ownership of any other person. For those listed in the 5% Stockholders section of the table, we have reflected the percentage ownership as provided in the filing.

(1)

Includes 1,210,304 shares beneficially owned by Mr. Murray in The Murray Family Trust, Donald B. Murray and Carol E. Murray, Trustees; Murray Family Income Trust, Donald B. Murray and Carol E. Murray, Trustees. Donald B. Murray and Carol E. Murray share voting and investment power over the shares held in these trusts. Also includes 440,000 shares of common stock subject to options exercisable within 60 days of August 23, 2019.

(2)

Includes 51,803 shares beneficially owned by Mr. Cherbak in The Cherbak Family Trust, Anthony C. Cherbak and Debra L. Cherbak Trustees and 1,200 shares owned by Mr. Cherbak as custodian of a child’s account. Mr. Cherbak has sole voting and investment power over shares held in these trusts. Also includes 430,000 shares of common stock subject to options exercisable within 60 days of August 24, 2020.

(3)	Includes 326,000 shares of common stock subject to options exercisable within 60 days of August 24, 2020.

(4)	Includes 120,750 shares of common stock subject to options exercisable within 60 days of August 24, 2020.

(5)	Includes 10,536 shares beneficially owned by Mr. Pisano in the Pisano Living Trust, Robert A. Pisano Trustee. Mr. Pisano has sole voting and investment power over shares held in the trust.

(6)	Includes 6,000 shares beneficially owned and jointly held by Ms. Shih and her husband over which they share voting and investment power.

(7)	Does not include 19,692 deferred restricted stock units that will be paid out in cash at the end of service.

(8)	Does not include 19,692 deferred restricted stock units that will be paid out in cash at the end of service.

(9)	Does not include 19,692 deferred restricted stock units that will be paid out in cash at the end of service.

(10)	Does not include 19,692 deferred restricted stock units that will be paid out in cash at the end of service.

(11)	Does not include 19,692 deferred restricted stock units that will be paid out in cash at the end of service.

(12)	Includes 3,750 shares of common stock subject to options exercisable within 60 days of August 24, 2020.

(13)

Mr. Mueller served as the Company’s Executive Vice President and Chief Financial Officer until August 14, 2019. Beneficial ownership information is based on information contained in the last Form 4 filed by Mr. Mueller with the SEC prior to August 14, 2019, adjusted to give effect to subsequent transactions through August 24, 2020 of which the Company is aware.

(14)	Does not include 16,073 deferred restricted stock units that will be paid out in cash at the end of service.

(15)	Includes 1,320,500 shares of common stock subject to options exercisable within 60 days of August 24, 2020.

(16)

According to a Schedule 13G/A filed with the SEC on February 4, 2020, by BlackRock, Inc., as of December 31, 2019, BlackRock, Inc. has sole voting power with respect to 4,798,451 shares of common stock and sole dispositive power with respect to 4,888,059 shares of common stock. The subsidiaries of BlackRock, Inc. that hold shares of our common stock being reported are listed in the Schedule 13G/A. The address of BlackRock, Inc., as listed in the Schedule 13G/A, is 55 East 52nd Street, New York, NY 10055.

(17)

According to a Schedule 13G/A filed with the SEC on February 12, 2020, by The Vanguard Group, Inc., as of December 31, 2019, The Vanguard Group, Inc. has sole voting power with respect to 41,753 shares of common stock, shared voting power with respect to 16,800 shares of common stock, sole dispositive power with respect to 3,254,187 shares of common stock and shared dispositive power with respect to 53,245 shares of common stock. The subsidiaries of The Vanguard Group, Inc. that hold shares of our common stock being reported are listed in the Schedule 13G/A. The address of The Vanguard Group, Inc., as listed in the Schedule 13G/A is 100 Vanguard Blvd., Malvern, PA 19355.

(18)

According to a Schedule 13G/A filed with the SEC on January 29, 2020, by Royce & Associates, LP, as of December 31, 2019, Royce & Associates, LP has sole voting and dispositive power with respect to 2,669,581 shares of common stock.    The address of Royce & Associates, LP is 745 Fifth Avenue, New York, NY 10151.

(19)

According to a Schedule 13G/A filed with the SEC on February 12, 2020, by Dimensional Fund Advisors LP, as of December 31, 2019, Dimensional Fund Advisors LP has sole voting power with respect to 2,441,350 shares of common stock, and sole dispositive power with respect to 2,558,460 shares of common stock. The address of Dimensional Fund Advisors LP, as listed in the Schedule 13G/A, is Building One, 6300 Bee Cave Road, Austin, TX 78746. As disclosed in the Schedule 13G/A, Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Dimensional Funds”). In its role as investment advisor, sub-adviser and/or manager to certain Dimensional Funds, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the shares of the Company’s common stock that are owned by the Dimensional Funds, and may be deemed to be the beneficial owner of the shares of the common stock of the Company held by the Dimensional Funds. However, all other shares of the Company’s common stock reported in the table above are owned by the Dimensional Funds. Dimensional disclaims beneficial ownership of such shares of the Company’s common stock.

PROPOSAL 2. APPROVAL OF THE RESOURCES CONNECTION, INC. 2020 PERFORMANCE INCENTIVE PLAN

General

At the Annual Meeting, stockholders will be asked to approve the Resources Connection, Inc. 2020 Performance Incentive Plan (the “2020 Plan”), which was adopted, subject to stockholder approval, by the Board of Directors on July 21, 2020.

The Company believes that incentives and stock-based awards focus employees on the objective of creating stockholder value and promoting the success of the Company, and that incentive compensation plans like the proposed 2020 Plan are an important attraction, retention and motivation tool for participants in the plan.

The Company currently maintains the Resources Connection, Inc. 2014 Performance Incentive Plan (the “2014 Plan”) and the Resources Connection, Inc. 2004 Performance Incentive Plan (the “2004 Plan”). No new awards may be granted under the 2004 Plan. As of August 18, 2020, a total of 3,975,025 shares of the Company’s common stock were then subject to outstanding awards granted under the 2014 Plan, 1,547,981 shares of the Company’s common stock were then subject to outstanding awards granted under the 2004 Plan, and an additional 1,622,251 shares of the Company’s common stock were then available for new award grants under the 2014 Plan. With respect to the stock options that were outstanding on that date, the weighted-average exercise price of these options was $16.08 per share, and the weighted-average remaining term of these options was 5.95 years.

The Board of Directors believes that the 2014 Plan (in particular, the premium share counting rule for “full value awards” under the 2014 Plan discussed below) does not give the Company sufficient flexibility to adequately provide for future incentives. If stockholders approve the 2020 Plan, the number of shares of the Company’s common stock that remain available for award grants under the 2014 Plan immediately prior to the Annual Meeting will become available for award grants under the 2020 Plan and no new awards will be granted under the 2014 Plan after the Annual Meeting. In addition, if stockholders approve the 2020 Plan, any shares of common stock subject to outstanding awards under the 2014 Plan or the 2004 Plan (collectively, the “Prior Plans”) that expire, are cancelled, or otherwise terminate after the Annual Meeting will also be available for award grant purposes under the 2020 Plan. No additional shares are being requested for the 2020 Plan share limit.

Currently, the 2014 Plan provides that shares issued in respect of any “full-value award” (any award other than a stock option or a stock appreciation right with a per share exercise price or base price at least equal to the fair market value of a share of the Company’s common stock at the time of grant of the award) granted under the 2014 Plan will count against the 2014 Plan share limit as 2.5 shares for every one share actually issued in connection with the award. For example, if a stock bonus of 100 shares of the Company’s common stock was granted under the 2014 Plan, 250 shares would count against the 2014 Plan’s share limit with respect to that award. Shares issued in respect of awards granted under the 2020 Plan will count on a 1:1 basis against the 2020 Plan’s share limits. The 2020 Plan’s share limits and share counting provisions are outlined in more detail below.

If stockholders do not approve the 2020 Plan, the Company will continue to have the authority to grant awards under the 2014 Plan. If stockholders approve the 2020 Plan, the termination of our grant authority under the 2014 Plan will not affect awards then outstanding under that plan.

Summary Description of the 2020 Performance Incentive Plan

The principal terms of the 2020 Plan are summarized below. The following summary is qualified in its entirety by the full text of the 2020 Plan, which appears as Annex A to this Proxy Statement.

Purpose.    The purpose of the 2020 Plan is to promote the success of the Company by providing an additional means for us to attract, motivate, retain and reward selected employees and other eligible persons through the grant of awards. Equity-based awards are also intended to further align the interests of award recipients and our stockholders.

Administration.    Our Board of Directors or one or more committees appointed by our Board of Directors will administer the 2020 Plan. Our Board of Directors has delegated general administrative authority for the 2020 Plan to the Compensation Committee. The Board of Directors or a committee thereof (within its delegated authority) may delegate different levels of authority to different committees or persons with administrative and grant authority under the 2020 Plan. (The appropriate acting body, be it the Board of Directors or a committee or other person within its delegated authority is referred to in this proposal as the “Administrator.”)

The Administrator has broad authority under the 2020 Plan, including, without limitation, the authority:

•	to select eligible participants and determine the type(s) of award(s) that they are to receive;

•

to grant awards and determine the terms and conditions of awards, including the price (if any) to be paid for the shares or the award and, in the case of share-based awards, the number of shares to be offered or awarded;

•

to determine any applicable vesting and exercise conditions for awards (including any applicable performance and/or time-based vesting or exercisability conditions) and the extent to which such conditions have been satisfied, or determine that no delayed vesting or exercise is required, to determine the circumstances in which any performance-based goals (or the applicable measure of performance) will be adjusted and the nature and impact of any such adjustment, to establish the events (if any) on which exercisability or vesting may accelerate (including specified terminations of employment or service or other circumstances), and to accelerate or extend the vesting or exercisability or extend the term of any or all outstanding awards (subject in the case of options and stock appreciation rights to the maximum term of the award);

•	to cancel, modify, or waive the Company’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consents;

•	subject to the other provisions of the 2020 Plan, to make certain adjustments to an outstanding award and to authorize the conversion, succession or substitution of an award;

•

to determine the method of payment of any purchase price for an award or shares of the Company’s common stock delivered under the 2020 Plan, as well as any tax-related items with respect to an award, which may be in the form of cash, check, or electronic funds transfer, by the delivery of already-owned shares of the Company’s common stock or by a reduction of the number of shares deliverable pursuant to the award, by services rendered by the recipient of the award, by notice and third party payment or cashless exercise on such terms as the Administrator may authorize, or any other form permitted by law;

•

to modify the terms and conditions of any award, establish sub-plans and agreements and determine different terms and conditions that the Administrator deems necessary or advisable to comply with laws in the countries where the Company or one of its subsidiaries operates or where one or more eligible participants reside or provide services;

•	to approve the form of any award agreements used under the 2020 Plan; and

•	to construe and interpret the 2020 Plan, make rules for the administration of the 2020 Plan, and make all other determinations for the administration of the 2020 Plan.

No Repricing.    In no case (except due to an adjustment to reflect a stock split or other event referred to under “Adjustments” below, or any repricing that may be approved by stockholders) will the Administrator (1) amend an outstanding stock option or stock appreciation right to reduce the exercise price or base price of the award, (2) cancel, exchange, or surrender an outstanding stock option or stock appreciation right in exchange for cash or other awards for the purpose of repricing the award, or (3) cancel, exchange, or surrender an outstanding stock option or stock appreciation right in exchange for an option or stock appreciation right with an exercise or base price that is less than the exercise or base price of the original award.

Eligibility.    Persons eligible to receive awards under the 2020 Plan include officers or employees of the Company or any of its subsidiaries, directors of the Company, and certain consultants and advisors to the Company or any of its subsidiaries. Currently, approximately 950 employees and officers of the Company and its subsidiaries (including all of the Company’s NEOs), and each of the ten members of the Board who are not employed by the Company or any of its subsidiaries (“non-employee directors”), are considered eligible under the 2020 Plan. In addition, approximately 2,500 individual consultants and advisors engaged by the Company and its subsidiaries are currently considered eligible under the 2020 Plan (although we typically do not grant equity awards to such consultants and advisors).

Aggregate Share Limit.    The maximum number of shares of the Company’s common stock that may be issued or transferred pursuant to awards under the 2020 Plan equals the sum of the following (such total number of shares, the “Share Limit”):

•

the number of shares available for additional award grant purposes under the 2014 Plan as of the date of the Annual Meeting and determined immediately prior to the termination of the authority to grant new awards under that plan as of the date of the Annual Meeting, plus

•

the number of any shares subject to stock options granted under the Prior Plans and outstanding as of the date of the Annual Meeting which expire, or for any reason are cancelled or terminated, after the date of the Annual Meeting without being exercised, plus

•

the number of any shares subject to restricted stock and restricted stock unit awards granted under the Prior Plans that are outstanding and unvested as of the date of the Annual Meeting which are forfeited, terminated, cancelled, or otherwise reacquired after the date of the Annual Meeting without having become vested.

As of August 18, 2020, approximately 1,622,251 shares were available for additional award grant purposes under the 2014 Plan, approximately 5,523,006 shares were subject to stock options then outstanding under the Prior Plans, and approximately 89,907 shares were subject to restricted stock and restricted stock unit awards then outstanding under the Prior Plans. As noted above, no additional awards will be granted under the 2014 Plan if stockholders approve the 2020 Plan.

Additional Share Limits.    The following other limits are also contained in the 2020 Plan. These limits are in addition to, and not in lieu of, the Share Limit for the plan described above.

•

The maximum number of shares that may be delivered pursuant to options qualified as incentive stock options granted under the plan is 1,000,000 shares. (For clarity, any shares issued in respect of incentive stock options granted under the plan will also count against the overall Share Limit above.)

•

The maximum number of shares that may be granted under the plan during any one calendar year to an individual who, on the date of grant of the award, is a non-employee director is 250,000 shares. This limit does not apply to, and will be determined without taking into account, any award granted to an individual who, on the grant date of the award, is an officer or employee of the Company or one of its subsidiaries. This limit applies on an individual basis and not on an aggregate basis to all non-employee directors as a group.

Share-Limit Counting Rules.    The Share Limit of the 2020 Plan is subject to the following rules:

•

Shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the 2020 Plan will not be counted against the Share Limit and will again be available for subsequent awards under the 2020 Plan.

•

Except as described below, to the extent that shares are delivered pursuant to the exercise of a stock appreciation right granted under the 2020 Plan, the number of underlying shares as to which the exercise related shall be counted against the Share Limit. (For purposes of clarity, if a stock appreciation right relates to 100,000 shares and is exercised at a time when the payment due to the participant is 15,000 shares, 100,000 shares shall be charged against the Share Limit with respect to such exercise.)

•

Shares that are exchanged by a participant or withheld by the Company to pay the exercise price of a stock option or stock appreciation right granted under the 2020 Plan, as well as any shares exchanged or withheld to satisfy the tax withholding obligations related to any stock option or stock appreciation right, will be counted against the Share Limit and will not be available for subsequent awards under the 2020 Plan. Shares that are exchanged by a participant or withheld by the Company as full or partial payment in connection with any “full-value award” granted under the 2020 Plan, as well as any shares exchanged by a participant or withheld by the Company to satisfy the tax withholding obligations related to any full-value award granted under the 2020 Plan, will not be counted against the Share Limit and will again be available for subsequent awards under the 2020 Plan. For these purposes, a “full-value award” is any award under the 2020 Plan other than a stock option or stock appreciation right.

•

In addition, shares that are exchanged by a participant or withheld by the Company after the date of the Annual Meeting as full or partial payment in connection with any award granted under the 2014 Plan, as well as any shares exchanged by a participant or withheld by the Company after the date of the Annual Meeting to satisfy the tax withholding obligations related to any award granted under the 2014 Plan, shall be available for new awards under the 2020 Plan.

•

To the extent that an award is settled in cash or a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will not be counted against the Share Limit and will again be available for subsequent awards under the 2020 Plan.

•

In the event that shares are delivered in respect of a dividend equivalent right, the actual number of shares delivered with respect to the award shall be counted against the Share Limit. (For purposes of clarity, if 1,000 dividend equivalent rights are granted and outstanding when the Company pays a dividend, and 50 shares are delivered in payment of those rights with respect to that dividend, 50 shares shall be counted against the Share Limit.) Except as otherwise provided by the Administrator, shares delivered in respect of dividend equivalent rights shall not count against any individual award limit under the 2020 Plan other than the aggregate Share Limit.

In addition, the 2020 Plan generally provides that shares issued in connection with awards that are granted by or become obligations of the Company through the assumption of awards (or in substitution for awards) in connection with an acquisition of another company will not count against the shares available for issuance under the 2020 Plan. The Company may not increase the applicable share limits of the 2020 Plan by repurchasing shares of common stock on the market (by using cash received through the exercise of stock options or otherwise).

Types of Awards.    The 2020 Plan authorizes stock options, stock appreciation rights, and other forms of awards granted or denominated in the Company’s common stock or units of the Company’s common stock, as well as cash bonus awards. The 2020 Plan retains flexibility to offer competitive incentives and to tailor benefits to specific needs and circumstances. Any award may be structured to be paid or settled in cash.

A stock option is the right to purchase shares of the Company’s common stock at a future date at a specified price per share (the “exercise price”). The per share exercise price of an option generally may not be less than the fair market value of a share of the Company’s common stock on the date of grant. The maximum term of an option is ten years from the date of grant. An option may either be an incentive stock option or a nonqualified stock option. Incentive stock option benefits are taxed differently from nonqualified stock options, as described under “U.S. Federal Income Tax Consequences of Awards under the 2020 Plan” below. Incentive stock options are also subject to more restrictive terms and are limited in amount by the U.S. Internal Revenue Code and the 2020 Plan. Incentive stock options may only be granted to employees of the Company or a subsidiary.

A stock appreciation right is the right to receive payment of an amount equal to the excess of the fair market value of share of the Company’s common stock on the date of exercise of the stock appreciation right over the base price of the stock appreciation right. The base price will be established by the Administrator at the time of grant of the stock appreciation right and generally may not be less than the fair market value of a share of the Company’s common stock on the date of grant. Stock appreciation rights may be granted in connection with other awards or independently. The maximum term of a stock appreciation right is ten years from the date of grant.

The other types of awards that may be granted under the 2020 Plan include, without limitation, stock bonuses, restricted stock, performance stock, stock units or phantom stock (which are contractual rights to receive shares of stock, or cash based on the fair market value of a share of stock), dividend equivalents which represent the right to receive a payment based on the dividends paid on a share of stock over a stated period of time, or similar rights to purchase or acquire shares, and cash awards.

Any awards under the 2020 Plan (including awards of stock options and stock appreciation rights) may be fully-vested at grant or may be subject to time- and/or performance-based vesting requirements.

Dividend Equivalents; Deferrals.    The Administrator may provide for the deferred payment of awards, and may determine the other terms applicable to deferrals. The Administrator may provide that awards under the 2020 Plan (other than options or stock appreciation rights), and/or deferrals, earn dividends or dividend equivalents based on the amount of dividends paid on outstanding shares of Common Stock, provided that any dividends and/or dividend equivalents as to the portion of an award that is subject to unsatisfied vesting requirements will be subject to termination and forfeiture to the same extent as the corresponding portion of the award to which they relate in the event the applicable vesting requirements are not satisfied (or, in the case of a restricted stock or similar award where the dividend must be paid as a matter of law, the dividend payment will be subject to forfeiture or repayment, as the case may be, if the related vesting conditions are not satisfied).

Assumption and Termination of Awards.    If an event occurs in which the Company does not survive (or does not survive as a public company in respect of its common stock), including, without limitation, a dissolution, merger, combination, consolidation, conversion, exchange of securities, or other reorganization, or a sale of all or substantially all of the business, stock or assets of the Company, awards then-outstanding under the 2020 Plan will not automatically become fully vested pursuant to the provisions of the 2020 Plan so long as such awards are assumed, substituted for or otherwise continued. However, if awards then-outstanding under the 2020 Plan are to be terminated in such circumstances (without being assumed or substituted for), such awards would generally become fully vested (with any performance goals applicable to the award being deemed met at the “target” performance level), subject to any exceptions that the Administrator may provide for in an applicable award agreement. The Administrator also has the discretion to establish other change in control provisions with respect to awards granted under the 2020 Plan. For example, the Administrator could provide for the acceleration of vesting or payment of an award in connection with a corporate event or in connection with a termination of the award holder’s employment. For the treatment of outstanding equity awards held by the NEOs in connection with a termination of employment and/or a change in control of the Company, please see the “Potential Payments Upon Termination or Change in Control” below in this Proxy Statement.

Transfer Restrictions.    Subject to certain exceptions contained in Section 5.6 of the 2020 Plan, awards under the 2020 Plan generally are not transferable by the recipient other than by will or the laws of descent and distribution and are generally exercisable, during the recipient’s lifetime, only by the recipient. Any amounts payable or shares issuable pursuant to an award generally will be paid only to the recipient or the recipient’s beneficiary or representative. The Administrator has discretion, however, to establish written conditions and procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable federal and state securities laws and are not made for value (other than nominal consideration, settlement of marital property rights, or for interests in an entity in which more than 50% of the voting securities are held by the award recipient or by the recipient’s family members).

Adjustments.    As is customary in incentive plans of this nature, each share limit and the number and kind of shares available under the 2020 Plan and any outstanding awards, as well as the exercise or purchase prices of awards, and performance targets under certain types of performance-based awards, are subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends, or other similar events that change the number or kind of shares outstanding, and extraordinary dividends or distributions of property to the stockholders.

No Limit on Other Authority.    Except as expressly provided with respect to the termination of the authority to grant new awards under the 2014 Plan if stockholders approve the 2020 Plan, the 2020 Plan does not limit the authority of the Board of Directors or any committee to grant awards or authorize any other compensation, with or without reference to the Company’s common stock, under any other plan or authority.

Termination of or Changes to the 2020 Plan.    The Board of Directors may amend or terminate the 2020 Plan at any time and in any manner. Stockholder approval for an amendment will be required only to the extent then required by applicable law or deemed necessary or advisable by the Board of Directors. Unless terminated earlier by the Board of Directors and subject to any extension that may be approved by stockholders, the authority to grant new awards under the 2020 Plan will terminate on July 30, 2030. Outstanding awards, as well as the Administrator’s authority with respect thereto, generally will continue following the expiration or termination of the plan. Generally speaking, outstanding awards may be amended by the Administrator (except for a repricing), but the consent of the award holder is required if the amendment (or any plan amendment) materially and adversely affects the holder.

U.S. Federal Income Tax Consequences of Awards under the 2020 Plan

The U.S. federal income tax consequences of the 2020 Plan under current federal law, which is subject to change, are summarized in the following discussion of the general tax principles applicable to the 2020 Plan. This summary is not intended to be exhaustive and, among other considerations, does not describe the deferred compensation provisions of Section 409A of the U.S. Internal Revenue Code to the extent an award is subject to and does not satisfy those rules, nor does it describe state, local, or international tax consequences.

With respect to nonqualified stock options, the Company is generally entitled to deduct and the participant recognizes taxable income in an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise. With respect to incentive stock options, the Company is generally not entitled to a deduction nor does the participant recognize income at the time of exercise, although the participant may be subject to the U.S. federal alternative minimum tax.

The current federal income tax consequences of other awards authorized under the 2020 Plan generally follow certain basic patterns: nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid (if any) only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); bonuses, stock appreciation rights, cash and stock-based performance awards, dividend equivalents, stock units, and other types of awards are generally subject to tax at the time of payment; and compensation otherwise effectively deferred is taxed when paid. In each of the foregoing cases, the Company will generally have a corresponding deduction at the time the participant recognizes income.

If an award is accelerated under the 2020 Plan in connection with a “change in control” (as this term is used under the U.S. Internal Revenue Code), the Company may not be permitted to deduct the portion of the compensation attributable to the acceleration (“parachute payments”) if it exceeds certain threshold limits under the U.S. Internal Revenue Code (and certain related excise taxes may be triggered). Furthermore, under Section 162(m) of the Code, the aggregate compensation in excess of $1,000,000 payable to current or former NEOs (including amounts attributable to equity-based and other incentive awards) may not be deductible by the Company in certain circumstances.

Specific Benefits under the 2020 Performance Incentive Plan

The Company has not approved any awards that are conditioned upon stockholder approval of the 2020 Plan. The Company is not currently considering any other specific award grants under the 2020 Plan, other than the annual grants of restricted stock (or restricted stock units) to our non-employee directors described in the following paragraph. If the 2020 Plan had been in existence in fiscal 2020, the Company expects that its award grants for fiscal 2020 would not have been substantially different from those actually made in that year under the 2014 Plan. For information regarding stock-based awards granted to the Company’s NEOs during fiscal 2020, see the material under the heading “Executive Compensation” below.

As described under “Director Compensation” above, our current compensation policy for non-employee directors provides for each non-employee director to receive an annual award of restricted stock (or restricted stock units), with the number of shares subject to each award to be determined by dividing $100,000 by the closing price of our common stock on the grant date as described above. Certain directors are entitled to elect to receive a cash payment in lieu of the equity award as described above. Assuming, for illustrative purposes only, that the price of the common stock used for the conversion of the dollar amount set forth above into shares is $15.00, the number of shares that would be allocated to the Company’s ten non-employee directors as a group pursuant to the annual grant formula is approximately 666,667 shares. This figure represents the aggregate number of shares that would be subject to the annual grants under the director equity grant program for fiscal years 2021 through 2030 (the ten remaining years in the term of the 2020 Plan, assuming the plan is approved) based on that assumed stock price. This calculation also assumes that there are no new eligible directors, there continue to be ten eligible directors seated, no director elects cash in lieu of the director’s equity award, and there are no changes to the awards granted under the director equity grant program.

The following paragraphs include additional information to help you assess the potential dilutive impact of the Company’s equity awards and the 2020 Plan. The 2004 Plan and the 2014 Plan are the Company’s only equity compensation plans (other than the Company’s 2019 Employee Stock Purchase Plan (the “ESPP”)). The Company’s ESPP generally provides for broad-based participation by employees of the Company (and certain of its subsidiaries) and affords employees who elect to participate an opportunity to purchase shares of the Company’s common stock at a discount. Certain information regarding the number of shares of Company common stock available for issuance under the Company’s ESPP is included under the heading “Equity Compensation Plan Information” below. The discussion that follows in this “Specific Benefits” section does not include any shares that have been purchased under, may be purchased in the current purchase period under, or that remain available for issuance or delivery under the Company’s ESPP.

“Overhang” refers to the number of shares of the Company’s common stock that are subject to outstanding awards or remain available for new award grants. The following table shows the total number of shares of the Company’s common stock that were subject to outstanding restricted stock and restricted stock unit awards granted under the 2014 Plan and 2004 Plan, that were subject to outstanding stock options granted under the 2014 Plan and 2004 Plan, and that were then available for new award grants under the 2014 Plan as of May 30, 2020 and as of August 18, 2020. (In this 2020 Plan proposal, the number of shares of the Company’s common stock subject to restricted stock and restricted stock unit awards granted during any particular period or outstanding on any particular date is presented based on the actual number of shares of the Company’s common stock covered by those awards and before applying the provisions of the 2014 Plan for counting these awards against the plan’s share limit as 2.5 shares for every share actually issued pursuant to the award). As to the number of shares of the Company’s common stock subject to restricted stock and restricted stock unit awards outstanding on any particular date, the information is presented including the crediting of dividend equivalents on the awards through that date, to the extent the dividend equivalents are payable in shares of common stock. For clarity, in this Proposal 2, the number of shares of common stock subject to awards granted during a particular period, or subject to awards outstanding on a particular date, does not include deferred stock units credited under the Directors Deferred Compensation Plan that will, pursuant to the terms of that plan, be settled in cash.

	As of May 30, 2020	As of August 18, 2020

Shares subject to outstanding restricted stock and restricted stock unit awards	89,907	89,907

Shares subject to outstanding stock options	5,755,018	5,523,006

Shares available for new award grants	1,455,389	1,622,251

The weighted-average number of shares of the Company’s common stock issued and outstanding in each of the last three fiscal years was 30,741,439 in fiscal 2018; 31,595,589 in fiscal 2019; and 31,988,877 in fiscal 2020. The number of shares of the Company’s common stock issued and outstanding as of May 30, 2020 and August 18, 2020 was 32,144,373 and 32,424,555 shares, respectively.

“Burn rate” refers to the number of shares that are subject to awards that we grant over a particular period of time. The total number of shares of the Company’s common stock subject to awards that the Company granted under the 2014 Plan in each of the last three fiscal years, and to date (as of August 18, 2020) for fiscal 2021, are as follows:

•

1,113,168 shares in fiscal 2018 (which was 3.6% of the weighted-average number of shares of the Company’s common stock issued and outstanding in fiscal 2018), of which 117,588 shares were subject to restricted stock and restricted stock unit awards and 995,580 shares were subject to stock options;

•

1,311,627 shares in fiscal 2019 (which was 4.2% of the weighted-average number of shares of the Company’s common stock issued and outstanding in fiscal 2019), of which 21,537 shares were subject to restricted stock and restricted stock unit awards and 1,290,090 shares were subject to stock options;

•

1,346,422 shares in fiscal 2020 (which was 4.2% of the weighted-average number of shares of the Company’s common stock issued and outstanding in fiscal 2020), of which 28,372 shares were subject to restricted stock and restricted stock unit awards and 1,318,050 shares were subject to stock options; and

•

0 shares in fiscal 2021 through August 18, 2020 (which was 0% of the number of shares of the Company’s common stock issued and outstanding on August 18, 2020), of which 0 shares were subject to restricted stock and restricted stock unit awards and 0 shares were subject to stock options.

Thus, the total number of shares of the Company’s common stock subject to awards granted under the 2014 Plan per year over the last three fiscal years (fiscal 2018, 2019 and 2020) has been, on average, 4.0% of the weighted-average number of shares of the Company’s common stock issued and outstanding for the corresponding year.

The total number of shares of our common stock that were subject to awards granted under the 2014 Plan that terminated or expired, and thus became available for new award grants under the 2014 Plan, in each of the last three fiscal years, and to date for fiscal 2021 (as of August 18, 2020), are as follows: 199,563 in fiscal 2018, 241,938 in fiscal 2019, 701,286 in fiscal 2020, and 166,862 in fiscal 2021. The total number of shares of our common stock that were subject to awards granted under the 2014 Plan and that were withheld to cover tax withholding obligations arising with respect to the award (other than stock options and stock appreciation rights), and thus became available for new award grants under the 2014 Plan, in each of the last three fiscal years, and to date for fiscal 2021 (as of August 18, 2020), are as follows: 0 in fiscal 2018, 0 in fiscal 2019, 0 in fiscal 2020, and 0 in fiscal 2021. Shares subject to 2014 Plan awards that terminated or expired or were withheld to cover tax withholding obligations arising with respect to the award (other than stock options and stock appreciation rights), and became available for new award grants under the 2014 Plan have been included when information is presented in this 2020 Plan proposal on the number of shares available for new award grants under the 2014 Plan.

The number of shares credited as dividend equivalents under the 2014 Plan with respect to then-outstanding restricted stock and restricted stock unit awards, to the extent the dividend equivalents are payable in shares of the Company’s common stock, in each of the last three fiscal years, and to date for fiscal 2021 (as of August 18, 2020), are as follows: 235 in fiscal 2018, 1,374 in fiscal 2019, 3,729 in fiscal 2020, and 0 in fiscal 2021.

The Compensation Committee anticipates that the shares available for new award grants under the 2014 Plan (which will become available for new award grants under the 2020 Plan if stockholders approve the 2020 Plan) will provide the Company with flexibility to continue to grant equity awards under the 2020 Plan through approximately the end of fiscal 2022 (reserving sufficient shares to cover dividend equivalents that may be credited with respect to the awards based on the Company’s recent dividend payments, and assuming usual levels of shares becoming available for new awards as a result of forfeitures of outstanding awards). However, this is only an estimate, in the Company’s judgment, based on current circumstances. The total number of shares that are subject to the Company’s award grants in any one year or from year-to-year may change based on a number of variables, including, without limitation, the value of the Company’s common stock (since higher stock prices generally require that fewer shares be issued to produce awards of the same grant date fair value), changes in competitors’ compensation practices or changes in compensation practices in the market generally, changes in the number of employees, changes in the number of directors and officers, whether and the extent to which vesting conditions applicable to equity-based awards are satisfied, acquisition activity and the need to grant awards to new employees in connection with acquisitions, the need to attract, retain and incentivize key talent, the number of dividend equivalent rights outstanding, the extent to which they provide for settlement in stock and the amount and frequency of the Company’s dividend payments, the type of awards the Company grants, and how the Company chooses to balance total compensation between cash and equity-based awards.

The closing market price for a share of the Company’s common stock as of August 18, 2020 was $12.53 per share.

EQUITY COMPENSATION PLAN INFORMATION

The Company currently maintains three equity compensation plans: the 2014 Plan, the 2004 Plan and the ESPP. These plans have each been approved by the Company’s stockholders. Stockholders are also being asked to approve a new equity compensation plan, the 2020 Plan, as described above.

The following table sets forth, for each of the Company’s equity compensation plans under which equity securities of the Company are authorized for issuance, the number of shares of common stock subject to outstanding options, warrants, and rights, the weighted-average exercise price of outstanding options, warrants, and rights, and the number of shares remaining available for future award grants as of May 30, 2020.

	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)		(b)		(c)

Equity compensation plans approved by security holders	5,755,018	(1)	$16.07	(2)	3,093,776	(3)

Equity compensation plans not approved by security holders	—		—		—

Total	5,755,018		$16.07		3,093,776

(1)

This amount includes 4,141,887 shares of our common stock subject to stock options outstanding under our 2014 Plan and 1,613,131 shares of our common stock subject to stock options outstanding under our 2004 Plan but does not include 89,907 shares of our common stock issued and outstanding pursuant to unvested restricted stock awards under our 2014 Plan.

(2)	This number reflects the weighted-average exercise price of outstanding options and has been calculated exclusive of outstanding restricted stock awards issued under our 2014 Plan.

(3)

Consists of 1,640,778 shares available for issuance under the Company’s ESPP and 1,452,998 shares available for issuance under the Company’s 2014 Plan. Shares available under the 2014 Plan generally may be used for any type of award authorized under that plan including stock options, restricted stock, stock bonuses, performance stock, stock units, phantom stock and other forms of awards granted or denominated in the Company’s common stock. No new awards will be granted under the 2014 Plan if stockholders approve the 2020 Plan.

Vote Required and Recommendation of the Board of Directors The affirmative vote of a majority of the shares of our common stock represented in person or by proxy at the Annual Meeting and entitled to vote on the proposal is required for approval of the 2020 Performance Incentive Plan. The Board of Directors believes that approval of the 2020 Performance Incentive Plan will promote the interests of the Company and its stockholders and continue to enable the Company to attract, retain and award persons important to its success.

The Board of Directors unanimously recommends that stockholders vote “FOR” Proposal 2 to approve the 2020 Performance Incentive Plan as described above.

PROPOSAL 3. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM FOR FISCAL YEAR 2021

The Audit Committee of the Board of Directors has appointed the accounting firm of RSM US LLP as the Company’s independent registered public accounting firm to conduct the annual audit of the Company’s financial statements for fiscal year 2021. If the stockholders fail to ratify the appointment, the Audit Committee may reconsider whether or not to retain RSM US LLP. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent auditor at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and our stockholders.

A representative of RSM US LLP will be available at the Annual Meeting to answer any appropriate questions concerning the independent registered public accounting firm’s areas of responsibility, and will have an opportunity to make a statement if he or she desires to do so.

Fees

The following table shows information about RSM US LLP’s fees for services provided to the Company in fiscal year 2020 and 2019.

	2020	2019

Audit Fees	$1,235.500	$1,148,700

Audit Related Fees(1)	$34,400	$40,400

Tax Fees(2)	$6,500	$8,600

All Other Fees	$0	$0

(1)	Audit Related Fees include those fees for professional services reasonably related to the performance of the audit or review of financial statements.

(2)	Tax Fees include global compliance and reporting for our tax return and information-reporting requirements.

Audit Committee Policy Regarding Pre-Approval of Services of Independent Registered Public Accounting Firm

As set forth in its charter, the Audit Committee has the sole authority to review in advance, and grant any appropriate pre-approval of: (1) all auditing services to be provided by the independent registered public accounting firm and (2) all non-audit services to be provided by the independent registered public accounting firm as permitted by Section 10A of the Exchange Act, and in connection therewith to approve all fees and other terms of engagement. Such pre-approval can be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual basis. The pre-approval of non-auditing services can be delegated by the Audit Committee to one or more of its members, but the decision must be presented to the full Audit Committee at the next scheduled meeting. In fiscal 2020 and 2019, all fees of RSM US LLP were pre-approved by the Audit Committee.

The Board of Directors unanimously recommends that stockholders vote “FOR” Proposal 3 to ratify the appointment of RSM US LLP as the Company’s independent registered public accounting firm for fiscal year 2021.

The following report of the Audit Committee does not constitute soliciting material and shall not be deemed filed with the SEC under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act or incorporated by reference in any document so filed.

AUDIT COMMITTEE REPORT

To the Board of Directors of Resources Connection, Inc.:

As set forth in more detail in the Audit Committee charter, the Audit Committee’s primary responsibilities fall into three categories:

•

first, the Audit Committee is responsible for overseeing the preparation of and reviewing the quarterly and annual financial reports prepared by the Company’s management, including discussions with management and the Company’s outside independent registered public accounting firm regarding significant accounting and reporting matters;

•

second, the Audit Committee is responsible for the engagement, compensation, retention and oversight of all of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting), as well as determining whether the outside registered public accounting firm is independent (based in part on the annual letter provided to the Company pursuant to applicable requirements of the Public Company Accounting Oversight Board regarding the public accounting firm’s communications with the Audit Committee concerning independence); and

•	third, the Audit Committee oversees management’s implementation of effective systems of internal controls.

The Audit Committee has reviewed and discussed with the Company’s management and its independent registered public accounting firm, RSM US LLP, the Company’s audited financial statements for the year ended May 30, 2020, known as the Audited Financial Statements. Management advised the Audit Committee that the Audited Financial Statements were prepared in accordance with generally accepted accounting principles. In addition, the Audit Committee discussed with RSM US LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

The Audit Committee also has received and reviewed the written disclosures and the letter from RSM US LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with that firm its independence from the Company. The Audit Committee also discussed with the Company’s management and RSM US LLP such other matters, and received such assurances from that firm, as the Audit Committee deemed appropriate.

Management is responsible for the Company’s internal controls and the financial reporting process. RSM US LLP is responsible for performing an independent audit of the Company’s financial statements and the Company’s internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon.

Based on the foregoing review and discussions and a review of the reports of RSM US LLP with respect to the Audited Financial Statements, and relying thereon, the Audit Committee recommended to the Company’s Board of Directors the inclusion of the Audited Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended May 30, 2020.

THE AUDIT COMMITTEE

Neil Dimick, Chairperson

Robert Kistinger

Marco von Maltzan

Michael Wargotz

EXECUTIVE COMPENSATION

The following discussion of named executive officer compensation contains descriptions of various employment-related agreements and employee compensation plans. These descriptions are qualified in their entirety by reference to the full text or detailed descriptions of the agreements and plans that we have filed as exhibits to our Annual Report on Form 10-K for the year ended May 30, 2020, filed with the SEC on July 27, 2020.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis (“CD&A”) describes the Company’s compensation philosophy, explains the objectives of our compensation programs and sets forth the elements of the compensation paid or awarded to, or earned by our named executive officers (“NEOs”) for fiscal 2020.

The Company’s NEOs for fiscal 2020 are:

Name	Age	Position

Kate W. Duchene	57	President and Chief Executive Officer

Jennifer Y. Ryu	45	Executive Vice President and Chief Financial Officer (promoted in February 2020)

Timothy L. Brackney	48	President and Chief Operating Officer

Herbert M. Mueller	63	Former Chief Financial Officer and Executive Vice President (separated from employment in August 2019)

Fiscal 2020 Executive Summary

The Compensation Committee is responsible for setting the compensation of the NEOs. In determining elements of compensation for fiscal 2020 for our NEOs, the Compensation Committee considered the Company’s business results as discussed in more detail in this CD&A. The following are certain highlights of our business results for fiscal 2020:

•	We achieved revenue of $703.4 million;

•	We generated $28.3 million in net income, after restructuring costs of $5 million;

•	We achieved Adjusted EBITDA of $59.9 million(1);

•	We achieved an Adjusted EBITDA Margin of 8.5%(2);

•	We generated diluted earnings per share of $0.88 for fiscal 2020, reflecting an $0.11 per diluted share impact from the restructuring costs;

•	We generated $49.5 million in cash flow from operations;

•	We returned $17.6 million to stockholders in fiscal 2020 through the Company’s dividend program and the repurchase of 0.3 million shares of common stock through our share repurchase program;

•	We retained 100% of our top 50 clients from fiscal 2019 in fiscal 2020; and

•	We ended fiscal 2020 with $95.6 million in cash and cash equivalents.

(1)

See pages 24 and 25 of Resources Connection, Inc.’s Annual Report on Form 10-K, filed with the SEC on July 27, 2020, for a discussion of the adjustments made and a reconciliation of those adjustments to net income (loss), the most directly comparable GAAP financial measure, to compute Adjusted EBITDA.

(2)	Adjusted EBITDA Margin is Adjusted EBITDA divided by revenue.

Highlights of the executive compensation program for fiscal 2020 include:

•

Base Salaries.    The Company increased the base salary for our President and Chief Executive Officer in fiscal 2020 to better align her base salary with the average base salary of the CEOs in the Company’s peer group. In addition, Ms. Ryu’s base salary was increased in fiscal 2020 in connection with her promotion to Executive Vice President and Chief Financial Officer. No change was made to the base salary of our President and Chief Operating Officer during fiscal 2020.

•

Annual Incentives.    Our NEOs that are currently employed by us participated in our EIP during fiscal 2020. The EIP reflects a pay for performance culture. No incentive compensation is earned under the EIP unless the Company achieves a threshold level of financial performance. For fiscal 2020, the threshold level of financial performance under the EIP was the achievement of 6.5% Adjusted EBITDA margin performance, which the Company achieved. In fiscal 2020, the Company achieved 92.4% of our revenue and 82.1% of our Adjusted EBITDA margin goals established for the quantitative elements of the EIP. Despite the COVID-19 pandemic that caused economic disruption, our NEOs achieved the majority of their EIP qualitative goals designated for fiscal 2020. Accordingly, the Compensation Committee awarded our NEOs annual cash incentives under the EIP for fiscal 2020 as follows:

•	Ms. Duchene was awarded a total annual incentive of $745,000, representing 47.7% of her maximum award opportunity or 107.4% of her target annual incentive opportunity;

•	Ms. Ryu was awarded a total annual incentive of $229,000, representing 60.2% of her maximum award opportunity or 90.3% of her target annual incentive opportunity; and

•	Mr. Brackney was awarded a total annual incentive of $347,000, representing 60.3% of his maximum award opportunity or 90.4% of his target annual incentive opportunity.

•

Long-Term Incentives.    In fiscal 2020, the Compensation Committee approved equity incentives, in the form of stock options and restricted stock awards, to our NEOs. Stock options have value only if our stock price increases after the date the option is granted, thereby further aligning the interest of participating NEOs with those of our stockholders. These awards were made pursuant to our 2014 Plan and include a four-year vesting period. Ms. Ryu also received an award of restricted shares in connection with her promotion to Chief Financial Officer in February 2020. No other long-term incentive awards were granted to our NEOs in fiscal 2020.

•

Stock Ownership Guidelines.    To help focus our NEOs on long-term stockholder value, we maintain guidelines requiring our NEOs to own a significant amount of the Company’s stock. See “Stock Ownership Guidelines for NEOs” below.

Compensation Governance

The Board appoints each executive officer of the Company. The Compensation Committee has responsibility for setting the compensation of our NEOs. The Compensation Committee has sole authority to determine the compensation of our Chief Executive Officer. In setting the compensation of the NEOs other than the Chief Executive Officer, the Compensation Committee considers the recommendations of the Chief Executive Officer. See “Board of Directors — Compensation Committee” above for a discussion of the powers and responsibilities of the Compensation Committee and the role that our President and Chief Executive Officer plays in compensation decisions. Except as otherwise noted in this CD&A, the Compensation Committee’s decisions are subjective and the result of its business judgment, which is informed by the experiences of the members of the Compensation Committee.

Compensation Philosophy

Our compensation philosophy is to deliver NEO compensation that will allow us to attract and retain highly qualified executives while maintaining a strong relationship between executive pay and Company performance. In a professional services business, we believe talent is the Company’s critical asset. The Company must maintain a compensation program that allows us to compete against public and private firms for exceptional talent around the globe utilizing an appropriate mix of cash and equity reward elements. In structuring our current executive compensation programs, we are guided by the following principles:

•

“At Risk” Compensation/Pay for Performance.    A significant portion of each executive’s compensation should be “at risk” and tied to the Company’s attainment of our annual and long-term financial and business objectives, including retaining our team-oriented culture.

•

Competitive Compensation.    The Company’s executive compensation programs should provide a fair and competitive compensation opportunity that enables us to attract and retain superior executive talent in the global market.

•

Alignment with Stockholder Interests.    Executive compensation should be structured to include variable elements that link executives’ financial reward to stockholder return, and executive stock ownership should be encouraged.

We have implemented this pay for performance philosophy through the following program design.

Compensation Program Design

While embracing the Company’s compensation philosophy, the Compensation Committee has designed the executive compensation programs to achieve the following objectives: (1) serve to reinforce the Company’s goals and business objectives, with an eye toward longer-term prosperity and success; (2) pay for performance in a manner that supports growth and innovation without encouraging excessive risk; (3) align the interests of management and stockholders by weighting a significant portion of total reward opportunities on long-term performance awards; (4) allow the Company to attract, retain and motivate key executives by providing competitive compensation with an appropriate mix of fixed and variable elements; and (5) appreciate the culture of the Company in recognizing and supporting outstanding team-based performance and behaviors that demonstrate our core values. As described in more detail below, the material elements of our current executive compensation programs for NEOs include a base salary; an annual, cash-based incentive compensation opportunity; a long-term equity incentive opportunity; and potential severance and other benefits payable in connection with a termination of employment or change in control. We believe that each element of our executive compensation program helps us to achieve one or more of our compensation objectives, as illustrated by the table below:

Compensation Element	Compensation Objectives Designed to be Achieved

Base Salary	• Attract, motivate, reward and retain high-caliber talent

Annual Cash-Based Incentive Compensation Opportunity	• Directly link pay to performance • Incentivize creation of stockholder value • Attract, motivate, reward and retain high-caliber talent

Long-Term Equity Incentives	• Incentivize creation of stockholder value • Directly link pay to performance • Attract, motivate, reward and retain high-caliber talent

Severance and Other Benefits Potentially Payable Upon Termination of Employment or a Change in Control	• Attract, motivate, reward and retain high-caliber talent

Use of Compensation Consultant

During fiscal 2020, the Compensation Committee did not engage an independent compensation consultant. Pursuant to its charter, the Compensation Committee has the authority in its sole discretion to retain an independent consultant as it deems appropriate and necessary. The Compensation Committee did not make significant changes to the compensation program design during the fiscal year and, therefore, determined it was not in the best interests of the Company, nor necessary, to incur the additional costs of engaging such services for fiscal 2020. However, in order to assist the Compensation Committee in conducting its annual review of peer group and other relevant data, the Company subscribed to the services of Equilar’s Insight Data Platform, a web-based provider of executive compensation benchmarking, data and analytics. The data included executive compensation information for comparable executives at the companies noted in “Use of Peer Group Data” below. The Compensation Committee used this data generally as background information to assist in its decision making process.

Use of Peer Group Data

The individual compensation elements of our program are intended to create a total compensation package for each NEO that we believe achieves our compensation objectives and provides competitive compensation opportunities relative to companies in our comparative peer group.

In fiscal 2020, as is its annual practice, the Compensation Committee reviewed the composition of the Company’s peer group to help ensure its alignment with the Company’s size, practice areas, business model delivery and geographic reach. The Compensation Committee reviews the composition of the peer group each year and approves any change to the peer group. After a review of both our peers in the marketplace and those that major advisory firms, such as ISS, include in our services sector peer group, the Compensation Committee determined that all the companies that constituted our peer group for our fiscal 2019 executive compensation decisions would be the same for our fiscal 2020 executive compensation decisions. Subsequent to our determination of executive compensation for fiscal year 2020, in October 2019 Navigant Consulting Inc. was acquired by Veritas Capital-backed Guidehouse. Therefore, while Navigant Consulting Inc.

remains part of our peer group for fiscal 2020, we have no performance data for Navigant Consulting, Inc. for this fiscal year. For fiscal 2020, the peer group consisted of the following ten professional services companies and we believe it reflects the competitive landscape in which the Company operates and competes for talent.

Peer Group Companies

CBIZ, Inc.	CRA International, Inc.	FTI Consulting, Inc.

Heidrick & Struggles International, Inc.	Hudson Global, Inc.	Huron Consulting Group Inc.

ICF International, Inc.	Kforce, Inc.	Korn Ferry

Navigant Consulting, Inc.

The chart below contains information on revenues, market capitalization and employee head count for our named peer group.(1)

Company Name	Performance Data Date	Annual Revenue ($MM)	Market Cap ($MM)	Number Of Employees

CBIZ, Inc.	12/31/19	948.4	1,464.8	4,800

CRA International, Inc.	12/31/19	451.4	421.6	779

FTI Consulting, Inc.	12/31/19	2,352.7	4,043.2	5,567

Heidrick & Struggles International, Inc.	12/31/19	725.6	623.0	1,780

Hudson Global, Inc.	12/31/19	93.8	35.1	390

Huron Consulting Group Inc.	12/31/19	965.5	1,492.5	3,750

ICF International, Inc.	12/31/19	1,478.5	1,723.5	7,000

Kforce, Inc.	12/31/19	1,347.4	855.0	2,300

Korn Ferry	4/30/20	1,973.9	2,653.3	8,678

Navigant Consulting, Inc.(2)	—	—	—	—

Resources Connection, Inc.	5/30/20	703.4	353.3	3,433

(1)

The information contained in the chart was obtained from Equilar and based on each peer group company’s public filings. Annual revenues are presented for each peer company for the fiscal year ended as of the performance data date indicated above. Market capitalization information is presented based on the closing trading price for each company’s common stock at its fiscal year-end as of the performance data date indicated above.

(2)

Navigant Consulting, Inc. was part of the peer group upon which fiscal 2020 compensation decisions were made, but because it was acquired by a private equity group prior to its fiscal year end, no performance data is available.

In addition to the peer group data, the Compensation Committee also reviews summary statistical information from survey data about general industry practices in private companies and partnerships with which we compete for talent. In reviewing this information, the Compensation Committee does not focus on any one company included in the surveys to make its decisions.

Our compensation evaluation process generally involves comparing the base salaries, annual incentive compensation opportunities, total cash compensation and long-term equity incentive opportunities provided to our NEOs to similar compensation opportunities provided to comparable executives at our peer group companies. Although these benchmarks and other survey data represent useful background, the Compensation Committee exercises its judgment and discretion in setting individual executive compensation packages. This data is used by the Compensation Committee, not to set specific targets vis-à-vis peer company executives, but to assess as background data in determining what it considers in its judgment to be fair and reasonable pay practices for our NEOs. Our Company operates what we believe is a unique compensation program that reinforces a team-based culture and rewards NEOs for Company and team-based results as well as particular individual achievements.

Role of Stockholder Say-on-Pay Votes

The Company’s stockholders are provided with an opportunity to cast an annual advisory vote on the Company’s executive compensation program through the say-on-pay proposal. At the Company’s annual meeting of stockholders held in October 2019, approximately 97.3% of the votes cast supported the Company’s say-on-pay proposal. The Compensation Committee believes this strong result affirms stockholders’ support of the Company’s approach to its executive compensation program. The Compensation Committee did not change its approach to executive compensation or executive compensation program design for fiscal 2020, and believes the executive compensation program in place, as in prior years, includes a number of features that further the goals of the Company’s executive compensation program and reflect current best practices. The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay proposals when making future compensation decisions for the NEOs.

Elements of Pay for Named Executive Officers

Base Salary

The Compensation Committee generally reviews the base salary paid to each NEO on an annual basis. Under each NEO’s employment agreement, the Compensation Committee may increase the NEO’s then current base salary on its review, but it may not reduce the base salary level.

In determining whether base salary increases for fiscal 2020 for the NEOs were appropriate, the Compensation Committee considered the base salary levels of other employees within the Company, each NEO’s length of service, the Company’s general financial performance and growth, and the base salaries and total cash compensation earned by comparable executives at the Company’s peer group companies (based on their published data). Based upon the foregoing, the Compensation Committee determined that Ms. Duchene’s base salary should be increased to $700,000 annually effective as of July 25, 2019 to better align her base salary with the average base salary of the CEOs in the Company’s peer group. Ms. Ryu’s base salary was increased to $375,000 annually in connection with her promotion to Executive Vice President and Chief Financial Officer in February 2020. The Compensation Committee also determined that Mr. Brackney’s base salary remained appropriate and his base salary was not adjusted for fiscal 2020. No change was made to Mr. Mueller’s base salary for fiscal 2020 as he separated from employment by the Company in August 2019.

Column (c) of the “Summary Compensation Table — Fiscal 2018 — 2020” in the “Executive Compensation Tables for Fiscal 2020” section below shows the base salary paid to each NEO for fiscal 2020.

Annual Incentive Compensation

The Compensation Committee’s annual incentive compensation plan is the EIP. Each of the NEOs (other than Mr. Mueller) participated in the EIP for fiscal 2020. Mr. Mueller did not participate in the EIP for fiscal 2020 as he separated from employment by the Company in August 2019.

The EIP sets forth each participant’s target annual incentive compensation opportunity and the overall annual incentive structure and mechanics, which includes both a quantitative and qualitative component, used to determine the participant’s incentive cash award for the fiscal year. For fiscal 2020, the Compensation Committee set the following annual incentive compensation opportunities under the EIP:

•

The target annual incentive compensation opportunity for Ms. Duchene was set at 100% of her base salary, and the maximum incentive compensation opportunity was set at 225% of her target incentive award. The greater incentive compensation opportunity for Ms. Duchene, relative to the other NEOs, reflects her overall responsibilities for the operations and results of the Company.

•

The target annual incentive compensation opportunity for each of Ms. Ryu and Mr. Brackney was set at 75% of each respective NEO’s base salary, and the maximum incentive compensation opportunity for each of Ms. Ryu and Mr. Brackney was equal to 150% of that respective NEO’s target incentive award.

Each NEO’s target and maximum annual incentive percentages were generally determined by the Compensation Committee in its discretion based on its subjective assessment of several factors, including comparable annual incentive opportunities in effect for comparable executives at our peer group companies (based on their published data), total cash compensation and equity awards earned by comparable executives at our peer group companies (based on their published data), internal comparability with percentage targets of other executives within the Company, and the Company’s objective of creating appropriate at-risk incentives to reinforce our team-based management culture and maximize stockholder value. The Compensation Committee also determined that these levels provided for fair and competitive rewards to the NEOs after reviewing historical data regarding the peer group companies and using its own subjective judgment and knowledge of the industry’s pay practices.

Pursuant to the terms of the EIP for fiscal 2020, to trigger any award for any participant, the Company must achieve at least 6.5% “adjusted EBITDA margin” (as defined below). If that goal is attained, 70% of each participant’s incentive opportunity under the EIP is determined based on quantitative components and 30% of each participant’s incentive opportunity under the EIP is determined based on qualitative components. As noted above, the quantitative component of the EIP is determined based on the Company’s revenue and “adjusted EBITDA margin” results for the fiscal year. These quantitative measures are equally weighted, each representing 35% of the participant’s total target annual incentive opportunity. The “adjusted EBITDA margin” measure is our earnings before interest, taxes, depreciation, amortization and stock-based compensation expense, expressed as a percentage of revenue. The Compensation Committee selected these quantitative performance measures for the EIP because it believes such measures are closely correlated to our annual business objectives and growth in stockholder value, and are straightforward to administer, understand and communicate.

With respect to the quantitative award components, the Company must achieve at least 75% of the revenue performance target for the participants to receive any payment of the portion of their annual incentive linked to that performance metric and the Company must achieve at least 75% of the adjusted EBITDA margin performance target for the participants to receive any payment of the portion of their annual incentive linked to that performance metric. Specifically, for each quantitative performance measure, a threshold payment will be made if the Company achieves performance levels equal to 75% of the target performance level amount, the target payment will be made if the Company achieves performance levels equals to 100% of the target performance level and the maximum payment will be made if the Company achieves performance levels equal to 140% or more of the target performance levels. For each performance measure, the threshold payout and target payout are equal to 35% and 100%, respectively, of the target annual incentive compensation opportunity attributable to the performance measure for each of the participants, and the maximum payout is equal to 225% and 150% of the target amount attributable to the performance measure for Ms. Duchene, and Ms. Ryu and Mr. Brackney, respectively. The amounts payable for performance levels in between the threshold, target and maximum performance levels are determined based on a straight line interpolation.

The following table sets forth the target performance levels established by the Compensation Committee for the EIP for fiscal 2020. As shown in the table, the Company achieved 92.4% of the revenue target and 82.1% of the adjusted EBITDA margin target for fiscal 2020 (based on adjusted EBITDA of $59.9 million for fiscal 2020).

Metric Definition	Target	Fiscal 2020 Results	Actual Payout Percentage Achieved

Revenue	$761.0 million	$703.4 million	92.4%

Adjusted EBITDA Margin	9.5% of Actual Revenue	7.8%(1)	82.1%

(1)

The Company’s Adjusted EBITDA Margin for fiscal 2020 was 8.5%. An Adjusted EBITDA Margin of 7.8% was used for purposes of determining fiscal 2020 awards under the EIP because certain restructuring charges that were excluded in calculating the Adjusted EBITDA Margin disclosed in the Company’s Annual Report on Form 10-K for fiscal 2020 were not excluded for purposes of the EIP award determinations.

The remaining 30% of each participant’s target annual incentive compensation opportunity is determined based on qualitative measures determined by the Compensation Committee. Such factors generally include the Compensation Committee’s subjective assessment of the Company’s financial performance for the year as a whole (as opposed to the quantitative performance components which measure performance against pre-established targets), the individual participant’s performance for the year with respect to other stated strategic, operational and human capital objectives defined for each individual, and other qualitative team-based performance assessments. The Company believes this mix of predominantly quantitative components coupled with a smaller qualitative component provides appropriate incentives to achieve pre-established goals while giving the Compensation Committee some flexibility to reward other achievements.

For fiscal 2020, the Compensation Committee based its qualitative award determination for the participants on its subjective assessment of the Company’s financial performance, including realized transformation initiatives, such as completing an acquisition in the digital transformation arena and building a human cloud product to launch in fiscal 2021, and executing a restructuring plan in North America and Asia Pacific to deliver improvement in operating costs. The Compensation Committee also gave consideration to the executive’s steady stewardship of the Company in the face of unprecedented global crisis which resulted in improved sales leadership, including greater discipline and price governance; improved client service performance, including client retention, project extensions, and continuity among global accounts; as well as human resources management, including naming a new Chief People Officer. There was no specific weighting of these particular factors. The considerations for the fiscal 2020 EIP awards included the following:

•

We achieved revenue of $703.4 million which, due to the adverse impact of the COVID-19 pandemic, was below our revenue target for the year, and the EIP payout for revenue was accordingly reduced below the targeted level;

•	We successfully completed an acquisition in the digital transformation arena;

•	We are building a human cloud product to launch in fiscal 2021;

•	We executed a restructuring plan in North America and Asia Pacific to deliver improvement in operating costs;

•	Despite COVID-19, we improved sales leadership, improved client service performance, and expanded our Strategic Client Program and Key Account clients;

•	We returned $22.6 million to our stockholders in the form of dividends and stock buybacks; and

•	We retained 100% of our top 50 clients from fiscal 2019 in fiscal 2020.

Based upon all of the foregoing, as well as its general assessment of competitive compensation practices, the Compensation Committee decided the following under the EIP for fiscal 2020:

•

Although the Compensation Committee noted the achievements listed above, the Compensation Committee determined that the Company did not increase global revenue to the full extent management believed possible. While the Company was gaining strong moment when the COVID-19 pandemic hit, the COVID-19 pandemic negatively affected the Company’s global revenue performance for the fourth quarter of fiscal 2020. Accordingly, after taking into account the annual incentives to be paid to the participants under the quantitative component of the EIP, the Compensation Committee decided to award annual EIP incentives at slightly less than the target qualitative award levels.

•

The qualitative award for fiscal 2020 determined by the Compensation Committee for Ms. Duchene amounted to 60.1% of her base salary earned in fiscal 2020 (or 89.1% of the maximum qualitative award available).

•

The qualitative award for fiscal 2020 determined by the Compensation Committee for Ms. Ryu amounted to 32.1% of her base salary earned in fiscal 2020 (or 95.5% of the maximum qualitative award available).

•

The qualitative award for fiscal 2020 determined by the Compensation Committee for Mr. Brackney amounted to 32.2% of his base salary earned in fiscal 2020 (or 95.6% of the maximum qualitative award available).

The amounts paid to each participating NEO in respect of his or her annual incentive compensation opportunity under the EIP for fiscal 2020 are presented in column (d) of the “Summary Compensation Table — Fiscal 2018 — 2020” below.

Long-Term Incentive Awards

The Company’s view is that the NEOs’ long-term compensation should be directly linked to the value provided to our stockholders. In general, the NEOs’ long-term compensation is currently awarded in the form of stock options having an exercise price equal to the closing price of the Company’s common stock on the grant date. Stock options are our preferred form of equity award for executives because, as the vehicle is directly tied to stockholder return, the options will not have any value unless the shares of the Company’s common stock appreciate in value following the grant date. If the stock price does not appreciate, the executive does not realize any value from the option. We believe that with the functional focus organizational structure, pay for performance incentive structure and investments in digital innovation, we have significant growth ahead of us. As such, we believe that stock options — which only convey real value with share price appreciation — continue to be the most appropriate equity vehicle to use in our reward programs to align executive and stockholder interests.

Stock option grants to our NEOs typically vest in a series of installments over a four-year vesting period. We believe this four-year vesting period provides an incentive for the NEOs to remain in our employ, and also focuses the NEOs on the long-term performance and business objectives of the Company for the benefit of our stockholders. We believe the four-year vesting period is consistent with compensation practices in the market generally and strikes an appropriate balance between the interests of the Company, our stockholders and the individual NEOs in terms of the incentive, value creation and compensatory aspects of these equity awards.

We may also award restricted stock or restricted stock units to our executives. Restricted stock and restricted stock units align award recipients’ interests with our stockholders’ interests because the value of these awards is dependent upon our stock price. These awards can have a greater retention value because the awards have value even if our stock price does not appreciate after the grant date of the awards and, compared to stock options, a fewer number of shares can be awarded as a restricted stock or restricted stock unit award to deliver the same grant date award value. Ms. Ryu received an award of restricted stock in connection with her promotion to Executive Vice President and Chief Financial Officer in February 2020. Ms. Ryu’s restricted stock will vest in a series of installments over a four-year vesting period.

The size of equity award granted to each of our NEOs is a decision made by the Compensation Committee in the exercise of its business judgment. In making this determination, the Compensation Committee considers its general assessment of the Company’s revenue achievement and return on equity, client retention, Company morale, success in developing a productive management team, corporate governance, performance and risk management. The Compensation Committee also takes into account the total cash compensation paid to the NEOs in our immediately preceding fiscal year, the number and value of equity awards previously granted to the NEOs, dilution effects on our stockholders, the need to make sure that an appropriate number of shares would be available for equity awards to less-senior employees, the number and value of long-term equity awards made to comparable executives at our peer group companies (based on their published data), and the goal of providing the NEOs with total long-term equity compensation and total compensation amounts that we think are appropriate and competitive. We believe the size of each NEO’s equity award is consistent with our compensation objectives of paying for performance and putting a significant portion of the NEOs’ total compensation “at risk.”

After a review of the factors described in the preceding paragraph, the Compensation Committee approved equity awards, in the form of stock options and (in the case of Ms. Ryu) restricted stock, to the NEOs in fiscal 2020. The Compensation Committee approved the following equity awards: for Ms. Duchene, the grant of options to purchase 100,000 shares of the Company’s common stock, for Ms. Ryu, the grant of options to purchase 30,000 shares of the Company’s common stock and (in connection with her promotion) 10,000 shares of restricted stock, and for Mr. Brackney, the grant of options to purchase 55,000 shares of the Company’s common stock. Mr. Mueller did not receive an equity award in fiscal 2020 as he separated from employment by the Company in August 2019.

The Board and management fully support the pay for performance principle advocated by major advisory services, and that principle has long been the cornerstone of our executive compensation program. We believe that stock options are performance-based given that our stock price must appreciate after the grant of the awards in order for the awards to have any value. Our Board and management are fully committed to increasing earnings per share thereby positioning the Company to increase dividends in the future and create an environment for improved stockholder returns.

Perquisites

During fiscal 2020, the NEOs were eligible to participate in the Company’s retirement, and health and welfare programs that are generally available to other employees in the Company. In addition, each NEO received a modest automobile allowance or car expense reimbursement. The Compensation Committee believes these modest perquisites are consistent with competitive practices and help us attract and retain talent.

Other Compensation

On August 6, 2019, the Company and Mr. Brackney entered into a Retention Bonus Recovery Agreement, which was later amended on February 21, 2020, (the “Retention Agreement”) under which Mr. Brackney received a bonus to further incentivize his retention in the amount of $500,000 (the “Retention Bonus”). Under the terms of the Retention Agreement, if Mr. Brackney ceases to be employed by the Company prior to the fourth quarter of Fiscal 2024, he is obligated to repay a pro rata amount of the Retention Bonus. No repayment is required, however, if Mr. Brackney is terminated by the Company without Cause or if he terminates his employment for Good Reason (as those terms are defined in his Employment Agreement with the Company).

Mr. Mueller separated from employment as the Company’s Executive Vice President and Chief Financial Officer effective as of August 14, 2019. In connection with his separation, Mr. Mueller entered into a Severance and General Release Agreement with the Company and received a lump sum payment of $250,000.

Change In Control and Severance Benefits

Employment Agreements.    The Company believes that severance protections can play a valuable role in attracting and retaining high caliber talent. In the competitive professional services industry in which we operate, where executives are commonly being recruited by both more established companies and by start-up ventures, severance and other termination benefits are an effective way to offer executives financial security to offset the risk of accepting an opportunity with another company. Pursuant to their employment agreements or employment letters, as applicable, in effect during fiscal 2020, each of the NEOs would be entitled to severance payments if the executive’s employment was terminated by the Company without cause or by the executive for good reason. Because we believe that a termination by an executive for good reason (or constructive termination) is conceptually the same as an actual termination by the Company without cause, we believe it is appropriate to provide severance benefits following such constructive termination of the executive’s employment. The level of severance benefits for our Chief Executive Officer differs from the other NEOs because of the scope and responsibility of the position and the competitive pay practices for the role. The NEOs’ severance benefits are generally the result of negotiations with the executive and set at levels we believe are reasonable and consistent with our objective of attracting and retaining team-oriented executives.

The NEOs’ employment agreements are described in further detail in the narrative following the “Description of Employment Agreements — Cash Compensation” section and in the “Potential Payments upon Termination or Change in Control” section below.

Stock Ownership Guidelines for NEOs

We maintain ownership guidelines for our NEOs. Under the stock ownership guidelines:

•	The Chief Executive Officer should own Company common stock equal in value to the lesser of three times base salary or 100,000 shares.

•	Each other NEO should own Company common stock equal in value to the lesser of two times the executive’s base salary or 20,000 shares.

Stock that counts towards satisfaction of the ownership guidelines (“Qualifying Shares”) includes:

•	Shares of common stock beneficially held, either directly or indirectly;

•	Restricted stock issued and held whether vested or unvested;

•	Restricted stock units, whether vested or unvested, as well as deferred stock units; and

•	Shares of common stock held following the exercise of a stock option or payment of other equity award.

All executive officers covered by these guidelines should satisfy the applicable share ownership guidelines within five years of first becoming subject to them. If a covered individual’s guideline level of ownership changes as a result of a change in position or compensation, the individual should satisfy the applicable guidelines within a five-year period beginning in January following the year of such change. Each of our NEOs has a period of time to satisfy the guidelines. Ms. Duchene satisfies the stock ownership guidelines that were applicable to her prior to her appointment as our CEO and has until January 2022 to satisfy the additional stock ownership guidelines applicable to the CEO. Ms. Ryu has until February 2025 to satisfy the stock ownership guidelines applicable to other NEOs. Likewise, Mr. Brackney has until April 2024 to satisfy the stock ownership guidelines. The table below shows the ownership of Qualifying Shares held by each of our NEOs as of the record date.

	Share- Based Guideline	Qualifying Shares Held	Market Value Guideline	Market Value of Shares Held as of the Record Date(1)

Kate W. Duchene	100,000	96,100	$2,100,000	$1,236,807
President and Chief Executive Officer

Jennifer Y. Ryu	20,000	11,489	$750,000	$147,863

Executive Vice President and Chief Financial Officer

Timothy L. Brackney	20,000	4,770	$1,000,000	$61,390
President and Chief Operating Officer

(1)	Determined by multiplying the number of Qualifying Shares held by the NEO on August 24, 2020 by the closing price for a share of Company common stock on that date ($12.87).

Insider Trading Policy Summary

The Company’s directors, officers and employees worldwide annually acknowledge the Company’s Insider Trading Policy which advises that if the director, officer or employee is in possession of material, non-public information relating to Resources Connection Inc., it is the Company’s policy that neither the director, officer or employee, nor any person related to such director, officer or employee, may buy or sell securities of Resources Connection, Inc. or engage in any other action to take advantage of, or pass on to others, that information. This policy also applies to trading in the securities of any other company, including our customers or suppliers, if the director, officer or employee has material, non-public information about that company which was obtained in the course of his or her employment with the Company or Board membership.

Tax Deductibility of Executive Compensation

Federal income tax law generally disallows a tax deduction to publicly-held companies for compensation paid to a current or former NEO that exceeds $1 million during the tax year. Certain stock options granted by the Company before November 2, 2017, as well as certain amounts payable to former executives pursuant to a written binding contract that was in effect on November 2, 2017, may qualify for an exception to the $1 million deductibility limit. There can be no assurance that any compensation the Company intended to be deductible will in fact be deductible. Although the potential deductibility of compensation is one of the factors the Compensation Committee notes when designing the Company’s executive compensation program, the Compensation Committee has the flexibility to take any compensation-related actions it determines are in the best interests of the Company and its stockholders, including awarding compensation that will not be deductible for tax purposes.

The following report of the Compensation Committee does not constitute soliciting material and shall not be deemed filed with the SEC under the Securities Act or the Exchange Act or incorporated by reference in any document so filed.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this Proxy Statement. Based upon this review and our discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Jolene Sarkis, Chairperson

Neil Dimick

A. Robert Pisano

Michael Wargotz

COMPENSATION COMMITTEE

INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee members whose names appear on the Compensation Committee Report above served as members of the Compensation Committee for all of fiscal 2020. No member of the Compensation Committee at any time during fiscal 2020 was an executive officer or employee of the Company during or prior to fiscal 2020, or had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of the Company’s executive officers served as a director or a member of the Compensation Committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director or member of the Compensation Committee during fiscal 2020.

EXECUTIVE COMPENSATION TABLES FOR FISCAL 2020

Summary Compensation Table — Fiscal 2018 — 2020

The following table presents information regarding compensation of our NEOs for services rendered during fiscal years 2018, 2019 and 2020. Unless otherwise noted, the footnote disclosures apply to fiscal 2020 compensation. For an explanation of the amounts included in the table for fiscal 2018 and 2019, please see the footnote disclosures in our Proxy Statement for the corresponding fiscal year.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)		Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
(a)	(b)	(c)	(d)		(e)	(f)	(g)	(h)	(i)	(j)

Kate W. Duchene	2020	693,654	0		0	427,580	745,000	0	23,977	1,890,211
President and Chief Executive Officer	2019	583,000	0		0	476,901	791,171	0	23,250	1,874,322
	2018	583,000	0		0	330,375	669,486	0	23,100	1,605,961
Jennifer Y. Ryu	2020	338,231	0		152,900	114,171	229,000	0	36,876	871,178
Executive Vice President and Chief Financial Officer(5)
Timothy L. Brackney	2020	511,539	500,000	(6)	0	235,169	347,000	0	23,977	1,617,685
President and Chief Operating Officer	2019	373,154	0		0	232,065	363,795	0	632,062	1,601,076
Herbert M. Mueller	2020	93,750	0		0	0	349,777	0	254,039	697,566
Former Executive Vice President and Chief Financial Officer(7)	2019	375,000	0		0	252,477	349,777	0	23,250	1,000,504
	2018	375,000	0		0	154,175	330,005	0	23,100	882,280

(1)	The amounts reported in column (c) of the table above reflect amounts paid for services in fiscal 2020 which included 27 pay periods, instead of the traditional 26 pay periods.

(2)

The amounts reported in columns (e) and (f) of the table above reflect the fair value on the grant date of the stock awards and option awards, respectively, granted to our NEOs in the applicable fiscal year. These values have been determined under the principles used to calculate the grant date fair value of equity awards for purposes of the Company’s financial statements. For a discussion of the assumptions and methodologies used to value the awards reported in these columns, please see (i) the discussion of option awards contained in Note 13 (Stock Based Compensation Plans) to the Company’s Consolidated Financial Statements, included as part of the Company’s Annual Report on Form 10-K for the fiscal year ended May 30, 2020, and (ii) similar Stock Based Compensation Plan notes contained in the Company’s Consolidated Financial Statements filed on Form 10-K for prior fiscal years as to the stock and option awards granted in those years.

(3)	The amounts reported in column (g) above represent amounts earned under the EIP for the applicable fiscal year.

(4)

The amounts reported for fiscal 2020 in column (i) include (a) an automobile allowance of $15,577 and a matching contribution under the Company’s 401(k) plan of $8,400 for each of Ms. Duchene and Mr. Brackney; (b) for Ms. Ryu, an automobile allowance of $5,192, a matching contribution under the Company’s 401(k) plan of $8,400 and a PTO payout of $23,284; and (c) for Mr. Mueller an automobile allowance of $4,039 and a cash severance payment of $250,000 pursuant to his Severance Agreement (as described under “Potential Payments Upon Termination or Change in Control” below).

(5)	Ms. Ryu became an executive officer in connection with her promotion to Executive Vice President and Chief Financial Officer effective as of February 3, 2020.
(6)	Reflects Mr. Brackney’s Retention Bonus.

(7)	Mr. Mueller separated from employment with the Company effective as of August 14, 2019.

Description of Employment Agreements — Cash Compensation

We have entered into employment agreements or employment letter agreements with each of the NEOs. The salary and bonus terms of each agreement are briefly described below. Provisions of these agreements relating to outstanding equity incentive awards, if any, and post-termination of employment benefits are discussed below under the applicable sections of this Proxy Statement.

Kate W. Duchene.    On February 3, 2020, we entered into a new employment agreement with Ms. Duchene. The February 2020 agreement supersedes Ms. Duchene’s prior employment agreement with the Company dated as of December 19, 2016. The February 2020 agreement provides for a three-year term of employment commencing on February 3, 2020 and ending with the close of business on February 2, 2023. Beginning on February 3, 2023, and on each February 3 thereafter, the term automatically extends for an additional one year unless either party provides notice that the term will not be extended. The agreement provides for Ms. Duchene to receive an annualized base salary of $700,000, subject to annual review by the Board of Directors. Based on its review, the Board of Directors has the discretion to increase (but not reduce) the base salary each year. The agreement also provides for Ms. Duchene to participate in any annual incentive plans maintained by the Company for its executive officers generally, and that she will be eligible to receive equity award grants on such terms and conditions as determined from time to time by the Board. In addition, the agreement provides that Ms. Duchene is entitled to participate in any retirement, health and welfare and other fringe benefit plans and programs maintained by the Company for its executive officers generally.

Jennifer Y. Ryu.    On February 3, 2020, we entered into an employment agreement with Ms. Ryu. The agreement provided for a three-year term of employment commencing on February 3, 2020 and ending with the close of business on February 2, 2023. Beginning on February 3, 2023, and on each February 3 thereafter, the term automatically extends for an additional one year unless either party provides notice that the term will not be extended. The agreement provides for Ms. Ryu to receive an annualized base salary of $375,000. The Chief Executive Officer, in consultation in the Board of Directors, has discretion to increase (but not reduce) the executive’s base salary. The agreement also provides for the executive to participate in any annual incentive plans maintained by the Company for its executive officers generally, with a target annual bonus for fiscal 2020 of 75% of base salary (pro-rated for her time in the Executive Vice President, Chief Financial Officer role), and that she will be eligible to receive equity award grants on such terms and conditions as determined from time to time by the Board. In addition, the agreement provides that the executive is entitled to participate in any retirement, health and welfare and other fringe benefit plans and programs maintained by the Company for its executive officers generally.

Timothy L. Brackney.    On February 21, 2020, we entered into a new employment agreement with Mr. Brackney. The February 2020 agreement supersedes Mr. Brackney’s prior employment agreement with the Company dated as of April 3, 2019. The February 2020 agreement provides for a three-year term of employment commencing on February 21, 2020 and ending with the close of business on February 20, 2023. Beginning on February 21, 2023, and on each February 21 thereafter, the term automatically extends for an additional one year unless either party provides notice that the term will not be extended. The agreement provides for Mr. Brackney to receive an annualized base salary of $500,000. The Chief Executive Officer, in consultation in the Board of Directors, has discretion to increase (but not reduce) the executive’s base salary. The agreement also provides for Mr. Brackney to participate in any annual incentive plans maintained by the Company for its executive officers generally, and that he will be eligible to receive equity award grants on such terms and conditions as determined from time to time by the Board. In addition, the agreement provides that Mr. Brackney is entitled to participate in any retirement, health and welfare and other fringe benefit plans and programs maintained by the Company for its executive officers generally.

Herbert M. Mueller.    On August 17, 2016, we entered into an employment agreement with Mr. Mueller. The agreement provided for a three-year term of employment commencing on August 29, 2016 and ending with the close of business on August 28, 2019, with the term automatically being extended for one year unless either party provides notice that the term will not be extended. The agreement provided for Mr. Mueller to receive an annualized base salary of $375,000, subject to annual review by the Board of Directors. The Compensation Committee, based on the recommendation of the Chief Executive Officer, had discretion to increase (but not reduce) the executive’s base salary each year. The agreement also provided for the executive to participate in any annual incentive plans maintained by the Company for its global senior management executives generally, and that he would be eligible to receive equity award grants on such terms and conditions as determined from time to time by the Board. In addition, the agreement provided that the executive was entitled to participate in any retirement, health and welfare and other fringe benefit plans and programs maintained by the Company for its global senior management executives generally. Mr. Mueller separated from employment with the Company effective as of August 14, 2019.

Grants of Plan-Based Awards in Fiscal 2020

The following table presents information regarding (i) the stock options and restricted stock awards granted to NEOs in fiscal 2020, and (ii) potential threshold, target and maximum amounts payable under the NEOs’ annual incentive compensation opportunity under the EIP for fiscal 2020. The material terms of each of these compensation opportunities are described below and in the “Compensation Discussion and Analysis” section above.

		Estimated Potential Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum $
(a)	(b)	(c)	(d)	(e)	(i)	(j)	(k)	(l)

Kate W. Duchene	9/17/2019	242,779	693,654	1,560,722		100,000	17.44	427,580

Jennifer Y. Ryu	9/17/2019	88,786	253,673	380,510		15,000	17.44	64,137

	2/4/2020				10,000			152,900

	2/4/2020					15,000	15.29	50,034

Timothy L. Brackney	9/17/2019	134,279	383,654	575,481		55,000	17.44	235,169

Herbert M. Mueller	—	—	—	—	—	—	—	—

(1)

Amounts reported represent the potential amounts payable to participating NEO under the EIP for fiscal 2020 at threshold, target and maximum performance levels. The actual amounts payable to each NEO under the EIP for fiscal 2020 are reported in column (g) (Non-Equity Incentive Plan Compensation) of the “Summary Compensation Table — Fiscal 2018 — 2020” above.

(2)

The amounts reported in column (i) of the table above for fiscal 2020 reflect the fair value of these awards on the grant date as determined under the principles used to calculate the value of equity awards for purposes of our consolidated financial statements. For a discussion of the assumptions and methodologies used to calculate the amounts reported in column (i), please see footnote (1) to the “Summary Compensation Table — Fiscal 2018 — 2020” above.

Description of Plan-Based Awards

For information on the stock options, restricted stock and non-equity incentive plan awards granted to our NEOs for fiscal 2020, please see the discussion in the “Compensation Discussion and Analysis” section above under the heading “Elements of Pay for Named Executive Officers — Long-Term Incentive Awards” and “Annual Incentive Compensation.” Also see the “Potential Payments Upon Termination or Change in Control” section below for the consequences of certain change in control or other corporate transactions or certain terminations of employment with respect to these awards.

Outstanding Equity Awards at Fiscal 2020 Year-End Table

The following table presents information regarding the outstanding equity awards held by each NEO as of May 30, 2020, the end of fiscal 2020.

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Awards Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Kate W. Duchene	03/7/2011	35,000	0	$19.26	03/7/2021
	03/14/2012	35,000	0	$12.60	03/14/2022
	05/28/2013	35,000	0	$11.05	05/28/2023
	06/2/2014	40,000	0	$12.18	06/2/2024
	08/31/2015	38,000	0	$15.69	08/31/2025
	09/9/2016	28,500	9,500	$14.52	09/9/2026
	11/3/2017	37,500	37,500	$15.80	11/3/2027
	10/5/2018	21,250	63,750	$18.96	10/5/2028
	09/17/2019	0	100,000	$17.44	09/17/2029

Jennifer Y. Ryu	09/17/2019	0	15,000	$17.44	09/17/2029
	02/4/2020	0	15,000	$15.29	02/4/2030	10,000	109,900

Timothy L. Brackney	10/1/2010	500	0	$14.99	10/1/2020
	03/7/2011	6,000	0	$19.26	03/7/2021
	05/28/2013	1,500	0	$11.05	05/28/2023
	06/2/2014	2,000	0	$12.18	06/2/2024
	08/31/2015	25,000	0	$15.69	08/31/2025
	09/9/2016	22,500	7,500	$14.52	09/9/2026
	11/3/2017	17,500	17,500	$15.80	11/3/2027
	10/5/2018	12,500	37,500	$18.96	10/5/2028
	09/17/2019	0	55,000	$17.44	09/17/2029
Herbert M. Mueller	—	—	—	—	—	—	—

(1)

Subject to each NEO’s continued employment, each stock option grant was scheduled to become vested and exercisable over a four-year period, with one-fourth of each option grant becoming vested and exercisable on each of the first four anniversaries of the grant date of the option. The grant date of each option is included in the table above under column (b). All unexercised options expire ten years from the date of grant. As described in the “Potential Payments upon Termination or Change in Control” section below, all or a portion of each option grant may vest earlier in connection with certain change in control or other corporate transactions or certain terminations of employment.

(2)

Subject to each NEO’s continued employment, each restricted stock award was scheduled to become vested over a four-year period, with one-fourth of each restricted stock award becoming vested on each of the first four anniversaries of the grant date of the award. The grant date of each restricted stock award is included in the table above under column (b). As described in the “Potential Payments upon Termination or Change in Control” section below, all or a portion of each restricted stock award may vest earlier in connection with certain change in control or other corporate transactions or certain terminations of employment.

(3)

The market value of stock awards reported in column (h) is computed by multiplying the applicable number of shares of stock reported in column (g), by $10.99, the closing market price of the Company’s common stock on May 29, 2020, the last trading day of fiscal 2020.

Option Exercises and Stock Vested in Fiscal 2020

The following table presents information about the amount realized upon the exercise of stock options by our NEOs during fiscal 2020.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)

Kate W. Duchene	0	$0	0	0

Jennifer Y. Ryu	0	$0	0	0

Timothy L. Brackney	0	$0	0	0

Herbert M. Mueller	10,700	$40,841	0	0

(1)

The dollar amounts shown for stock options in column (c) above are determined by multiplying (i) the number of shares of our common stock to which the exercise of the option related, by (ii) the difference between the per-share closing price of our common stock on the exercise date and the exercise price of the options.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following section describes the benefits that may become payable to the NEOs in connection with certain terminations of their employment with the Company and/or a change in control of the Company. All such benefits will be paid or provided by the Company.

Severance Benefits in Effect at the End of Fiscal 2020

The following sections describe the severance benefits provided under each of the NEOs’ employment agreements as in effect at the end of fiscal 2020. The agreements with Mses. Duchene and Ryu and Mr. Brackney also include restrictive covenants including indefinite confidentiality covenant, one-year post-termination non-solicitation of employees and consultants covenant and non-interference with business relationships covenant in favor of the Company. As previously noted, Mr. Mueller separated from employment with the Company effective August 14, 2019. The actual severance benefits he received in connection with such termination of employment is described below.

Kate Duchene

Termination Without Cause or for Good Reason; Non-Renewal of Agreement Term.    In the event that Ms. Duchene’s employment is terminated by the Company without “cause” or by Ms. Duchene for “good reason” (as such terms are defined in the executive’s employment agreement), Ms. Duchene will be entitled to receive a lump sum payment equal to three times the sum of her then current annual base salary plus target annual incentive bonus, her earned and unpaid annual bonus, if any, and a pro rated portion of her annual bonus for the year her employment terminates. In addition, Ms. Duchene will generally be entitled to continued participation in the Company’s group health plans at the Company’s expense for up to two years following her termination of employment (or a lump sum payment to procure substantially similar health coverage) and full vesting of her then-outstanding and otherwise unvested stock options and restricted stock awards, which will remain exercisable for the term of the award. In the event that the Company elects not to extend the term of Ms. Duchene’s employment agreement, Ms. Duchene would be entitled to the benefits set forth above. Ms. Duchene’s right to receive any of these severance benefits is subject to her providing a release of claims to the Company. Ms. Duchene’s employment agreement does not provide for a tax “gross-up” payment.

Should benefits payable to Ms. Duchene trigger excise taxes under Section 4999 of the Internal Revenue Code, Ms. Duchene will either be entitled to the full amount of her benefits or, if a cut-back in the benefits would result in greater net (after-tax) benefit to Ms. Duchene, the benefits will be cut-back to the extent necessary to avoid such excise taxes.

Death or Disability.    In the event that Ms. Duchene’s employment terminates due to her death or disability, Ms. Duchene (or her estate) will be entitled to receive a lump sum cash payment equal to the sum of one year’s base salary, any earned and unpaid annual bonus, and a prorated portion of her target annual incentive compensation for the fiscal year in which the termination occurs. In addition, Ms. Duchene would be entitled to full vesting of her then-outstanding and otherwise unvested equity-based awards, which will remain exercisable for three years (or until the term of the award, if sooner).

Jennifer Y. Ryu

Termination Without Cause or for Good Reason; Non-Renewal of Agreement Term.    In the event that Ms. Ryu’s employment is terminated by the Company without “cause” or by Ms. Ryu for “good reason” (as such terms were defined in the executive’s employment agreement), Ms. Ryu will be entitled to receive a lump sum payment equal to one and one-half times her then current annual base salary rate plus target annual incentive bonus and the earned and unpaid annual bonus if any. In addition, Ms. Ryu will generally be entitled to continued participation in the Company’s group health plans at the Company’s expense for up to eighteen months following her termination of employment (or a lump sum payment to procure substantially similar health coverage) and full vesting of her then-outstanding and otherwise unvested stock options and restricted stock awards, which will remain exercisable for the term of the award. In the event that the Company elects not to extend the term of Ms. Ryu’s employment agreement, Ms. Ryu would be entitled to the benefits set forth above. Ms. Ryu’s right to receive any of these severance benefits is subject to her providing a release of claims to the Company. Ms. Ryu’s employment agreement does not provide for a tax “gross-up” payment.

Should benefits payable to Ms. Ryu trigger excise taxes under Section 4999 of the Internal Revenue Code, Ms. Ryu will either be entitled to the full amount of her benefits or, if a cut-back in the benefits would result in greater net (after-tax) benefit to Ms. Ryu, the benefits will be cut-back to the extent necessary to avoid such excise taxes.

Death or Disability.    In the event that Ms. Ryu’s employment terminates due to her death or disability, Ms. Ryu (or her estate) will be entitled to receive any earned and unpaid annual bonus, and a prorated portion of her target annual incentive compensation for the fiscal year in which the termination occurs. In addition, Ms. Ryu would be entitled to full vesting of her then-outstanding and otherwise unvested equity-based awards, which will remain exercisable for three years (or until the term of the award, if sooner).

Timothy L. Brackney

Termination Without Cause or for Good Reason; Non-Renewal of Agreement Term.    In the event that Mr. Brackney’s employment is terminated by the Company without “cause” or by Mr. Brackney for “good reason” (as such terms are defined in the executive’s employment agreement), he will be entitled to receive a lump sum payment equal to two times his then current annual base salary rate plus target annual incentive bonus and the earned and unpaid annual bonus if any. In addition, Mr. Brackney will generally be entitled to continued participation in the Company’s group health plans at the Company’s expense for up to twenty-four months following the termination of his employment (or a lump sum payment to procure substantially similar health coverage) and full vesting of his then-outstanding and otherwise unvested stock options and restricted stock awards, which will remain exercisable for the term of the award. In the event that the Company elects not to extend the term of Mr. Brackney’s employment agreement, Mr. Brackney would be entitled to the benefits set forth above. Mr. Brackney’s right to receive any of these severance benefits is subject to his providing a release of claims to the Company. Mr. Brackney’s employment agreement does not provide for a tax “gross-up” payment.

Should benefits payable to Mr. Brackney trigger excise taxes under Section 4999 of the Internal Revenue Code, Mr. Brackney will either be entitled to the full amount of his benefits or, if a cut-back in the benefits would result in greater net (after-tax) benefit to Mr. Brackney, the benefits will be cut-back to the extent necessary to avoid such excise taxes.

Death or Disability.    In the event that Mr. Brackney’s employment terminates due to his death or disability, he (or his estate) will be entitled to receive a lump sum cash payment equal to the sum of one year’s base salary, any earned and unpaid annual bonus, and a prorated portion of his target annual incentive compensation for the fiscal year in which the termination occurs. In addition, Mr. Brackney would be entitled to full vesting of his then-outstanding and otherwise unvested equity-based awards, which will remain exercisable for three years (or until the term of the award, if sooner).

Herbert M. Mueller

Mr. Mueller separated from employment as the Company’s Executive Vice President and Chief Financial Officer effective as of August 14, 2019. In connection with his resignation, Mr. Mueller entered into a Severance and General Release Agreement with the Company (the “Severance Agreement”) and received a lump sum payment of $250,000. Mr. Mueller continues to be subject to the restrictive covenants set forth in his employment agreement with the Company, including two-year post-termination non-solicitation of employees and consultants covenant and non-interference with business relationships covenant in favor of the Company. The Severance Agreement also contains an indefinite confidentiality clause and non-disparagement clause.

Equity Awards

The 2014 Plan generally provides that, in the event that outstanding stock awards and stock options granted by the Company are not substituted or assumed in connection with certain corporate transactions where the Company does not survive (or does not survive as a publicly-traded company), these awards would generally become fully vested in advance of being terminated in connection with the transaction. In addition, each of the NEOs’ employment agreements provide that all then-outstanding equity awards will be deemed immediately vested upon (or immediately prior to) a change in control of the Company.

The following table presents the Company’s estimate of the amount of the benefits to which each of our NEOs, other than Mr. Mueller who separated from the Company before the end of the fiscal year, would have been entitled had the executive’s employment with the Company terminated under the circumstances described above, or had a change in control of the Company occurred, on May 30, 2020. For purposes of this table, we have assumed that the price per share of the Company’s common stock is equal to $10.99, the closing price per share on May 29, 2020 (the last trading day of fiscal 2020).

Name	Base Salary ($)	Trigger	Cash Severance ($)	Continued Health Benefits ($)	Equity Awards ($)(1)	Incentive Compensation ($)(2)	Total ($)

Kate W. Duchene	700,000	Termination without Cause, for Good Reason or Election by Company Not to Renew	4,200,000	53,803	—	745,000	4,998,803
		Death or Disability	700,000	—	—	745,000	1,445,000
		Change in Control — No Termination of Employment	—	—	—	—	—

Jennifer Y. Ryu	375,000	Termination without Cause, for Good Reason or Election by Company Not to Renew	984,375	—	109,900	229,000	1,323,275
		Death or Disability		—	109,900	229,000	338,900
		Change in Control — No Termination of Employment	—	—	109,900	—	—

Timothy L. Brackney	500,000	Termination without Cause, for Good Reason or Election by Company Not to Renew	1,750,000	40,862	—	347,000	2,137,862
		Death or Disability	500,000	—	—	347,000	847,000
		Change in Control — No Termination of Employment	—	—	—	—	—

(1)

This column reports the intrinsic value of the unvested portions of the executive’s outstanding and unvested equity awards that would have accelerated in the circumstances had the event occurred on May 30, 2020. For options, this value is calculated by multiplying the amount (if any) by which $10.99, the closing price per share on May 29, 2020 (the last trading day of fiscal 2020), exceeds the per share exercise price of the option by the number of shares subject to the accelerated portion of the option.

(2)

This column represents the bonus award owed to the executive as stated in their employment agreement based on each severance trigger set forth in the “Trigger” column. Therefore, this column reflects the actual amounts earned for fiscal 2020 by the executive.

PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is providing the following disclosure about the relationship of the median of the total annual compensation of all of our employees (other than our Chief Executive Officer) to the total annual compensation of Ms. Duchene, our President and Chief Executive Officer. We believe the pay ratio disclosed below is a reasonable estimate calculated in a matter consistent with Item 402(u) of SEC Regulation S-K. SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and exclusions and to make reasonable assumptions and estimates and, as a result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies.

For fiscal 2020:

•

The median of the annual total compensation (with total compensation for this purpose determined on the same basis as used to determine the “Total” compensation of our NEOs as reported in the Summary Compensation Table) for fiscal 2020 of all of our employees, other than Ms. Duchene, was $139,213.

•	Ms. Duchene’s annual total compensation for fiscal 2020, as reported in the Total column of the Summary Compensation Table, was $1,890,211.

•

Based on this information, the ratio of the annual total compensation of Ms. Duchene to the median of the annual total compensation of all of our employees (other than Ms. Duchene) is estimated to be 13.6 to 1.

We selected May 30, 2020, which is a date within the last three months of fiscal 2020, as the date we would use to identify our median employee. To identify our median employee among our U.S. and international employee population, we took into account the total cash compensation paid for fiscal 2020 (including cash salary or wages, cash bonus or incentive, and retirement or pension plan contribution) to all individuals, other than Ms. Duchene, employed by us on that date. We believe that cash compensation, determined on this basis, was an appropriate measure because we do not distribute annual equity awards to all employees. We annualized the cash compensation of employees hired by us during fiscal 2020, but we did not annualize the compensation of part-time, seasonal or temporary employees and we did not exclude any employees working outside of the U.S. Pay data for the fiscal year for our employees outside the U.S. were converted to U.S. dollars using an annual average foreign currency exchange rate for each applicable country of employment. We did not make any cost-of-living adjustments in identifying the median employee. After identifying the median employee using the above methodology, we calculated annual total compensation for that employee using the same methodology we use for our NEOs as set forth in the 2020 Summary Compensation Table.

PROPOSAL 4. ADVISORY VOTE ON THE COMPANY’S EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to cast a non-binding advisory vote on the compensation paid to our NEOs as disclosed pursuant to the SEC’s executive compensation disclosure rules and set forth in this Proxy Statement (including in the compensation tables and narratives accompanying those tables as well as the Compensation Discussion and Analysis). This advisory vote on executive compensation is commonly referred to as a “Say-on-Pay” vote.

We design our executive compensation programs to implement our core objectives of providing competitive pay, pay for performance, and alignment of management’s interests with the interests of long-term stockholders. Stockholders are encouraged to read the Compensation Discussion and Analysis section of this Proxy Statement for a more detailed discussion of how our compensation programs reflect our core objectives.

We believe stockholders should consider the following when voting on this proposal:

Pay for Performance Orientation

•

Base Salaries.    To better align our President and Chief Executive Officer’s base salary with the average base salary of the CEOs in the Company’s peer group, we modestly increased the base salary of our Chief Executive Officer in fiscal 2020. Our Executive Vice President and Chief Financial Officer also received a salary increase in fiscal 2020 in connection with her promotion. No change was made to our President and Chief Operating Officer’s base salary in fiscal 2020. Notwithstanding the changes to base salary made during the year, as noted below, our NEOs’ compensation is below the median for similar positions at our peer group companies (based on information that was publicly available at the time the Compensation Committee made the corresponding compensation decisions).

•

Annual Incentives.    The EIP reflects a pay for performance culture. For fiscal 2020, we achieved 92.4% of our revenue and 82.1% of our Adjusted EBITDA margin goals established for the quantitative elements of the EIP. Our NEOs also achieved the majority of their EIP qualitative goals designated for fiscal 2020. Notwithstanding, the Company’s total compensation levels for the NEOs are below the median for similar positions at our peer group companies (based on information that was publicly available at the time the Compensation Committee made the corresponding compensation decisions).

•

Long-Term Incentives.    The Compensation Committee approved equity incentives, in the form of stock options and restricted stock awards, to our NEOs in fiscal 2020. These awards were made pursuant to our 2014 Plan and include a four-year vesting period. Stock options have value only if our stock price increases after the date the option is granted, thereby further aligning the interests of our participating NEOs with those of our stockholders. Other than Ms. Ryu, who was granted 10,000 restricted stock awards upon her appointment as Executive Vice President and Chief Financial Officer, no other long-term incentive awards were granted to our NEOs in fiscal 2020.

Alignment with Long-Term Stockholder Interests

A substantial portion of our executive compensation is weighted toward variable, at-risk pay in the form of annual and long-term incentives.

The Company also maintains the following policies which we believe are in the best interests of stockholders:

•	Stock Ownership Guidelines — We focus our executives on long-term stockholder value by requiring our executive officers to own a significant amount of the Company’s stock.

•	No Repricing — Our 2014 Performance Incentive Plan and 2020 Performance Incentive Plan expressly prohibit repricing awards without stockholder approval.

•	No Gross-Ups — The Company does not have tax “gross-up” provisions in any NEO’s employment agreement for excise taxes triggered in connection with a change in control of the Company.

Competitive Pay

The Compensation Committee annually compares our executive compensation levels and elements with compensation levels and elements for similar positions at the peer group of companies disclosed in the CD&A above.

Our peer group analysis (based on information that was publicly available at the time the Compensation Committee made the corresponding compensation decisions) reflects that our NEOs have base salary and total compensation levels (taking into account base salary, annual incentive and grant date fair value of equity awards granted during the year) that are below the median of the peer group companies. We strive to pay for performance in line with Company results and Company-wide practices.

Recommendation

The Board believes the Company’s executive compensation programs use appropriate structures and sound pay practices that are effective in achieving our core objectives. The Board also believes that our executive compensation programs are reasonable in relation to comparable public and private companies in our industry. Accordingly, the Board of Directors recommends that you vote in favor of the following resolution:

“RESOLVED, that the compensation of the Company’s named executive officers as disclosed pursuant to the SEC’s executive compensation disclosure rules (which includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables) is hereby approved.”

This proposal to approve the compensation paid to our NEOs is advisory only and will not be binding, overrule any decision by, or create or imply any additional fiduciary duties for the Company or our Board. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for NEOs.

The Company’s current policy is to provide stockholders with an opportunity to approve the compensation of the NEOs each year at the annual meeting of stockholders. It is expected that the next such vote will occur at the 2021 annual meeting of stockholders.

The Board of Directors unanimously recommends that stockholders vote “FOR” Proposal 4 to approve, on an advisory basis, of the compensation of our NEOs as disclosed in this Proxy Statement pursuant to the SEC’s executive compensation disclosure rules.

ADDITIONAL INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the web site maintained by the SEC at www.sec.gov, and on our website at www.rgp.com.

By order of the Board of Directors,

Michelle Gouvion

Associate General Counsel and Secretary

September 11, 2020

ALL STOCKHOLDERS ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED VOTING INSTRUCTION FORM OR PROXY CARD PROMPTLY OR, IF AVAILABLE, VOTE YOUR SHARES BY TELEPHONE OR USING THE INTERNET

Annex A

RESOURCES CONNECTION, INC.

2020 PERFORMANCE INCENTIVE PLAN

1.	PURPOSE OF PLAN

The purpose of this Resources Connection, Inc. 2020 Performance Incentive Plan (this “Plan”) of Resources Connection, Inc., a Delaware corporation (the “Corporation”), is to promote the success of the Corporation by providing an additional means through the grant of awards to attract, motivate, retain and reward selected employees and other eligible persons and to enhance the alignment of the interests of the selected participants with the interests of the Corporation’s stockholders.

2.	ELIGIBILITY

The Administrator (as such term is defined in Section 3.1) may grant awards under this Plan only to those persons that the Administrator determines to be Eligible Persons. An “Eligible Person” is any person who is either: (a) an officer (whether or not a director) or employee of the Corporation or one of its Subsidiaries; (b) a director of the Corporation or one of its Subsidiaries; or (c) an individual consultant or advisor who renders or has rendered bona fide services (other than services in connection with the offering or sale of securities of the Corporation or one of its Subsidiaries in a capital-raising transaction or as a market maker or promoter of securities of the Corporation or one of its Subsidiaries) to the Corporation or one of its Subsidiaries and who is selected to participate in this Plan by the Administrator; provided, however, that a person who is otherwise an Eligible Person under clause (c) above may participate in this Plan only if such participation would not adversely affect either the Corporation’s eligibility to use Form S-8 to register under the Securities Act of 1933, as amended (the “Securities Act”), the offering and sale of shares issuable under this Plan by the Corporation or the Corporation’s compliance with any other applicable laws. An Eligible Person who has been granted an award (a “participant”) may, if otherwise eligible, be granted additional awards if the Administrator shall so determine. As used herein, “Subsidiary” means any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Corporation; and “Board” means the Board of Directors of the Corporation.

3.	PLAN ADMINISTRATION

3.1

The Administrator.    This Plan shall be administered by and all awards under this Plan shall be authorized by the Administrator. The “Administrator” means the Board or one or more committees (or subcommittees, as the case may be) appointed by the Board or another committee (within its delegated authority) to administer all or certain aspects of this Plan. Any such committee shall be comprised solely of one or more directors or such number of directors as may be required under applicable law. A committee may delegate some or all of its authority to another committee so constituted. The Board or a committee comprised solely of directors may also delegate, to the extent permitted by applicable law, to one or more officers of the Corporation, its authority under this Plan. The Board or another committee (within its delegated authority) may delegate different levels of authority to different committees or persons with administrative and grant authority under this Plan. Unless otherwise provided in the Bylaws of the Corporation or the applicable charter of any Administrator: (a) a majority of the members of the acting Administrator shall constitute a quorum, and (b) the vote of a majority of the members present assuming the presence of a quorum or the unanimous written consent of the members of the Administrator shall constitute action by the acting Administrator.

3.2

Powers of the Administrator.  Subject to the express provisions of this Plan, the Administrator is authorized and empowered to do all things necessary or desirable in connection with the authorization of awards and the administration of this Plan (in the case of a committee or delegation to one or more officers, within any express limits on the authority delegated to that committee or person(s)), including, without limitation, the authority to:

(a)	determine eligibility and, from among those persons determined to be eligible, determine the particular Eligible Persons who will receive an award under this Plan;

(b)

grant awards to Eligible Persons, determine the price (if any) at which securities will be offered or awarded and the number of securities to be offered or awarded to any of such persons (in the case of securities-based awards), determine the other specific terms and conditions of awards consistent with the express limits of this Plan, establish the installment(s) (if any) in which such awards shall become exercisable or shall vest (which may include, without limitation, performance and/or time-based schedules), or determine that no delayed exercisability or vesting is required, establish any applicable performance-based exercisability or vesting requirements, determine the circumstances in which any performance-based goals (or the applicable measure of performance) will be adjusted and the nature and impact of any such adjustment, determine the extent (if any) to which any applicable exercise and vesting requirements have been satisfied, establish the events (if any) on which exercisability or vesting may accelerate (which may include, without limitation, retirement and other specified terminations of employment or services, or other circumstances), and establish the events (if any) of termination, expiration or reversion of such awards;

(c)	approve the forms of any award agreements (which need not be identical either as to type of award or among participants);

(d)	construe and interpret this Plan and any agreements defining the rights and obligations of the Corporation, its Subsidiaries, and participants under this Plan, make any and all determinations under this Plan and any such agreements, further define the terms used in this Plan, and prescribe, amend and rescind rules and regulations relating to the administration of this Plan or the awards granted under this Plan;

(e)	cancel, modify, or waive the Corporation’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consent under Section 8.6.5;

(f)

accelerate, waive or extend the vesting or exercisability, or modify or extend the term of, any or all such outstanding awards (in the case of options or stock appreciation rights, within the maximum term of such awards) in such circumstances as the Administrator may deem appropriate (including, without limitation, in connection with a retirement or other termination of employment or services, or other circumstances) subject to any required consent under Section 8.6.5;

(g)

adjust the number of shares of Common Stock subject to any award, adjust the price of any or all outstanding awards or otherwise waive or change previously imposed terms and conditions, in such circumstances as the Administrator may deem appropriate, in each case subject to Sections 4 and 8.6 (and subject to the no repricing provision below);

(h)

determine the date of grant of an award, which may be a designated date after but not before the date of the Administrator’s action to approve the award (unless otherwise designated by the Administrator, the date of grant of an award shall be the date upon which the Administrator took the action approving the award);

(i)

determine whether, and the extent to which, adjustments are required pursuant to Section 7.1 hereof and take any other actions contemplated by Section 7 in connection with the occurrence of an event of the type described in Section 7;

(j)	acquire or settle (subject to Sections 7 and 8.6) rights under awards in cash, stock of equivalent value, or other consideration (subject to the no repricing provision below); and

(k)	determine the fair market value of the Common Stock or awards under this Plan from time to time and/or the manner in which such value will be determined.

3.3

Prohibition on Repricing.  Notwithstanding anything to the contrary in Section 3.2 and except for an adjustment pursuant to Section 7.1 or a repricing approved by stockholders, in no case may the Administrator (1) amend an outstanding stock option or SAR to reduce the exercise price or base price of the award, (2) cancel, exchange, or surrender an outstanding stock option or

SAR in exchange for cash or other awards for the purpose of repricing the award, or (3) cancel, exchange, or surrender an outstanding stock option or SAR in exchange for an option or SAR with an exercise or base price that is less than the exercise or base price of the original award.

3.4

Binding Determinations.  Any determination or other action taken by, or inaction of, the Corporation, any Subsidiary, or the Administrator relating or pursuant to this Plan (or any award made under this Plan) and within its authority hereunder or under applicable law shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons. Neither the Board nor any other Administrator, nor any member thereof or person acting at the direction thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Plan (or any award made under this Plan), and all such persons shall be entitled to indemnification and reimbursement by the Corporation in respect of any claim, loss, damage or expense (including, without limitation, attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage that may be in effect from time to time. Neither the Board nor any other Administrator, nor any member thereof or person acting at the direction thereof, nor the Corporation or any of its Subsidiaries, shall be liable for any damages of a participant should an option intended as an ISO (as defined below) fail to meet the requirements of the Internal Revenue Code of 1986, as amended (the “Code”), applicable to ISOs, should any other award(s) fail to qualify for any intended tax treatment, should any award grant or other action with respect thereto not satisfy Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, or otherwise for any tax or other liability imposed on a participant with respect to an award.

3.5

Reliance on Experts.   In making any determination or in taking or not taking any action under this Plan, the Administrator may obtain and may rely upon the advice of experts, including employees and professional advisors to the Corporation. No director, officer or agent of the Corporation or any of its Subsidiaries shall be liable for any such action or determination taken or made or omitted in good faith.

3.6	Delegation. The Administrator may delegate ministerial, non-discretionary functions to individuals who are officers or employees of the Corporation or any of its Subsidiaries or to third parties.

4.	SHARES OF COMMON STOCK SUBJECT TO THE PLAN; SHARE LIMITS

4.1

Shares Available.  Subject to the provisions of Section 7.1, the capital stock that may be delivered under this Plan shall be shares of the Corporation’s authorized but unissued Common Stock and any shares of its Common Stock held as treasury shares. For purposes of this Plan, “Common Stock” shall mean the common stock of the Corporation and such other securities or property as may become the subject of awards under this Plan, or may become subject to such awards, pursuant to an adjustment made under Section 7.1.

4.2

Aggregate Share Limit.  The maximum number of shares of Common Stock that may be delivered pursuant to awards granted to Eligible Persons under this Plan (the “Share Limit”) is equal to the sum of the following:

(1)

the number of shares of Common Stock available for additional award grant purposes under the Corporation’s 2014 Performance Incentive Plan (the “2014 Plan”) as of the date of stockholder approval of this Plan (the “Stockholder Approval Date”) and determined immediately prior to the termination of the authority to grant new awards under the 2014 Plan as of the Stockholder Approval Date, plus

(2)

the number of any shares subject to stock options granted under the 2014 Plan or the Corporation’s 2004 Performance Incentive Plan (collectively, the “Prior Plans”) and outstanding on the Stockholder Approval Date which expire, or for any reason are cancelled or terminated, after the Stockholder Approval Date without being exercised, plus

(3)

the number of any shares subject to restricted stock and restricted stock unit awards granted under the Prior Plans that are outstanding and unvested on the Stockholder Approval Date that are forfeited, terminated, cancelled or otherwise reacquired by the Corporation without having become vested;

provided that in no event shall the Share Limit exceed 7,145,257 shares (which is the sum of the number of shares available under the 2014 Plan for additional award grant purposes as of the Effective Date (as such term is defined in Section 8.6.1), plus the aggregate number of shares subject to awards previously granted and outstanding under the Prior Plans Plan as of the Effective Date).

4.3	Additional Share Limits. The following limits also apply with respect to awards granted under this Plan. These limits are in addition to, not in lieu of, the aggregate Share Limit in Section 4.2.

(a)	The maximum number of shares of Common Stock that may be delivered pursuant to options qualified as incentive stock options granted under this Plan is 1,000,000 shares.

(b)

Awards that are granted under this Plan during any one calendar year to any person who, on the grant date of the award, is a non-employee director are subject to the limits of this Section 4.3(b). The maximum number of shares of Common Stock subject to those awards that are granted under this Plan during any one calendar year to an individual who, on the grant date of the award, is a non-employee director is 250,000 shares. For purposes of this Section 4.3(b), a “non-employee director” is an individual who, on the grant date of the award, is a member of the Board who is not then an officer or employee of the Corporation or one of its Subsidiaries. The limits of this Section 4.3(b) do not apply to, and shall be determined without taking into account, any award granted to an individual who, on the grant date of the award, is an officer or employee of the Corporation or one of its Subsidiaries. The limits of this Section 4.3(b) apply on an individual basis and not on an aggregate basis to all non-employee directors as a group.

4.4	Share-Limit Counting Rules. The Share Limit shall be subject to the following provisions of this Section 4.4:

(a)

Shares that are subject to or underlie awards granted under this Plan which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under this Plan shall not be counted against the Share Limit and shall be available for subsequent awards under this Plan.

(b)

Except as provided below, to the extent that shares of Common Stock are delivered pursuant to the exercise of a stock appreciation right granted under this Plan, the number of underlying shares as to which the exercise related shall be counted against the Share Limit. (For purposes of clarity, if a stock appreciation right relates to 100,000 shares and is exercised in full at a time when the payment due to the participant is 15,000 shares, 100,000 shares shall be counted against the Share Limit with respect to such exercise.)

(c)

Shares that are exchanged by a participant or withheld by the Corporation as full or partial payment in connection with any stock option or stock appreciation right granted under this Plan, as well as any shares exchanged by a participant or withheld by the Corporation or one of its Subsidiaries to satisfy the tax withholding obligations related to any stock option or stock appreciation right granted under this Plan, shall be counted against the Share Limit and shall not be available for subsequent awards under this Plan. Shares that are exchanged by a participant or withheld by the Corporation as full or partial payment in connection with any “Full-Value Award” granted under this Plan, as well as any shares exchanged by a participant or withheld by the Corporation or one of its Subsidiaries to satisfy the tax withholding obligations related to any Full-Value Award granted under this Plan, shall not be counted against the Share Limit and shall be available for subsequent awards under this Plan. For this purpose, a “Full-Value

Award” means any award that is not a stock option grant or a stock appreciation right grant.

(d)

In addition, shares that are exchanged by a participant or withheld by the Corporation after the Stockholder Approval Date as full or partial payment in connection with any Full-Value Award granted under the 2014 Plan, as well as any shares exchanged by a participant or withheld by the Corporation or one of its Subsidiaries after the Stockholder Approval Date to satisfy the tax withholding obligations related to any award granted under the 2014 Plan, shall be available for new awards under this Plan.

(e)

To the extent that an award granted under this Plan is settled in cash or a form other than shares of Common Stock, the shares that would have been delivered had there been no such cash or other settlement shall not be counted against the Share Limit and shall be available for subsequent awards under this Plan.

(f)

In the event that shares of Common Stock are delivered in respect of a dividend equivalent right granted under this Plan, the number of shares delivered with respect to the award shall be counted against the Share Limit. (For purposes of clarity, if 1,000 dividend equivalent rights are granted and outstanding when the Corporation pays a dividend, and 50 shares are delivered in payment of those rights with respect to that dividend, 50 shares shall be counted against the Share Limit). Except as otherwise provided by the Administrator, shares delivered in respect of dividend equivalent rights shall not count against any individual award limit under this Plan other than the aggregate Share Limit.

(g)	The Corporation may not increase the Share Limit by repurchasing shares of Common Stock on the market (by using cash received through the exercise of stock options or otherwise).

Refer

to Section 8.10 for application of the share limits of this Plan, including the limits in Sections 4.2 and 4.3, with respect to assumed awards. Each of the numerical limits and references in Sections 4.2 and 4.3, and in this Section 4.4, is subject to adjustment as contemplated by Sections 7 and 8.10.

4.5

No Fractional Shares; Minimum Issue.  Unless otherwise expressly provided by the Administrator, no fractional shares shall be delivered under this Plan. The Administrator may pay cash in lieu of any fractional shares in settlements of awards under this Plan. The Administrator may from time to time impose a limit (of not greater than 100 shares) on the minimum number of shares that may be purchased or exercised as to awards (or any particular award) granted under this Plan unless (as to any particular award) the total number purchased or exercised is the total number at the time available for purchase or exercise under the award.

5.	AWARDS

5.1

Type and Form of Awards.  The Administrator shall determine the type or types of award(s) to be made to each selected Eligible Person. Awards may be granted singly, in combination or in tandem. Awards also may be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment form for grants or rights under any other employee or compensation plan of the Corporation or one of its Subsidiaries. The types of awards that may be granted under this Plan are:

5.1.1    Stock Options.  A stock option is the grant of a right to purchase a specified number of shares of Common Stock during a specified period as determined by the Administrator. An option may be intended as an incentive stock option within the meaning of Section 422 of the Code (an “ISO”) or a nonqualified stock option (an option not intended to be an ISO). The agreement evidencing the grant of an option will indicate if the option is intended as an ISO; otherwise it will be deemed to be a nonqualified stock option. The maximum term of each option (ISO or nonqualified) shall be ten (10) years. The per share exercise price for each option shall be not less than 100% of the fair market value of a share of Common Stock on the date of grant of the option. When an option is exercised, the exercise price for the shares to be purchased shall be paid in full in cash or such other method permitted by the Administrator consistent with Section 5.4.

5.1.2 Additional

Rules Applicable to ISOs.  To the extent that the aggregate fair market value (determined at the time of grant of the applicable option) of stock with respect to which ISOs first become exercisable by a participant in any calendar year exceeds $100,000, taking into account both Common Stock subject to ISOs under this Plan and stock subject to ISOs under all other plans of the Corporation or one of its Subsidiaries (or any parent or predecessor corporation to the extent required by and within the meaning of Section 422 of the Code and the regulations promulgated thereunder), such options shall be treated as nonqualified stock options. In reducing the number of options treated as ISOs to meet the $100,000 limit, the most recently granted options shall be reduced first. To the extent a reduction of simultaneously granted options is necessary to meet the $100,000 limit, the Administrator may, in the manner and to the extent permitted by law, designate which shares of Common Stock are to be treated as shares acquired pursuant to the exercise of an ISO. ISOs may only be granted to employees of the Corporation or one of its subsidiaries (for this purpose, the term “subsidiary” is used as defined in Section 424(f) of the Code, which generally requires an unbroken chain of ownership of at least 50% of the total combined voting power of all classes of stock of each subsidiary in the chain beginning with the Corporation and ending with the subsidiary in question). No ISO may be granted to any person who, at the time the option is granted, owns (or is deemed to own under Section 424(d) of the Code) shares of outstanding Common Stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation, unless the exercise price of such option is at least 110% of the fair market value of the stock subject to the option and such option by its terms is not exercisable after the expiration of five years from the date such option is granted. If an otherwise-intended ISO fails to meet the applicable requirements of Section 422 of the Code, the option shall be a nonqualified stock option.

5.1.3    Stock Appreciation Rights.  A stock appreciation right or “SAR” is a right to receive a payment, in cash and/or Common Stock, equal to the excess of the fair market value of a specified number of shares of Common Stock on the date the SAR is exercised over the “base price” of the award, which base price shall be set forth in the applicable award agreement and shall be not less than 100% of the fair market value of a share of Common Stock on the date of grant of the SAR. The maximum term of a SAR shall be ten (10) years.

5.1.4    Other Awards; Dividend Equivalent Rights.  The other types of awards that may be granted under this Plan include: (a) stock bonuses, restricted stock, performance stock, stock units, restricted stock units, deferred shares, phantom stock or similar rights to purchase or acquire shares, whether at a fixed or variable price (or no price) or fixed or variable ratio related to the Common Stock, and any of which may (but need not) be fully vested at grant or vest upon the passage of time, the occurrence of one or more events, the satisfaction of performance criteria or other conditions, or any combination thereof; or (b) cash awards. The types of cash awards that may be granted under this Plan include the opportunity to receive a payment for the achievement of one or more goals established by the Administrator, on such terms as the Administrator may provide, as well as discretionary cash awards. Dividend equivalent rights may be granted as a separate award or in connection with another award under this Plan; provided, however, that dividend equivalent rights may not be granted as to a stock option or SAR granted under this Plan. In addition, any dividends and/or dividend equivalents as to the portion of an award that is subject to unsatisfied vesting requirements will be subject to termination and forfeiture to the same extent as the corresponding portion of the award to which they relate in the event the applicable vesting requirements are not satisfied.

5.2

Award Agreements.  Each award shall be evidenced by a written or electronic award agreement or notice in a form approved by the Administrator (an “award agreement”), and, in each case and if required by the Administrator, executed or otherwise electronically accepted by the recipient of the award in such form and manner as the Administrator may require.

5.3

Deferrals and Settlements.  Payment of awards may be in the form of cash, Common Stock, other awards or combinations thereof as the Administrator shall determine, and with such restrictions (if any) as it may impose. The Administrator may also require or permit participants to elect to defer the issuance of shares or the settlement of awards in cash under such rules and procedures as it may establish under this Plan. The Administrator may also provide that deferred settlements include the payment or crediting of interest or other earnings on the deferral amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in shares.

5.4

Consideration for Common Stock or Awards.  The purchase price (if any) for any award granted under this Plan or the Common Stock to be delivered pursuant to an award, as applicable, may be paid by means of any lawful consideration as determined by the Administrator, including, without limitation, one or a combination of the following methods:

(a)	services rendered by the recipient of such award;

(b)	cash, check payable to the order of the Corporation, or electronic funds transfer;

(c)	notice and third party payment in such manner as may be authorized by the Administrator;

(d)	the delivery of previously owned shares of Common Stock;

(e)	by a reduction in the number of shares otherwise deliverable pursuant to the award; or

(f)

subject to such procedures as the Administrator may adopt, pursuant to a “cashless exercise” with a third party who provides financing for the purposes of (or who otherwise facilitates) the purchase or exercise of awards.

In no event shall any shares newly-issued by the Corporation be issued for less than the minimum lawful consideration for such shares or for consideration other than consideration permitted by applicable state law. Shares of Common Stock used to satisfy the exercise price of an option shall be valued at their fair market value. The Corporation will not be obligated to deliver any shares unless and until it receives full payment of the exercise or purchase price therefor and any related withholding obligations under Section 8.5 and any other conditions to exercise or purchase have been satisfied. Unless otherwise expressly provided in the applicable award agreement, the Administrator may at any time eliminate or limit a participant’s ability to pay any purchase or exercise price of any award or shares by any method other than cash payment to the Corporation.

5.5

Definition of Fair Market Value.  For purposes of this Plan, “fair market value” shall mean, unless otherwise determined or provided by the Administrator in the circumstances, the closing price (in regular trading) for a share of Common Stock on the Nasdaq Global Select Stock Market (the “Market”) for the date in question or, if no sales of Common Stock were reported on the Market on that date, the closing price (in regular trading) for a share of Common Stock on the Market for the next preceding day on which sales of Common Stock were reported on the Market. The Administrator may, however, provide with respect to one or more awards that the fair market value shall equal the closing price (in regular trading) for a share of Common Stock on the Market on the last trading day preceding the date in question or the average of the high and low trading prices of a share of Common Stock on the Market for the date in question or the most recent trading day. If the Common Stock is no longer listed or is no longer actively traded on the Market as of the applicable date, the fair market value of the Common Stock shall be the value as reasonably determined by the Administrator for purposes of the award in the circumstances. The Administrator also may adopt a different methodology for determining fair market value with respect to one or more awards if a different methodology is necessary or advisable to secure any intended favorable tax, legal or other treatment for the particular award(s) (for example, and without limitation, the Administrator may provide that fair market value for purposes of one or more awards will be based on an average of closing prices (or the average of high and low daily trading prices) for a specified period preceding the relevant date).

5.6	Transfer Restrictions.

5.6.1 Limitations

on Exercise and Transfer.  Unless otherwise expressly provided in (or pursuant to) this Section 5.6 or required by applicable law: (a) all awards are non-transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge; (b) awards shall be exercised only by the participant; and (c) amounts payable or shares issuable pursuant to any award shall be delivered only to (or for the account of) the participant.

5.6.2 Exceptions. The

Administrator may permit awards to be exercised by and paid to, or otherwise transferred to, other persons or entities pursuant to such conditions and procedures, including limitations on subsequent transfers, as the Administrator may, in its sole discretion, establish in writing. Any permitted transfer shall be subject to compliance with applicable federal and state securities laws and shall not be for value (other than nominal consideration, settlement of marital property rights, or for interests in an entity in which more than 50% of the voting interests are held by the Eligible Person or by the Eligible Person’s family members).

5.6.3 Further	Exceptions to Limits on Transfer. The exercise and transfer restrictions in Section 5.6.1 shall not apply to:

(a)	transfers to the Corporation (for example, in connection with the expiration or termination of the award);

(b)

the designation of a beneficiary to receive benefits in the event of the participant’s death or, if the participant has died, transfers to or exercise by the participant’s beneficiary, or, in the absence of a validly designated beneficiary, transfers by will or the laws of descent and distribution;

(c)	subject to any applicable limitations on ISOs, transfers to a family member (or former family member) pursuant to a domestic relations order if received by the Administrator;

(d)	if the participant has suffered a disability, permitted transfers or exercises on behalf of the participant by his or her legal representative; or

(e)

the authorization by the Administrator of “cashless exercise” procedures with third parties who provide financing for the purpose of (or who otherwise facilitate) the exercise of awards consistent with applicable laws and any limitations imposed by the Administrator.

5.7

International Awards.  One or more awards may be granted to Eligible Persons who provide services to the Corporation or one of its Subsidiaries outside of the United States. Any awards granted to such persons may be granted pursuant to the terms and conditions of any applicable sub-plans, if any, appended to this Plan and approved by the Administrator from time to time. The awards so granted need not comply with other specific terms of this Plan, provided that stockholder approval of any deviation from the specific terms of this Plan is not required by applicable law or any applicable listing agency.

6.	EFFECT OF TERMINATION OF EMPLOYMENT OR SERVICE ON AWARDS

6.1

General.  The Administrator shall establish the effect (if any) of a termination of employment or service on the rights and benefits under each award under this Plan and in so doing may make distinctions based upon, inter alia, the cause of termination and type of award. If the participant is not an employee of the Corporation or one of its Subsidiaries, is not a member of the Board, and provides other services to the Corporation or one of its Subsidiaries, the Administrator shall be the sole judge for purposes of this Plan (unless a contract or the award otherwise provides) of whether the participant continues to render services to the Corporation or one of its Subsidiaries and the date, if any, upon which such services shall be deemed to have terminated.

6.2

Events Not Deemed Terminations of Employment.  Unless the express policy of the Corporation or one of its Subsidiaries, or the Administrator, otherwise provides, or except as otherwise required by applicable law, the employment relationship shall not be considered terminated in the case of: (a) sick leave, (b) military leave, or (c) any other leave of absence authorized by the

Corporation or one of its Subsidiaries, or the Administrator; provided that, unless reemployment upon the expiration of such leave is guaranteed by contract or law or the Administrator otherwise provides, such leave is for a period of not more than three months. In the case of any employee of the Corporation or one of its Subsidiaries on an approved leave of absence, continued vesting of the award while on leave from the employ of the Corporation or one of its Subsidiaries may be suspended until the employee returns to service, unless the Administrator otherwise provides or applicable law otherwise requires. In no event shall an award be exercised after the expiration of any applicable maximum term of the award.

6.3

Effect of Change of Subsidiary Status.  For purposes of this Plan and any award, if an entity ceases to be a Subsidiary of the Corporation a termination of employment or service shall be deemed to have occurred with respect to each Eligible Person in respect of such Subsidiary who does not continue as an Eligible Person in respect of the Corporation or another Subsidiary that continues as such after giving effect to the transaction or other event giving rise to the change in status unless the Subsidiary that is sold, spun-off or otherwise divested (or its successor or a direct or indirect parent of such Subsidiary or successor) assumes the Eligible Person’s award(s) in connection with such transaction.

7.	ADJUSTMENTS; ACCELERATION

7.1	Adjustments.

(a)

Subject to Section 7.2, upon (or, as may be necessary to effect the adjustment, immediately prior to): any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split; any merger, combination, consolidation, conversion or other reorganization; any spin-off, split-up, or similar extraordinary dividend distribution in respect of the Common Stock; or any exchange of Common Stock or other securities of the Corporation, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock; then the Administrator shall equitably and proportionately adjust: (1) the number and type of shares of Common Stock (or other securities) that thereafter may be made the subject of awards (including the specific share limits, maximums and numbers of shares set forth elsewhere in this Plan); (2) the number, amount and type of shares of Common Stock (or other securities or property) subject to any outstanding awards; (3) the grant, purchase, or exercise price (which term includes the base price of any SAR or similar right) of any outstanding awards; and/or (4) the securities, cash or other property deliverable upon exercise or payment of any outstanding awards, in each case to the extent necessary to preserve (but not increase) the level of incentives intended by this Plan and the then-outstanding awards.

(b)	Without limiting the generality of Section 3.4, any good faith determination by the Administrator as to whether an adjustment is required in the circumstances pursuant to this Section 7.1, and the extent and nature of any such adjustment, shall be conclusive and binding on all persons.

7.2	Corporate Transactions - Assumption and Termination of Awards.

(a)

Upon any event in which the Corporation does not survive, or does not survive as a public company in respect of its Common Stock (including, without limitation, a dissolution, merger, combination, consolidation, conversion, exchange of securities, or other reorganization, or a sale of all or substantially all of the business, stock or assets of the Corporation, in any case in connection with which the Corporation does not survive or does not survive as a public company in respect of its Common Stock), then the Administrator may make provision for a cash payment in settlement of, or for the termination, assumption, substitution or exchange of any or all outstanding awards or the cash, securities or property deliverable to the holder of any or all outstanding awards, based upon, to the extent relevant under the circumstances, the distribution or consideration payable to holders of the Common Stock upon or in respect of such event. Upon the occurrence of any event described in the preceding sentence in connection with which the Administrator has made provision for the award to be terminated (and the Administrator has not made a provision for the substitution, assumption, exchange or other continuation or settlement of the award): (1) unless otherwise provided in the applicable award agreement, each then-outstanding option and SAR shall become fully vested, all shares of restricted stock then outstanding shall fully vest free of restrictions, and each other award granted under this Plan that is then outstanding shall become payable to the holder of such award (with any performance goals applicable to the award in each case being deemed met, unless otherwise provided in the award agreement, at the “target” performance level); and (2) each award (including any award or portion thereof that, by its terms, does not accelerate and vest in the circumstances) shall terminate upon the related event; provided that the holder of an option or SAR shall be given reasonable advance notice of the impending termination and a reasonable opportunity to exercise his or her outstanding vested options and SARs (after giving effect to any accelerated vesting required in the circumstances) in accordance with their terms before the termination of such awards (except that in no case shall more than ten days’ notice of the impending termination be required and any acceleration of vesting and any exercise of any portion of an award that is so accelerated may be made contingent upon the actual occurrence of the event).

(b)

Without limiting the preceding paragraph, in connection with any event referred to in the preceding paragraph or any change in control event defined in any applicable award agreement, the Administrator may, in its discretion, provide for the accelerated vesting of any award or awards as and to the extent determined by the Administrator in the circumstances.

(c)

For purposes of this Section 7.2, an award shall be deemed to have been “assumed” if (without limiting other circumstances in which an award is assumed) the award continues after an event referred to above in this Section 7.2, and/or is assumed and continued by the surviving entity following such event (including, without limitation, an entity that, as a result of such event, owns the Corporation or all or substantially all of the Corporation’s assets directly or through one or more subsidiaries (a “Parent”)), and confers the right to purchase or receive, as applicable and subject to vesting and the other terms and conditions of the award, for each share of Common Stock subject to the award immediately prior to the event, the consideration (whether cash, shares, or other securities or property) received in the event by the stockholders of the Corporation for each share of Common Stock sold or exchanged in such event (or the consideration received by a majority of the stockholders participating in such event if the stockholders were offered a choice of consideration); provided, however, that if the consideration offered for a share of Common Stock in the event is not solely the ordinary common stock of a successor corporation or a Parent, the Administrator may provide for the consideration to be received upon exercise or payment of the award, for each share subject to the award, to be solely ordinary common stock of the successor corporation or a Parent equal in fair market value to the per share consideration received by the stockholders participating in the event.

(d)

The Administrator may adopt such valuation methodologies for outstanding awards as it deems reasonable in the event of a cash or property settlement and, in the case of options, SARs or similar rights, but without limitation on other methodologies, may base such settlement solely upon the excess if any of the per share amount payable upon or in respect of such event over the exercise or base price of the award. In the case of an option, SAR or similar right as to which the per share amount payable upon or in respect of such event is less than or equal to the exercise or base price of the award, the Administrator may terminate such award in connection with an event referred to in this Section 7.2 without any payment in respect of such award.

(e)

In any of the events referred to in this Section 7.2, the Administrator may take such action contemplated by this Section 7.2 prior to such event (as opposed to on the occurrence of such event) to the extent that the Administrator deems the action necessary to permit the participant to realize the benefits intended to be conveyed with respect to the underlying shares. Without limiting the generality of the foregoing, the Administrator may deem an acceleration and/or termination to occur immediately prior to the applicable event and, in such circumstances, will reinstate the original terms of the award if an event giving rise to an acceleration and/or termination does not occur.

(f)	Without limiting the generality of Section 3.4, any good faith determination by the Administrator pursuant to its authority under this Section 7.2 shall be conclusive and binding on all persons.

(g)

The Administrator may override the provisions of this Section 7.2 by express provision in the award agreement and may accord any Eligible Person a right to refuse any acceleration, whether pursuant to the award agreement or otherwise, in such circumstances as the Administrator may approve. The portion of any ISO accelerated in connection with an event referred to in this Section 7.2 (or such other circumstances as may trigger accelerated vesting of the award) shall remain exercisable as an ISO only to the extent the applicable $100,000 limitation on ISOs is not exceeded. To the extent exceeded, the accelerated portion of the option shall be exercisable as a nonqualified stock option under the Code.

8.	OTHER PROVISIONS

8.1

Compliance with Laws.  This Plan, the granting and vesting of awards under this Plan, the offer, issuance and delivery of shares of Common Stock, and/or the payment of money under this Plan or under awards are subject to compliance with all applicable federal, state, local and foreign laws, rules and regulations (including, but not limited to, state and federal securities law and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Corporation, be necessary or advisable in connection therewith. The person acquiring any securities under this Plan will, if requested by the Corporation or one of its Subsidiaries, provide such assurances and representations to the Corporation or one of its Subsidiaries as the Administrator may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements.

8.2

No Rights to Award.  No person shall have any claim or rights to be granted an award (or additional awards, as the case may be) under this Plan, subject to any express contractual rights (set forth in a document other than this Plan) to the contrary.

8.3

No Employment/Service Contract.  Nothing contained in this Plan (or in any other documents under this Plan or in any award) shall confer upon any Eligible Person or other participant any right to continue in the employ or other service of the Corporation or one of its Subsidiaries, constitute any contract or agreement of employment or other service or affect an employee’s status as an employee at will, nor shall interfere in any way with the right of the Corporation or one of its Subsidiaries to change a person’s compensation or other benefits, or to terminate his or her employment or other service, with or without cause. Nothing in this Section 8.3, however, is intended to adversely affect any express independent right of such person under a separate employment or service contract other than an award agreement.

8.4	Plan Not Funded. Awards payable under this Plan shall be payable in shares or from the general assets of the Corporation, and no special or separate reserve, fund or deposit shall be made to assure payment of such awards. No participant, beneficiary or other person shall have any right, title or interest in any fund or in any specific asset (including shares of Common Stock, except as expressly otherwise provided) of the Corporation or one of its Subsidiaries by reason of any award hereunder. Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Corporation or one of its Subsidiaries and any participant, beneficiary or other person. To the extent that a participant, beneficiary or other person acquires a right to receive payment pursuant to any award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

8.5

Tax Withholding.  Upon any exercise, vesting, or payment of any award, or upon the disposition of shares of Common Stock acquired pursuant to the exercise of an ISO prior to satisfaction of the holding period requirements of Section 422 of the Code, or upon any other tax withholding event with respect to any award, arrangements satisfactory to the Corporation shall be made to provide for any taxes the Corporation or any of its Subsidiaries may be required or permitted to withhold with respect to such award event or payment. Such arrangements may include (but are not limited to) any one of (or a combination of) the following:

(a)

The Corporation or one of its Subsidiaries shall have the right to require the participant (or the participant’s personal representative or beneficiary, as the case may be) to pay or provide for payment of the amount of any taxes which the Corporation or one of its Subsidiaries may be required or permitted to withhold with respect to such award event or payment.

(b)

The Corporation or one of its Subsidiaries shall have the right to deduct from any amount otherwise payable in cash (whether related to the award or otherwise) to the participant (or the participant’s personal representative or beneficiary, as the case may be) the amount of any taxes which the Corporation or one of its Subsidiaries may be required or permitted to withhold with respect to such award event or payment.

(c)

In any case where a tax is required to be withheld in connection with the delivery of shares of Common Stock under this Plan, the Administrator may in its sole discretion (subject to Section 8.1) require or grant (either at the time of the award or thereafter) to the participant the right to elect, pursuant to such rules and subject to such conditions as the Administrator may establish, that the Corporation reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of shares, valued in a consistent manner at their fair market value or at the sales price in accordance with authorized procedures for cashless exercises, necessary to satisfy any applicable withholding obligation on exercise, vesting or payment.

8.6	Effective Date, Termination and Suspension, Amendments.

8.6.1    Effective Date.  This Plan is effective as of July 31, 2020, the date of its approval by the Board (the “Effective Date”). This Plan shall be submitted for and subject to stockholder approval no later than twelve months after the Effective Date. Unless earlier terminated by the Board and subject to any extension that may be approved by stockholders, this Plan shall terminate at the close of business on the day before the tenth anniversary of the Effective Date. After the termination of this Plan either upon such stated termination date or its earlier termination by the Board, no additional awards may be granted under this Plan, but previously granted awards (and the authority of the Administrator with respect thereto, including the authority to amend such awards) shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of this Plan.

8.6.2    Board Authorization. The Board may, at any time, terminate or, from time to time, amend, modify or suspend this Plan, in whole or in part. No awards may be granted during any period that the Board suspends this Plan.

8.6.3    Stockholder Approval. To the extent then required by applicable law or deemed necessary or advisable by the Board, any amendment to this Plan shall be subject to stockholder approval.

8.6.4    Amendments to Awards. Without limiting any other express authority of the Administrator under (but subject to) the express limits of this Plan, the Administrator by agreement or resolution may waive conditions of or limitations on awards to participants that the Administrator in the prior exercise of its discretion has imposed, without the consent of a participant, and (subject to the requirements of Sections 3.2 and 8.6.5) may make other changes to the terms and conditions of awards. Any amendment or other action that would constitute a repricing of an award is subject to the no-repricing provision of Section 3.3.

8.6.5    Limitations on Amendments to Plan and Awards. No amendment, suspension or termination of this Plan or amendment of any outstanding award agreement shall, without written consent of the participant, affect in any manner materially adverse to the participant any rights or benefits of the participant or obligations of the Corporation under any award granted under this Plan prior to the effective date of such change. Changes, settlements and other actions contemplated by Section 7 shall not be deemed to constitute changes or amendments for purposes of this Section 8.6.

8.7	Privileges of Stock Ownership. Except as otherwise expressly authorized by the Administrator, a participant shall not be entitled to any privilege of stock ownership as to any shares of Common Stock not actually delivered to and held of record by the participant. Except as expressly required by Section 7.1 or otherwise expressly provided by the Administrator, no adjustment will be made for dividends or other rights as a stockholder for which a record date is prior to such date of delivery.

8.8	Governing Law; Severability.

8.8.1    Choice of Law.   This Plan, the awards, all documents evidencing awards and all other related documents shall be governed by, and construed in accordance with the laws of the State of Delaware, notwithstanding any Delaware or other conflict of law provision to the contrary.

8.8.2    Severability.  If a court of competent jurisdiction holds any provision invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.

8.9

Captions.  Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.

8.10

Stock-Based Awards in Substitution for Stock Options or Awards Granted by Other Corporation.  Awards may be granted to Eligible Persons in substitution for or in connection with an assumption of employee stock options, SARs, restricted stock or other stock-based awards granted by other entities to persons who are or who will become Eligible Persons in respect of the Corporation or one of its Subsidiaries, in connection with a distribution, merger or other reorganization by or with the granting entity or an affiliated entity, or the acquisition by the Corporation or one of its Subsidiaries, directly or indirectly, of all or a substantial part of the stock or assets of the employing entity. The awards so granted need not comply with other specific terms of this Plan, provided the awards reflect adjustments giving effect to the assumption or substitution consistent with any conversion applicable to the common stock (or the securities otherwise subject to the award) in the transaction and any change in the issuer of the security. Any shares that are delivered and any awards that are granted by, or become obligations of, the Corporation, as a result of the assumption by the Corporation of, or in substitution for, outstanding awards previously granted or assumed by an acquired company (or previously granted or assumed by a predecessor employer (or direct or indirect parent thereof) in the case of persons that become employed by the Corporation or one of its Subsidiaries in connection with a business or asset acquisition or similar transaction) shall not be counted against the Share Limit or other limits on the number of shares available for issuance under this Plan.

8.11	Non-Exclusivity of Plan. Nothing in this Plan shall limit or be deemed to limit the authority of the Board or the Administrator to grant awards or authorize any other compensation, with or without reference to the Common Stock, under any other plan or authority.

8.12

No Corporate Action Restriction.  The existence of this Plan, the award agreements and the awards granted hereunder shall not limit, affect, or restrict in any way the right or power of the Corporation or any Subsidiary (or any of their respective shareholders, boards of directors or committees thereof (or any subcommittees), as the case may be) to make or authorize: (a) any adjustment, recapitalization, reorganization or other change in the capital structure or business of the Corporation or any Subsidiary, (b) any merger, amalgamation, consolidation or change in the ownership of the Corporation or any Subsidiary, (c) any issue of bonds, debentures, capital, preferred or prior preference stock ahead of or affecting the capital stock (or the rights thereof) of the Corporation or any Subsidiary, (d) any dissolution or liquidation of the Corporation or any Subsidiary, (e) any sale or transfer of all or any part of the assets or business of the Corporation or any Subsidiary, (f) any other award, grant, or payment of incentives or other compensation under any other plan or authority (or any other action with respect to any benefit, incentive or compensation), or (g) any other corporate act or proceeding by the Corporation or any Subsidiary. No participant, beneficiary or any other person shall have any claim under any award or award agreement against any member of the Board or the Administrator, or the Corporation or any employees, officers or agents of the Corporation or any Subsidiary, as a result of any such action. Awards need not be structured so as to be deductible for tax purposes.

8.13

Other Company Benefit and Compensation Programs.  Payments and other benefits received by a participant under an award made pursuant to this Plan shall not be deemed a part of a participant’s compensation for purposes of the determination of benefits under any other employee welfare or benefit plans or arrangements, if any, provided by the Corporation or any Subsidiary, except where the Administrator expressly otherwise provides or authorizes in writing. Awards under this Plan may be made in addition to, in combination with, as alternatives to or in payment of grants, awards or commitments under any other plans, arrangements or authority of the Corporation or its Subsidiaries.

8.14

Clawback Policy.  The awards granted under this Plan are subject to the terms of the Corporation’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of awards or any shares of Common Stock or other cash or property received with respect to the awards (including any value received from a disposition of the shares acquired upon payment of the awards).

ANNUAL MEETING OF STOCKHOLDERS OF

RESOURCES CONNECTION, INC.

October 22, 2020

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING TO BE HELD OCTOBER 22, 2020:

The accompanying Proxy Statement and the Company’s Annual Report to Stockholders

for its fiscal year ended May 30, 2020, are available electronically on the Company’s website at

http://ir.rgp.com/annuals-proxies.cfm.

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

¯  Please detach along perforated line and mail in the envelope provided.  ¯

∎	00003330303030000000 9	102220

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED, WILL BE VOTED IN THE MANNER DIRECTED HEREBY BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY (IF SIGNED) WILL BE VOTED “FOR” EACH DIRECTOR NOMINEE NAMED IN PROPOSAL 1, AND “FOR” EACH OF PROPOSAL 2, PROPOSAL 3 AND PROPOSAL 4. IF ANY DIRECTOR NOMINEE NAMED IN PROPOSAL 1 BECOMES UNABLE OR UNWILLING FOR GOOD CAUSE TO SERVE IF ELECTED, THE PERSONS NAMED AS PROXY SHALL VOTE FOR THE ELECTION OF SUCH OTHER PERSON AS THE BOARD OF DIRECTORS MAY PROPOSE TO REPLACE SUCH NOMINEE. WHETHER OR NOT DIRECTION IS MADE, EACH OF THE PROXIES IS AUTHORIZED TO VOTE IN HER DISCRETION ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

The Board of Directors recommends a vote FOR each of the nominees listed in Proposal 1.
		1.	Nominees for a three-year term as a member of the Company’s Board of Directors:	FOR	AGAINST	ABSTAIN

			1a. Robert F. Kistinger	☐	☐	☐
			1b. Marco von Maltzan	☐	☐	☐
			1c. Jolene Sarkis	☐	☐	☐
The Board of Directors and the Compensation Committee recommend a vote FOR Proposal 2.
		2.	Approval of the 2020 Performance Incentive Plan.	☐	☐	☐
The Board of Directors and the Audit Committee recommend a vote FOR Proposal 3.

		3.	Ratification of the appointment of RSM US LLP as the Company’s independent registered public accounting firm for fiscal year 2021.	☐	☐	☐

The Board of Directors recommends a vote FOR Proposal 4.

		4.	Advisory approval of the Company’s executive compensation.	☐	☐	☐
		5.	Each of the proxies is authorized to vote in her discretion upon any other matters as may properly come before the meeting or any adjournment or postponement thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

∎	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	∎

0             ∎

RESOURCES CONNECTION, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF THE COMPANY FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD OCTOBER 22, 2020

The undersigned, a stockholder of RESOURCES CONNECTION, INC., a Delaware corporation (the “Company”), acknowledges receipt of a copy of the Notice of 2020 Annual Meeting of Stockholders, the accompanying Proxy Statement and a copy of the Company’s Annual Report to Stockholders for its fiscal year ended May 30, 2020; and, revoking any proxy previously given, hereby constitutes and appoints Kate W. Duchene and Jennifer Y. Ryu, and each or either of them, as proxies, with full power of substitution in each, to represent and to vote all shares of Common Stock of the Company standing in the name of the undersigned that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the Company’s Corporate Headquarters located at 17101 Armstrong Avenue, Irvine, California. In the event it is not possible to hold the Annual Meeting of Stockholders in person due to the COVID-19 pandemic, we may decide to hold the Annual Meeting of Stockholders virtually via the Internet. In the event of any such change to a virtual-only format, we will publicly announce the decision as soon as practicable in advance of the Annual Meeting. Please monitor our press releases, filings with the Securities and Exchange Commission and the “Investors” page of our website at http://ir.rgp.com for information on any change to the location of the Annual Meeting on October 22, 2020, at 1:30 p.m. Pacific Time, and at any adjournment or postponement thereof, on all matters coming before said meeting. The proposals referred to on the reverse side are described in the Proxy Statement, dated September 11, 2020, which is being delivered herewith in connection with the Annual Meeting of Stockholders.

(Continued and to be signed on the reverse side)

∎ 1.1	14475 ∎